                                  SCHEDULE 14A
                                 (RULE 14A-101)

                         INFORMATION REQUIRED IN PROXY
                                   STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/  Preliminary Proxy Statement
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                BIC CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                BIC CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/X/  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: Common Shares, $1.00 par value per share

     (2) Aggregate number of securities to which transaction applies: 5,404,396 Common Shares

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $40.50

     (4)  Proposed maximum aggregate value of transaction:(1. $218,878,038

        Total fee paid(1): $43,775.61

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, schedule or registration statement no.:

     (3)  Filing party:

     (4)  Date filed:

- ---------------

(1. The filing fee assumes that 5,404,396 Common Shares will be converted into the right to receive $40.50 in cash per share in the merger described in preliminary proxy materials filed herewith. The amount of the filing fee, calculated in accordance with Exchange Act Rule 0-11(c)(1), equals 1/50th of one percent of such proposed cash payment.

                               [PRELIMINARY COPY]

                                          CORPORATION
                     LOGO
          500 BIC DRIVE - MILFORD, CONNECTICUT 06460 - (203) 783-2000

BRUNO BICH
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                                              September   , 1995

Dear Fellow Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of BIC Corporation (the "Special Meeting") to be held at the [Trumbull Marriott
Merritt Parkway, 180 Hawley Lane, Trumbull, Connecticut 06611], on           ,
October   , 1995, at [10:00] a.m., local time.

     At the Special Meeting you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of August 15, 1995 (the "Merger Agreement"), pursuant to which BIC Merger Corporation ("Mergeco"), a New York corporation and a majority-owned subsidiary of Societe BIC S.A. ("Parent"), will be merged (the "Merger") with and into BIC Corporation (the "Company"). The Company will be the surviving corporation in the Merger and the entire equity interest in the Company will be owned by Parent and the other shareholders of Mergeco. If the Merger is consummated, each outstanding common share, par value $1.00 per share, of the Company (the "Common Shares"), except those shares owned by Parent and the other shareholders of Mergeco (the "Public Shares," and the holders thereof, the "Public Shareholders") or by shareholders who perfect their dissenters' rights in accordance with the New York Business Corporation Law, will be converted into the right to receive $40.50 per share in cash, without interest. Under the terms of the Merger Agreement, the Company will not pay the regular quarterly cash dividend otherwise payable on October 30, 1995, even if the Merger is consummated subsequent to such date.

     Enclosed with this letter is a Notice of Special Meeting, Proxy Statement, Proxy Card and return envelope. I urge you to read the enclosed material carefully.

     YOUR BOARD OF DIRECTORS, BASED UPON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS CONSISTING OF THREE PERSONS WHO ARE NOT DIRECTORS, OFFICERS OR EMPLOYEES OF PARENT OR OFFICERS OR EMPLOYEES OF THE COMPANY (THE "SPECIAL COMMITTEE"), HAS UNANIMOUSLY APPROVED THE MERGER, AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     In arriving at its recommendation, your Board of Directors gave careful consideration to a number of factors described in the accompanying Proxy Statement, including, among other things, a recommendation of the Special Committee and the opinion of Goldman, Sachs & Co., the financial advisor to the Special Committee, that the $40.50 in cash per Public Share to be received by the Public Shareholders pursuant to the Merger Agreement is fair to such Public Shareholders. THE FULL TEXT OF SUCH OPINION IS ATTACHED AS ANNEX B TO THE PROXY STATEMENT AND SHAREHOLDERS ARE URGED TO READ IT IN ITS ENTIRETY.

     Pursuant to the New York Business Corporation Law, the affirmative vote of holders of at least 66 2/3% of all of the outstanding Common Shares is required to approve the Merger. The Voting Trustee, who exercises voting power over Common Shares owned by the shareholders of Mergeco constituting 76% of the outstanding shares has agreed, pursuant to the Merger Agreement, to vote such Common Shares in favor of the approval and adoption of the Merger Agreement. HOWEVER, THE MERGER AGREEMENT PROVIDES THAT IT IS A CONDITION TO THE CONSUMMATION OF THE MERGER THAT THE MERGER AGREEMENT BE APPROVED AND ADOPTED BY THE HOLDERS OF AT LEAST A MAJORITY OF THE PUBLIC SHARES OF THE COMPANY ACTUALLY VOTED, IN PERSON OR BY PROXY (EXCLUDING ABSTENTIONS), AT THE SPECIAL MEETING.

     YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying Proxy Card and return it in the enclosed prepaid envelope as soon as possible. If you attend the Special Meeting, you may vote your shares in person, even if you have previously submitted a Proxy Card.

     Your continued support of and interest in BIC Corporation is greatly appreciated.

                                       Sincerely,

                                       Bruno Bich
                                       Chairman of the Board
                                       and Chief Executive Officer

  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR
      MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE
       INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE
                             CONTRARY IS UNLAWFUL.

                               [PRELIMINARY COPY]

                                      LOGO

                                BIC CORPORATION
                                 500 BIC DRIVE
                               MILFORD, CT 06460

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER   , 1995

To the Shareholders of BIC Corporation:

     Notice is hereby given that a Special Meeting of Shareholders of BIC Corporation (the "Company") will be held at the [Trumbull Marriott Merritt
Parkway, 180 Hawley Lane, Trumbull, Connecticut 06611], on           , October
  , 1995 at [10:00] a.m., local time (the "Special Meeting"), for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of August 15, 1995 (the "Merger Agreement"), pursuant to which BIC Merger Corporation ("Mergeco"), a New York corporation and a majority-owned subsidiary of Societe BIC S.A., a societe anonyme organized under the laws of the Republic of France ("Parent"), will be merged with and into the Company (the "Merger"). The Company will be the surviving corporation in the Merger and the entire equity interest in the Company will be owned by Parent and the other shareholders of Mergeco. As a result of the Merger, each outstanding common share, par value $1.00 per share, of the Company (the "Common Shares"), except those shares owned by Parent and the other shareholders of Mergeco (the "Public Shares," and the holders thereof, the "Public Shareholders") and by shareholders who perfect their dissenters' rights in accordance with the New York Business Corporation Law (the "NYBCL"), would be converted into the right to receive $40.50 in cash, without interest, all as more fully described in the accompanying Proxy Statement. Under the terms of the Merger Agreement, the Company will not pay the regular quarterly cash dividend otherwise payable on October 30, 1995, even if the Merger is consummated subsequent to such date.

          2. To transact such other business as may properly be brought before the Special Meeting or any adjournments or postponements thereof.

     Only holders of the Common Shares of record at the close of business on
            , 1995 are entitled to notice of and to vote at the Special Meeting. Each Common Share outstanding on such date is entitled to one vote at the Special Meeting.

     If the Merger is consummated, the shareholders of the Company who dissent from the proposed Merger and comply with the requirements of Section 623 of the NYBCL will have the right to receive payment in cash of the fair value of their Common Shares. See "The Merger -- Dissenters' Rights" in the accompanying Proxy Statement and Annex C thereto for a statement of the rights of dissenting shareholders and a description of the procedures required to be followed to obtain the fair value of the Common Shares.

     Pursuant to the NYBCL, the affirmative vote of holders of at least 66 2/3% of all of the outstanding Common Shares is required to approve the Merger. The Voting Trustee, who exercises voting power over Common Shares owned by the shareholders of Mergeco constituting 76% of the outstanding shares has agreed, pursuant to the Merger Agreement, to vote such Common Shares in favor of the approval and adoption of the Merger Agreement. HOWEVER, THE MERGER AGREEMENT PROVIDES THAT IT IS A CONDITION TO THE CONSUMMATION OF THE MERGER THAT THE MERGER AGREEMENT BE APPROVED AND ADOPTED BY THE HOLDERS OF AT LEAST A MAJORITY OF THE PUBLIC SHARES OF THE COMPANY ACTUALLY VOTED, IN PERSON OR BY PROXY (EXCLUDING ABSTENTIONS), AT THE SPECIAL MEETING.

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF COMMON SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED PREPAID ENVELOPE WITHOUT DELAY. ANY SHAREHOLDER PRESENT AT THE SPECIAL MEETING MAY VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE SPECIAL MEETING AND ANY PROXY GIVEN BY A SHAREHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED.

                                       By Order of the Board of Directors,

                                       Thomas M. Kelleher
                                       General Counsel and Secretary

Milford, Connecticut
September   , 1995

       PLEASE DO NOT SEND ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

                               [PRELIMINARY COPY]

                                      LOGO

                                PROXY STATEMENT

                                BIC CORPORATION
                                 500 BIC DRIVE
                           MILFORD, CONNECTICUT 06460

                            ------------------------

                        SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON OCTOBER    , 1995
                            ------------------------

     This Proxy Statement is being furnished to the shareholders of BIC Corporation, a New York corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") from holders of outstanding common shares, par value $1.00 per share, of the Company (the "Common Shares"), for use at a Special Meeting of
Shareholders of the Company to be held on      , October   , 1995 at [10:00]
a.m., local time, at the [Trumbull Marriott Merritt Parkway, 180 Hawley Lane, Trumbull, Connecticut 06611], and at any adjournments or postponements thereof (the "Special Meeting"). This Proxy Statement and the related proxy card are
first being mailed to shareholders on or about September   , 1995.

     At the Special Meeting, holders of the Common Shares on the applicable record date will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of August 15, 1995 (the "Merger Agreement"), pursuant to which: (a) BIC Merger Corporation ("Mergeco"), a New York corporation and a majority owned subsidiary of Societe BIC S.A. ("Parent"), a societe anonyme organized under the laws of the Republic of France, will be merged with and into the Company (the "Merger"), and the entire equity interest in the Company, as the surviving corporation in the Merger, will be owned by Parent and the other shareholders of Mergeco; and (b) each Common Share that is outstanding at the effective time of the Merger, other than Public Shares held by Parent and the other shareholders of Mergeco (the "Public Shares") or Common Shares in respect of which dissenters' rights have been perfected, will be converted into the right to receive $40.50 per share in cash, without interest. Common Shares held by Parent and the other shareholders of Mergeco will be cancelled without consideration.

     Pursuant to the New York Business Corporation Law ("NYBCL"), the affirmative vote of holders of at least 66 2/3% of all of the outstanding Common Shares is required to approve the Merger. The Voting Trustee, who exercises voting power over Common Shares owned by the shareholders of Mergeco constituting 76% (as hereinafter defined) of the outstanding shares has agreed, pursuant to the Merger Agreement, to vote such Common Shares in favor of the approval and adoption of the Merger Agreement. The Voting Trustee can cause the Merger to be approved for purposes of the NYBCL without the vote of any of the shareholders of the Company. However, the Merger Agreement provides that it is a condition to the consummation of the Merger that the Merger Agreement be approved and adopted by the holders of at least a majority of the Public Shares of the Company actually voted, in person or by proxy (excluding abstentions), at the Special Meeting. There can be no assurance that the conditions to the Merger will be satisfied, or where permissible, waived or that the Merger will be consummated. For further information concerning the terms and conditions of the Merger, see "The Merger -- General."

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON.

     All information contained in this Proxy Statement relating to Parent, Mergeco and their affiliates (other than the Company) has been supplied by Parent for inclusion herein and has not been independently verified by the Company.

     The Board of Directors knows of no additional matters that will be presented for consideration at the Special Meeting. Execution of the accompanying proxy, however, confers on the designated proxyholders discretionary authority to vote the Common Shares covered thereby in accordance with their best judgment on such other business, if any, that may properly come before, and all matters incident to the conduct of, the Special Meeting or any adjournments or postponements thereof.

                            ------------------------

             The date of this Proxy Statement is September   , 1995

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
SUMMARY...............................................................................    1
INTRODUCTION..........................................................................    8
  General.............................................................................    8
  The Special Meeting.................................................................    8
  Record Date; Quorum; Required Vote..................................................    8
  Proxies.............................................................................    9
  Solicitation of Proxies.............................................................    9
THE PARTIES...........................................................................   10
  The Company.........................................................................   10
  Parent..............................................................................   10
  Mergeco.............................................................................   10
SPECIAL FACTORS.......................................................................   10
  Background of the Merger............................................................   10
  Purpose and Structure of the Merger.................................................   16
  Recommendation of the Special Committee and Board of Directors of the Company;
     Fairness of the Merger...........................................................   17
  Opinion of Goldman, Sachs & Co.; Summary of Financial Analyses......................   19
  Certain Financial Projections.......................................................   26
  Plans for the Company After the Merger..............................................   28
  Interest of Certain Persons in the Merger...........................................   28
  Certain Effects of the Merger.......................................................   31
  Certain Litigation..................................................................   32
  Certain U.S. Federal Income Tax Consequences........................................   32
  Fees and Expenses...................................................................   33
THE MERGER............................................................................   34
  General.............................................................................   34
  Accounting Treatment................................................................   38
  Payment for Public Shares; Sources of Funds.........................................   38
  Dissenters' Rights..................................................................   38
MARKET PRICES AND DIVIDENDS...........................................................   40
SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY...................................   41
OWNERSHIP OF COMMON SHARES............................................................   42
  Security Ownership of Certain Beneficial Owners.....................................   42
  Security Ownership of Directors and Executive Officers of the Company...............   43
  Security Ownership of Directors and Officers of Parent and Mergeco..................   43
TRANSACTIONS BY CERTAIN PERSONS IN COMMON SHARES......................................   43
MANAGEMENT OF PARENT, MERGECO AND THE COMPANY.........................................   44
  Directors and Executive Officers of Parent..........................................   44
  Directors and Executive Officers of Mergeco.........................................   44
  Directors and Executive Officers of the Company.....................................   45
INDEPENDENT PUBLIC ACCOUNTANTS........................................................   46
SHAREHOLDER PROPOSALS.................................................................   46
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................   46
AVAILABLE INFORMATION.................................................................   47
MISCELLANEOUS.........................................................................   47
ANNEX A -- Agreement and Plan of Merger
ANNEX B -- Opinion of Goldman, Sachs & Co.
ANNEX C -- Section 623 of the New York Business Corporation Law

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Proxy Statement (the "Proxy Statement"). This summary is not intended to be a complete description of the matters covered in this Proxy Statement and is subject to and qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement, including the Annexes hereto and the documents incorporated by reference herein. Capitalized terms used but not defined in this Summary shall have the meanings ascribed to them elsewhere in this Proxy Statement. Shareholders are urged to read carefully the entire Proxy Statement, including the Annexes.

THE PARTIES

     The Company. The Company focuses on the manufacture and sale of high-quality, low-cost consumer products. These products include stationery products, lighters and shavers. Through its wholly-owned subsidiary, BIC Sport U.S.A. Inc., the Company also distributes sailboards which are purchased from a subsidiary of Parent. While most of the Company's operations are conducted in the United States, operations are also conducted through wholly-owned subsidiaries at other locations in North and Central America. The Company was incorporated in 1958 in New York. The Company's principal executive offices are located at 500 BIC Drive, Milford, Connecticut 06460, and its telephone number is (203) 783-2000.

     Parent. Parent, a societe anonyme organized under the laws of the Republic of France ("France"), is a worldwide organization, based in France, engaged primarily in the business of selling and marketing high-quality, low-cost consumer products such as stationery products, lighters and shavers. Through its wholly-owned subsidiary, Conte, Parent manufactures and sells stationery products such as pencils, coloring crayons, markers, felt pens and other office and school supplies. Through its wholly-owned subsidiary, Guy Laroche, Parent also conducts fashion operations. Parent's principal executive offices are located at 9, rue Petit 92110 Clichy, France, and its telephone number is (011)
(331) 45-19-52-00.

     Mergeco. Mergeco is a New York corporation recently organized by Parent for the purpose of effecting the Merger pursuant to which Mergeco will be merged with and into the Company. It has no material assets and has not engaged in any activities except in connection with the Merger. The shareholders of Mergeco are Parent, Bruno Bich and certain other members of the Bich family (the "Mergeco Shareholders"). Mergeco's address is c/o BIC Corporation, 500 BIC Drive, Milford, Connecticut 06460, and its telephone number is (203) 783-2000.

THE SPECIAL MEETING

     Time, Date and Place.  A Special Meeting of shareholders of the Company
will be held on           , October   , 1995 at [10:00] a.m., local time, at the
[Trumbull Marriott Merritt Parkway, 180 Hawley Lane, Trumbull, Connecticut 06611] (the "Special Meeting").

     Purpose of the Special Meeting. The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt the Merger Agreement, a copy of which is attached to this Proxy Statement as Annex A. See
"Introduction -- The Special Meeting."

     Record Date; Quorum.  The close of business on             , 1995 (the
"Record Date") has been fixed as the record date for determining holders of Common Shares entitled to vote at the Special Meeting. Each Common Share outstanding on such date is entitled to one vote at the Special Meeting. As of the Record Date, 23,559,244 Common Shares were outstanding and held of record by holders. The presence, in person or by proxy, of the holders of a majority of the Common Shares entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business at the Special Meeting. See "Introduction -- Record Date; Quorum; Required Vote."

     Required Vote. Pursuant to the New York Business Corporation Law (the "NYBCL"), the affirmative vote of holders of at least 66 2/3% of all of the Common Shares is required to approve and adopt the Merger Agreement. The Voting Trustee (as hereinafter defined), who exercises voting power over Common Shares owned by the Mergeco Shareholders constituting 76% of the Common Shares has agreed, pursuant to the Merger Agreement, to vote such Common Shares in favor of the approval and adoption of the Merger Agreement. The Voting Trustee can cause the Merger Agreement to be approved and adopted for purposes of the NYBCL without the vote of any other shareholder of the Company. However, the Merger Agreement provides that it is a condition to the consummation of the Merger that the Merger Agreement be approved and adopted by the holders of at least a majority of the Public Shares (as hereinafter defined) actually voted, in person or by proxy (excluding abstentions), at the Special Meeting. See "Introduction -- Record Date; Quorum; Required Vote" and "The Merger -- General -- Conditions to the Merger; Amendment, Waiver and Termination."

     Proxies. A proxy card is enclosed for use at the Special Meeting. A proxy may be revoked at any time prior to its exercise at the Special Meeting. Common Shares represented by properly executed proxies received at or prior to the Special Meeting and which have not been revoked will be voted in accordance with the instructions indicated therein. If no instructions are indicated on a properly executed proxy, such proxy will be voted FOR approval and adoption of the Merger Agreement. See "Introduction -- Proxies."

SPECIAL FACTORS

     Background of the Merger. For a description of the events leading to the approval and adoption of the Merger Agreement by the Company's Board of Directors, see "Special Factors -- Background of the Merger."

     Purpose and Structure of the Merger. Parent's purpose for the Merger is to acquire all of the remaining equity interest in the Company not currently owned by the Mergeco Shareholders for the reasons described in "Special
Factors -- Purpose and Structure of the Merger." The acquisition of the equity interest represented by the Common Shares outstanding as of the Effective Time (as hereinafter defined) and not currently owned by the Mergeco Shareholders (the "Public Shares") from the holders of such shares (the "Public Shareholders") is structured as a cash merger in order to transfer ownership of that equity interest to Parent in a single transaction. See "Special
Factors -- Purpose and Structure of the Merger."

     Recommendation of the Special Committee and Board of Directors; Fairness of the Merger. A special committee (the "Special Committee") of three directors of the Company who are not directors, officers or employees of Parent or officers or employees of the Company concluded, and based on such conclusion the Board of Directors of the Company (the "Board of Directors") concluded, that the terms of the Merger are fair to, and in the best interests of, the Public Shareholders. Accordingly, the Board of Directors, based upon the unanimous recommendation of the Special Committee, has unanimously approved and adopted the Merger Agreement. The Special Committee and the Board of Directors recommend a vote FOR approval and adoption of the Merger Agreement. For a discussion of the factors considered by the Special Committee and the Board of Directors in making their recommendations, see "Special Factors -- Recommendation of the Special Committee and Board of Directors of the Company; Fairness of the Merger."

     Opinion of Financial Advisor. On August 15, 1995, Goldman Sachs delivered its written opinion to the Special Committee that as of such date the $40.50 per Public Share to be received by the Public Shareholders in the Merger is fair to the Public Shareholders. The full text of the written opinion of Goldman Sachs, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex B and is incorporated herein by reference. Holders of Public Shares are urged to, and should, read such opinion in its entirety. See "Special Factors -- Opinion of Goldman, Sachs & Co.; Summary of Financial Analyses."

     Plans for the Company after the Merger. Except as indicated in this Proxy Statement, Parent does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or any other material changes in the Company's corporate structure or business or the composition of the Board of Directors or management. See "Special
Factors -- Plans for the Company after the Merger."

     Interest of Certain Persons in the Merger. In considering the recommendations of the Special Committee and of the Board of Directors with respect to the Merger, the Public Shareholders should be aware that certain officers and directors have certain interests summarized below that present actual or potential conflicts of interest in connection with the Merger. For a more detailed discussion of such interests, see "Special Factors -- Interest of Certain Persons in the Merger." The Special Committee and the Board of Directors were aware of potential or actual conflicts of interest and considered them along with other matters described under "Special Factors -- Recommendation of the Special Committee and Board of Directors of the Company; Fairness of the Merger."

     As of the date of this Proxy Statement, the Mergeco Shareholders owned an aggregate of 18,154,848 Common Shares, representing approximately 77% of the outstanding Common Shares on that date. Bruno Bich, as voting trustee (the "Voting Trustee"), exercises voting power over 17,912,648 of such shares, including all Common Shares owned by Parent, pursuant to a Voting Trust Agreement, dated as of February 5, 1991, by and among the Company, Parent, the Voting Trustee and certain other parties (as amended, the "Voting Trust Agreement"). The Mergeco Shareholders other than Parent own an additional 242,200 Common Shares not subject to the Voting Trust Agreement. See "Special Factors -- Interest of Certain Persons in the Merger -- Voting Trust Agreement." As of July 31, 1995, the directors and executive officers of the Company (other than Bruno Bich) owned an aggregate of 42,811 Public Shares. See "Ownership of Common Shares -- Security Ownership of Directors and Executive Officers of the Company."

     Bruno Bich, Chairman of the Board and Chief Executive Officer of the Company, is also Chairman of the Board and Chief Executive Officer of Parent. On August 17 and 18, 1995, Bruno Bich sold in market transactions an aggregate of 150,000 Common Shares not subject to the Voting Trust Agreement for $39.50 per share, or an aggregate of approximately $5.9 million. See "Transactions by Certain Persons in Common Shares."

     Each member of the Special Committee will be paid $20,000 for serving thereon. This compensation was authorized by the Board of Directors in order to compensate the members thereof for the significant additional time commitment that would be required of them in connection with fulfilling their duties and responsibilities as members of the Special Committee and is payable without regard to whether the Special Committee approved the Merger or whether the Merger is consummated.

     For a discussion of certain agreements by Parent with respect to indemnification of, and insurance for, directors and officers of the Company, see "The Merger -- General -- Indemnification and Insurance."

     For a description of current relationships and certain transactions among Parent, the Voting Trustee and the Company, see "Special Factors -- Interest of Certain Persons in the Merger."

     Certain Effects of the Merger. Upon consummation of the Merger, each Public Share, other than shares as to which dissenters' rights have been perfected under the NYBCL ("Dissenting Shares"), will be converted into the right to receive $40.50 in cash, without interest. The Public Shareholders will cease to have any ownership interest in the Company or rights as shareholders. The Public Shareholders will no longer benefit from any increases in the value of the Company and will no longer bear the risk of any decreases in value of the Company.

     Following the Merger, Parent, which currently owns approximately 63% of the outstanding Common Shares, will own approximately 86% of the surviving corporation's outstanding common shares, and the other Mergeco Shareholders, who currently own approximately 14% of the outstanding Common Shares, will own approximately 14% of the surviving corporation's outstanding common shares.

     As a result of the Merger, the Company will be privately held and there will be no public market for the Common Shares. Upon consummation of the Merger, the Common Shares will cease to be quoted on the New York Stock Exchange ("NYSE"), the registration of the Common Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated and such shares will no longer constitute "margin securities" under the rules of the Board of Governors of the Federal Reserve System.

     Certain Litigation. On May 19, 1995 and May 22, 1995, various litigation was commenced against the Company by shareholders of the Company in New York and Connecticut state courts. These actions, purportedly named as class actions on behalf of all Public Shareholders, varyingly named the Company, its directors, certain of its officers and Parent as defendants. In these actions, plaintiffs alleged that the defendants breached their fiduciary duties to plaintiffs and the Company's other Public Shareholders in connection with Parent's proposal to acquire the Public Shares for $36.50 per share.

     The parties to these actions have reached an agreement in principle to settle all such actions with prejudice, based on the terms of the Merger. The settlement is subject to negotiation of a stipulation of settlement and approval by the court following notice to the Public Shareholders. In connection with the proposed settlement, the plaintiffs intend to apply for an award of attorneys' fees and litigation expenses in the amount of $487,500. The defendants have agreed not to oppose this application.

     The defendants have denied, and continue to deny, that they have committed or have threatened to commit any violation of law or breaches of duty to the plaintiffs or the purported class. The defendants have agreed to the proposed settlement because, among other reasons, such settlement would eliminate the burden and expense of further litigation and would facilitate the consummation of a transaction that they believe to be in the best interests of the Company and the Public Shareholders.

     Certain U.S. Federal Income Tax Consequences. The receipt of cash for Public Shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may be a taxable transaction for foreign, state and local income tax purposes as well. Public Shareholders should consult their own tax advisors regarding the U.S. federal income tax consequences of the Merger, as well as any tax consequences under the laws of any state or other jurisdiction. The Company will not recognize any gain or loss as a result of the Merger for U.S. federal income tax purposes. See "Special Factors -- Certain Federal Income Tax Consequences."

THE MERGER

     General. Upon consummation of the Merger, Mergeco will be merged with and into the Company and the Company will be the surviving corporation (the "Surviving Corporation"). The Surviving Corporation will succeed to all the rights and obligations of the Company and Mergeco. See "The Merger -- General."

     Effective Time of Merger. Pursuant to the Merger Agreement, the Effective Time will occur upon the filing of a certificate of merger by the New York Department of State. See "The Merger -- General -- Effective Time of Merger."

     Treatment of Shares in the Merger. At the Effective Time: (a) each Common Share outstanding immediately prior to the Effective Time, except for (i) Common Shares then owned by the Mergeco Shareholders and (ii) Dissenting Shares, shall be converted into the right to receive $40.50 in cash, payable to the holder thereof, without interest thereon, upon surrender of the certificate representing such Common Share and (b) each Common Share outstanding immediately prior to the Effective Time which is then owned by the Mergeco Shareholders shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist, without any conversion thereof.

     Each of the Mergeco Shareholders currently owns one Mergeco common share for each Common Share expected to be owned by such Mergeco Shareholder at the Effective Time. Immediately prior to the Effective Time, Parent will be issued Mergeco preferred shares equal in number to the number of Public Shares outstanding immediately prior to the Effective Time, in exchange for a payment to Mergeco of an amount equal to the aggregate consideration payable to the Public Shareholders in the Merger (other than Public Shareholders who exercise dissenters' rights).

     Each Mergeco common and preferred share outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one fully paid and non-assessable common share of the Surviving Corporation. See "The Merger -- General -- Treatment of Shares in the Merger" and "-- Dissenters' Rights."

     Exchange of Share Certificates. Promptly after the Effective Time, the Surviving Corporation shall cause Mellon Securities Transfer Services, as Paying Agent (the "Paying Agent"), to mail to each holder of record as of the Effective Time (other than the Mergeco Shareholders) of an outstanding certificate or certificates for Common Shares, a letter of transmittal and instructions for use in effecting the surrender of such certificates for payment in accordance with the Merger Agreement. Upon surrender to the Paying Agent of a certificate, together with a duly executed letter of transmittal, the holder thereof shall be entitled to receive cash in an amount equal to the product of the number of Common Shares represented by such certificate and $40.50 in cash, without interest thereon (the "Merger Consideration"), less any applicable withholding tax, and such certificate shall then be canceled.

     Until surrendered pursuant to the procedures described above, each certificate (other than certificates representing Common Shares owned by the Mergeco Shareholders and certificates representing Dissenting Shares), shall represent for all purposes solely the right to receive the Merger Consideration multiplied by the number of Common Shares evidenced by such certificate. See "The Merger -- General -- Exchange of Share Certificates." SHAREHOLDERS OF THE COMPANY SHOULD NOT SEND ANY SHARE CERTIFICATES WITH THEIR PROXY CARDS.

     Conditions to the Merger; Amendment, Waiver and Termination. Pursuant to the Merger Agreement, the obligations of each of Parent, Mergeco, the Voting Trustee and the Company to effect the Merger are subject to the condition that the proposal to approve and adopt the Merger Agreement at the Special Meeting shall have received the affirmative vote of the holders of at least a majority of the Public Shares actually voted, in person or by proxy, on such proposal (excluding abstentions), and to certain additional conditions set forth in the Merger Agreement. The parties to the Merger Agreement may each, pursuant to the terms of the Merger Agreement, waive satisfaction of any of the conditions to its obligations under the Merger Agreement; provided, however, that any waiver by the Company must be approved by the Special Committee. The Merger Agreement may be amended at any time by written agreement of the parties; provided, that following approval by the Company's shareholders, no amendment may be made that reduces the Merger Consideration or otherwise materially and adversely affects the Public Shareholders without approval of at least a majority of the Public Shares, and that any amendment must be approved on behalf of the Company by the Special Committee. In certain circumstances the Merger Agreement may be terminated at any time prior to the Effective Time, either before or after approval by the shareholders of the Company. See "The Merger --
General -- Conditions to the Merger; Amendment, Waiver and Termination."

     Sources of Funds. It is currently expected that approximately $219 million will be required to pay the Merger Consideration to the Public Shareholders (assuming no such holder exercises dissenters' rights) and approximately
$       will be required to pay the expenses of Parent and Mergeco in connection with the Merger, and that such funds will be furnished from available general
funds of Parent. It is currently expected that approximately $       million
will be required to pay the expenses of the Company and that such funds will be furnished from available general funds of the Company. See "The
Merger -- Sources of Funds" and "Special Factors -- Fees and Expenses."

     Accounting Treatment. The Merger will be accounted for as a "purchase" as such term is used under generally accepted accounting principles for accounting and financial reporting purposes. See "The Merger -- Accounting Treatment."

     Regulatory Approvals. No federal or state regulatory approvals are required to be obtained, nor any regulatory requirements complied with, in connection with consummation of the Merger by any party to the Merger Agreement, except for the requirements of the NYBCL in connection with shareholder approvals and consummation of the Merger, and the requirements of federal securities law. See "The Merger -- General -- Representations and Warranties."

     Dissenters' Rights. In connection with the Merger, the Public Shareholders will be entitled to seek payment in cash of the fair value of their Common Shares under Section 623 of the NYBCL ("Section 623"), subject to their satisfaction of the conditions for dissenters' rights established by Section
623. Section 623 is set forth in full in Annex C hereto. See "The
Merger -- Dissenters' Rights."

MARKET PRICES OF AND DIVIDENDS ON THE COMMON SHARES

     The Common Shares are traded on the NYSE under the symbol "BIC."

     The following table sets forth, for the calendar periods indicated, the high and low sales prices per Common Share, as quoted on the NYSE.

                                                                            SALES PRICES
                                                                             PER COMMON
                                                                               SHARE
                                                                           --------------
                              CALENDAR PERIODS                             HIGH       LOW
    ---------------------------------------------------------------------  ----       ---
    1993
    First Quarter........................................................  $41        $30 7/8
    Second Quarter.......................................................   33  7/8    26
    Third Quarter........................................................   31  3/8    27
    Fourth Quarter.......................................................   33  5/8    27
    1994
    First Quarter........................................................  $31  7/8   $28
    Second Quarter.......................................................   29  1/4    26 1/2
    Third Quarter........................................................   30  7/8    28
    Fourth Quarter.......................................................   30         25 5/8
    1995
    First Quarter........................................................  $32  3/4   $28 1/4
    Second Quarter.......................................................   39  3/8    30 5/8
    Third Quarter (through September   ).................................

     On May 18, 1995, the day prior to public announcement of Parent's original merger proposal, the closing price of the Common Shares on the NYSE was $35 3/4 per share. On August 15, 1995, the day before the Merger Agreement was publicly announced, the closing price of the Common Shares on the NYSE was $39 1/4 per
share. On September   , 1995, the closing price of the Common Shares on the NYSE
was $     per share. HOLDERS OF COMMON SHARES ARE URGED TO OBTAIN A CURRENT
MARKET QUOTATION FOR THEIR SHARES.

     Under the terms of the Merger Agreement, the Company will not pay the regular quarterly cash dividend otherwise payable on October 30, 1995, even if the Merger is consummated subsequent to such date. Although there can be no assurance as to whether the proposed transaction will be effected, it is currently anticipated that the Merger will be completed in late October or early November of 1995.

SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY

     Certain selected consolidated historical financial data of the Company is set forth below and under "Selected Consolidated Financial Data of the Company." The selected financial data at July 2, 1995 and July 3, 1994 and for the six month periods then ended is unaudited but includes, in the opinion of management, all adjustments necessary for a fair presentation of the results of operations and the financial position at and for each of the interim periods presented. Operating results for the six months ended July 2, 1995 are not necessarily indicative of the results to be expected for the full year. The selected financial data should be read in conjunction with the Consolidated Financial Statements of the Company, related notes and other financial information incorporated by reference into this Proxy Statement.

                                BIC CORPORATION

                                      SIX MONTHS ENDED
                                     -------------------              AT END OF OR FOR FISCAL YEARS
                                     JULY 2,    JULY 3,    ----------------------------------------------------
                                       1995       1994       1994       1993       1992       1991       1990
                                     --------   --------   --------   --------   --------   --------   --------
                                         (UNAUDITED)
                                         (U.S. DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA AND RATIOS)
INCOME STATEMENT DATA
Net sales..........................  $257,413   $241,616   $475,118   $439,311   $417,377   $369,171   $329,246
Income before income taxes,
  extraordinary credit and
  cumulative effect of changes in
  accounting principles............  $ 48,234     43,486     87,207     73,986     67,278     46,616     41,067
Net income.........................    28,622     25,357     51,021     34,964     39,935     28,059     24,055
Ratio of earnings to fixed
  charges(1).......................        --         --         --         --         --         --         --
                                     --------   --------   --------   --------   --------   --------   --------
Per share:(2)
  Income before extraordinary
    credit and cumulative effect of
    changes in accounting
    principles.....................      1.21       1.10       2.19       1.90       1.70       1.12       0.92
  Net income.......................      1.21       1.08       2.17       1.48       1.70       1.16       0.99
  Cash dividends...................      0.46       0.40       0.80       0.72       1.06       0.56       1.06
BALANCE SHEET DATA
Working capital....................   123,116     93,157    107,816     77,232     71,469    106,284    111,624
Long-term debt.....................         0          0          0          0          0          0          0
Total assets.......................   440,573    386,164    358,687    336,216    308,466    280,205    257,107
Total assets less research and
  development and excess of assets
  acquired over book value.........   428,683    372,575    345,947    321,778    292,329    280,205    257,107
Shareholders' equity...............   261,447    240,638    247,917    226,688    209,366    195,515    190,187
Book value per share...............     11.10      10.21      10.52       9.62       8.89       8.30       7.85

- ---------------

(1) The Company had no fixed charges in any of the periods presented.

(2) Per share amounts have been retroactively restated to reflect the 1992 share split effected in the form of a 100% share dividend. Cash dividends per share represent the total dividends paid each year. The 1992 and 1990 dividends included a special cash dividend of $0.50 per share.

                                  INTRODUCTION

GENERAL

     This Proxy Statement is being furnished to holders of the outstanding common shares, par value $1.00 per share (the "Common Shares"), of BIC Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") for use at a
Special Meeting of Shareholders of the Company to be held on           , October
  , 1995, at [10:00] a.m., local time, at [the Trumbull Marriott Merritt Parkway, 180 Hawley Lane, Trumbull, Connecticut 06611], including any adjournments or postponements thereof (the "Special Meeting") .

THE SPECIAL MEETING

     At the Special Meeting, holders of Common Shares will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of August 15, 1995 (the "Merger Agreement"), pursuant to which: (a) BIC Merger Corporation ("Mergeco"), a New York corporation and a majority owned subsidiary of Societe BIC S.A., a societe anonyme organized under the laws of the Republic of France ("Parent"), will be merged with and into the Company (the "Merger"), and the entire equity interest in the Company, as the surviving corporation in the Merger, will be owned by Parent and the other shareholders of Mergeco; and
(b) each Common Share that is outstanding at the effective time of the Merger (the "Effective Time"), other than Common Shares held by Parent and other shareholders of Mergeco (the "Public Shares") or Public Shares in respect of which dissenters' rights have been perfected, will be converted into the right to receive $40.50 per share in cash, without interest (the "Merger Consideration"). Common Shares held by Parent and the other shareholders of Mergeco will be cancelled without consideration. Acting on the unanimous recommendation of a special committee (the "Special Committee"), the Board of Directors has unanimously approved and adopted the Merger Agreement. The Special Committee and the Board of Directors unanimously recommend that shareholders vote FOR approval and adoption of the Merger Agreement.

RECORD DATE; QUORUM; REQUIRED VOTE

     The close of business on                , 1995 (the "Record Date") has been
fixed as the record date for determining holders of Common Shares entitled to vote at the Special Meeting. Each Common Share outstanding on such date is entitled to one vote at the Special Meeting. As of the Record Date, 23,559,244
Common Shares were outstanding and held of record by approximately      holders.
The presence, in person or by proxy, of the holders of a majority of the outstanding Common Shares entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business at the Special Meeting.

     Pursuant to the New York Business Corporation Law (the "NYBCL"), the affirmative vote of holders of at least 66 2/3% of all of the outstanding Common Shares is required to approve and adopt the Merger Agreement. The Voting Trustee (as hereinafter defined), who exercises voting power over Common Shares owned by the shareholders of Mergeco constituting 76% of the outstanding shares has agreed, pursuant to the Merger Agreement, to vote such Common Shares in favor of the approval and adoption of the Merger Agreement. The Voting Trustee can cause the Merger Agreement to be approved and adopted for purposes of the NYBCL without the vote of any other shareholder of the Company. However, the Merger Agreement provides that it is a condition to the consummation of the Merger that the Merger Agreement be approved and adopted by the holders of at least a majority of the Public Shares of the Company actually voted, in person or by proxy (excluding abstentions), at the Special Meeting. For additional information regarding the Common Shares owned by the Mergeco Shareholders and the Company's directors and executive officers, see "Special Factors -- Interest of Certain Persons in the Merger" and "Ownership of Common Shares."

     Under the rules of the New York Stock Exchange (the "NYSE"), the proposal to approve and adopt the Merger Agreement is considered a "non-discretionary item" as to which brokerage firms may not vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Abstentions will (a) be considered in determining the presence of a quorum at the Special Meeting,
(b) will have the practical effect of a vote against approval and adoption of the Merger Agreement for purposes of the vote required by the NYBCL since it would be one less vote for such approval and (c) pursuant to the terms of the Merger Agreement, will not be considered in determining whether a majority of the Public Shares actually voted have voted in favor of the approval and adoption of the Merger Agreement.

PROXIES

     Common Shares represented by properly executed proxies received at or prior to the Special Meeting and which have not been revoked will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed proxy, such proxies will be voted FOR approval and adoption of the Merger Agreement.

     A shareholder who has given a proxy may revoke such proxy at any time prior to its exercise at the Special Meeting by (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed proxy bearing a later date, or (iii) attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in and of itself revoke a proxy. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: BIC Corporation, 500 BIC Drive, Milford, CT 06460, Attention: Thomas M. Kelleher, General Counsel and Secretary.

     If the Special Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

     SHAREHOLDERS SHOULD NOT SEND ANY SHARE CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS CONSUMMATED, THE PROCEDURE FOR THE EXCHANGE OF CERTIFICATES REPRESENTING COMMON SHARES WILL BE AS SET FORTH IN THIS PROXY STATEMENT. SEE "THE MERGER -- GENERAL -- EXCHANGE OF SHARE CERTIFICATES."

SOLICITATION OF PROXIES

     The cost of solicitation of the shareholders of the Company will be paid by the Company. Such cost will include the reimbursement of banks, brokerage firms, nominees, fiduciaries and custodians for the expenses of forwarding solicitation materials to beneficial owners of shares. In addition to the solicitation of proxies by use of mail, the directors, officers and employees of the Company, may solicit proxies personally or by telephone, telegraph or facsimile transmission. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. In addition, the Company has retained D.F. King & Co. Inc. to assist in soliciting proxies and to provide materials to banks, brokerage firms, nominees, fiduciaries and other custodians. For such services, the Company will pay to D.F. King & Co. Inc. a fee of approximately $10,000, plus expenses.

                                  THE PARTIES

THE COMPANY

     Incorporated in New York in 1958, the Company's primary focus is on the manufacture and sale of high-quality, low-cost consumer products. These products include stationery products, lighters and shavers. Through its wholly-owned subsidiary BIC Sport U.S.A. Inc., the Company also distributes sailboards which are purchased from a subsidiary of Parent. While most of the Company's operations are conducted in the United States, operations are also conducted through wholly-owned subsidiaries at other locations in North and Central America. The Company's principal executive offices are located at 500 BIC Drive, Milford, Connecticut 06460, and its telephone number is (203) 783-2000.

PARENT

     Parent, a societe anonyme organized under the laws of the Republic of France ("France"), is a worldwide organization, based in France, engaged primarily in the business of selling and marketing high-quality, low-cost consumer products such as stationery products, lighters and shavers. Through its wholly-owned subsidiary, Conte, Parent manufactures and sells stationery products such as pencils, coloring crayons, markers, felt pens and other office and school supplies. Through its wholly-owned subsidiary, Guy Laroche, Parent also conducts fashion operations. Parent's principal executive offices are located at 9, rue Petit 92110 Clichy, France, and its telephone number is (011)
(331) 45-19-52-00.

MERGECO

     Mergeco is a corporation recently organized by Parent for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the Merger. The shareholders of Mergeco are Parent, Bruno Bich and certain other members of the Bich family (the "Mergeco Shareholders"). Mergeco's address is c/o BIC Corporation, 500 BIC Drive, Milford, Connecticut 06460 and its telephone number is (203) 783-2000.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

     Parent organized the Company in 1958 to conduct Parent's operations in North America. An initial public offering (the "IPO") of Common Shares representing approximately 22% of the Common Shares then outstanding was undertaken in September 1971. In connection with the IPO, and since that time, the Company, Parent, certain members of the Bich family and others who owned Common Shares and certain other parties entered into successive ten year voting trust agreements with the Company, and Parent entered into various other agreements with the Company to define the ongoing relationship between them. For a description of such agreements, see "-- Interest of Certain Persons in the Merger."

     Parent has from time to time considered the possibility of acquiring all of the outstanding Public Shares of the Company, among other reasons, to facilitate the closer integration of the Company's operations with the global operations of the BIC group. See "-- Purpose and Structure of the Merger." During the winter of 1994-1995, Mr. Bruno Bich, the Chairman of the Board and Chief Executive Officer of Parent, and the Chairman of the Board and Chief Executive Officer of the Company, discussed with certain senior officers of the Company Parent's possible interest in considering an acquisition of all of the outstanding Public Shares at a future time.

     Pursuant to an engagement letter dated April 28, 1995, Parent retained Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to assist Parent in evaluating a possible acquisition of the Public Shares and to render financial advisory and investment banking services to Parent in the event that Parent determined to do so. During the first two weeks of May, 1995, DLJ reviewed certain public and non-public information with respect to the Company and also discussed with certain members of the Company's management the business and financial condition and prospects of the Company. After discussions with DLJ in mid-May, Parent's senior management determined to recommend to Parent's Board of Directors that Parent offer to acquire all of the outstanding Public Shares.

     At a special meeting of Parent's Board of Directors held in Paris on May 18, 1995, Bruno Bich reviewed with Parent's Board of Directors senior management's proposal to acquire the outstanding Public Shares. Parent's management reviewed the trading performance of the Common Shares over the past several years and the relative value of the French franc compared to the U.S. dollar during that period. Parent's management also reviewed the potential advantages to be gained in operating flexibility and efficiencies from a possible acquisition of the portion of the Company not already owned by Parent and the other Mergeco Shareholders. See "-- Purpose and Structure of the Merger." After discussing these matters, Parent's Board of Directors approved the making of a proposal to acquire, in a cash merger, all of the outstanding Public Shares at $36.50 per share (the "Proposal") and delegated to Mr. Bich the authority to determine and negotiate the terms of a transaction, subject to final approval by Parent's Board of Directors.

     Later that day, Mr. Bich contacted the other members of the Company's Board of Directors, as well as Raymond Winter, the Company's President and Chief Operating Officer, Robert L. Macdonald, the Company's Vice President -- Finance and Treasurer and Thomas M. Kelleher, the Company's General Counsel and Secretary, and informed them that Parent would publicly announce the Proposal the following day.

     On May 19, 1995, Parent delivered to each member of the Board of Directors a letter, the text of which was as follows:

     May 19, 1995

     Board of Directors of BIC Corporation

     Gentlemen:

          I am pleased to offer, on behalf of Societe BIC S.A. and certain members of the Bich family, to acquire the equity interest represented by all of the outstanding Common Shares (the "Public Shares") of BIC Corporation not currently owned by Societe BIC S.A. and such Bich family members. The principal terms are as follows:

             1. The transaction would be a cash merger in which each holder of a Public Share would receive U.S. $36.50 per share, or an aggregate of approximately $192 million based on the number of Public Shares outstanding as of February 15, 1995.

             2. Consummation of the acquisition would be subject, among other things, to (i) approval of the Board of Directors of BIC Corporation,
        (ii) receipt of satisfactory confirmation from French tax authorities regarding the French tax consequences of the transaction, and (iii) other conditions customary in a transaction of this type.

             3. We anticipate that, upon completion of the acquisition, Societe BIC S.A. will seek to cause BIC Corporation Common Shares to be delisted from trading on the New York Stock Exchange and to cause deregistration of the Common Shares with the Securities and Exchange Commission.

          We believe that our offer is a fair one that will benefit BIC Corporation and its public shareholders. The proposed acquisition price is equivalent to a 20% premium over the average closing price of BIC Common Shares on the New York Stock Exchange over the 180 trading days ended May 18, 1995.

          We wish to make it clear that we are not interested under any circumstances in selling our interest in BIC Corporation and that there is thus no prospect of a sale of a controlling interest to a third party.

          We understand that you may wish to deliberate on this offer through a special committee of independent directors and that such committee may wish to retain its own advisors to assist in those deliberations. We invite your representatives to meet with our advisors to discuss this proposal at your earliest convenience.

          We hope you will give this proposal your prompt attention. We reserve the right to amend or withdraw this proposal at any time in our discretion.

                                          Sincerely,
                                          Societe BIC S.A.

                                          /s/  BRUNO BICH

                                          Bruno Bich
                                          Chairman and Chief Executive Officer

     On May 19, 1995, prior to the opening of the Paris Bourse and the NYSE, Parent also issued the following press release in Paris:

               "SOCIETE BIC S.A. PROPOSES TO BUY PUBLIC INTEREST
             IN ITS BIC CORPORATION SUBSIDIARY FOR $36.50 PER SHARE

          Clichy, France, Societe BIC S.A. today announced a proposal to acquire all of the equity interests in its BIC Corporation subsidiary (NYSE:BIC) not currently owned by Societe BIC S.A. and members of the Bich family.

          Under the proposed transaction, the public shareholders of BIC Corporation would receive $36.50 a share in cash, or an aggregate of approximately $192 millions for the 5,254,396 shares held by the public. BIC Corporation has outstanding 23,559,244 shares of Common Stock, of which Societe BIC S.A. and members of the Bich family own 18,304,848 shares, or approximately 78%.

          The offer is subject to the approval of the Board of Directors of BIC Corporation, receipt of satisfactory confirmation from French tax authorities regarding the French tax consequences of the transaction, and other conditions customary in a transaction of this type.

          The offer also noted that the proposed acquisition price is equivalent to an approximately 20% premium over the average closing price of BIC Corporation common stock on the NYSE over the 180 trading days ended May 18, 1995."

     On May 23, 1995, a special meeting of the Board of Directors was held. All directors, including Mr. Bich, were present, in person or by videoconference facilities. At the special meeting, Mr. Bich outlined the terms of the Proposal and Parent's reasons for proceeding with a transaction. See "-- Purpose and Structure of the Merger." The Board then approved the creation of the Special Committee, consisting of Robert E. Allen, David W. Heleniak and Antoine G. Treuille, the three directors of the Company who are not directors, officers or employees of Parent or officers or employees of the Company. The Special Committee was authorized to review, evaluate and negotiate the terms of the Proposal with Parent and its representatives and to make a recommendation to the full Board of Directors concerning the Proposal. See "-- Interest of Certain Persons in the Merger" for a description of certain relationships between members of the Special Committee and the Company and Mr. Bich and his family. The Board of Directors also authorized the Special Committee to retain independent legal and financial advisors.

     On May 23, 1995, following the special Board of Directors meeting, the Company issued the following press release:

                    "BIC CORPORATION ANNOUNCES FORMATION OF
                         SPECIAL COMMITTEE TO CONSIDER
                           PARENT'S BUY-OUT PROPOSAL

          May 23, 1995 -- BIC Corporation today announced that its Board of Directors had met and appointed a special committee consisting of three independent directors to evaluate the buy-out proposal made last week by BIC's French parent, Societe BIC S.A. Under the proposal, Societe BIC would acquire in a cash merger the 5,254,396 shares of BIC Corporation common stock not currently owned by Societe BIC or members of the Bich family for $36.50 per share. The proposed acquisition, which has an aggregate value of approximately $192 million, is subject, among other conditions, to approval by BIC Corporation's Board of Directors. The BIC Corporation Board of Directors noted that no assurance could be given as to whether or not any transaction will occur or as to the timing or terms of any transaction."

     On May 24, 1995, the Special Committee retained Goldman, Sachs & Co. ("Goldman Sachs") as independent financial advisor to the Special Committee and Shearman & Sterling (a law firm of which Mr. Heleniak is a partner) as independent legal advisor. For a description of the terms of the engagement of Goldman Sachs and certain information concerning Goldman Sachs, see "-- Opinion of Goldman, Sachs & Co.; Summary of Financial Analyses -- Goldman, Sachs & Co." Goldman Sachs was authorized to analyze the Proposal and, after consultation with the Company's senior management, to begin to determine whether it would be in a position to render an opinion as to the fairness of the consideration to be received by the Public Shareholders.

     On May 26, 1995, the Special Committee met with representatives of Goldman Sachs and Shearman & Sterling. During this organizational meeting, Goldman Sachs discussed its preliminary timetable for conducting financial due diligence of the Company.

     From May 26, 1995 through June 12, 1995, members of the Special Committee and its financial advisor reviewed certain public and non-public information with respect to the Company. During this period, Goldman Sachs and Mr. Allen, Chairman of the Special Committee, and the other members of the Special Committee, also discussed the business and financial condition and prospects of the Company with members of the senior management of the Company and Goldman Sachs visited various manufacturing facilities of the Company.

     On June 12, 1995, Debevoise & Plimpton, special counsel to Parent, delivered to Shearman & Sterling a proposed merger agreement containing further details of the Proposal.

     On June 13, 1995, the Special Committee met with representatives of Goldman Sachs and of Shearman & Sterling. During such meeting, representatives Shearman & Sterling explained the legal responsibilities of the members of the Special Committee and the legal principles applicable to actions taken by the Special Committee with respect to the Proposal and representatives Goldman Sachs described the financial due diligence performed by Goldman Sachs to date and certain preliminary valuation analyses performed by Goldman Sachs. The Special Committee directed Goldman Sachs to perform additional financial due diligence.

     During the period from June 14 through June 26, 1995, representatives of Goldman Sachs continued their due diligence, including further discussions with senior management of the Company, including Mr. Bich, to discuss the Company's business, financial condition and prospects. In the course of those discussions, the Company's management emphasized that the Company did not, in the ordinary course of its business, make forecasts or projections as to future sales, earnings or other income statement data, cash flows or balance sheet and financial position information, other than certain information contained in the Company's annual budget relating solely to the fiscal year covered by such budget (which budget is generally not made publicly available). While noting that the Company's management does not prepare long-term projections in the ordinary course, the Special Committee directed Goldman Sachs to work with the Company's manage-ment in order to complete Goldman Sachs' financial analyses, using projections to be developed by the Company's management solely to assist the Special Committee and Goldman Sachs in evaluating the fairness of the consideration to be received by the Public Shareholders in the proposed merger. Mr. Allen participated in certain of these discussions held at the offices of the Company on June 15, 1995. The final versions of these management projections (the "Financial Projections"), and the assumptions underlying the preliminary and final versions, are summarized in "-- Certain Financial Projections."

     On June 21, 1995, the Special Committee met with representatives of Goldman Sachs and Shearman & Sterling. During such meeting, representatives of Goldman Sachs discussed preliminary versions of the Financial Projections with the members of the Special Committee. It was noted by Goldman Sachs that the Company's management was still working to refine the assumptions underlying the Financial Projections and that they represented only preliminary estimates. Representatives of Goldman Sachs also described certain preliminary valuation analyses prepared by Goldman Sachs utilizing, among other things, the preliminary versions of the Financial Projections. The Special Committee directed Goldman Sachs to hold further discussions with senior management of the Company concerning such preliminary versions.

     On June 23, 1995, representatives of Goldman Sachs met with representatives of DLJ to discuss the preliminary versions of the Financial Projections. Mr. Bich participated in this meeting by telephone, and expressed reservations about certain of the assumptions underlying these preliminary versions.

     On June 26, 1995, the Special Committee met with representatives of Goldman Sachs and Shearman & Sterling. During such meeting, representatives of Goldman Sachs updated the Special Committee on discussions with management of the Company concerning the preliminary versions of the Financial Projections. It was agreed that more work remained to be done and the Special Committee again directed Goldman Sachs to hold further discussions with senior management of the Company concerning such preliminary versions.

     On June 28, 1995, representatives of Goldman Sachs and DLJ met in New York to discuss the valuation methodologies and assumptions used by DLJ in analyzing the Proposal price and to provide Goldman Sachs with the benefit of such information prior to the meeting of the Special Committee planned for the following day.

     On June 29, 1995, the Special Committee met with representatives of Goldman Sachs and of Shearman & Sterling. During such meeting, representatives of Goldman Sachs discussed with the Special Committee the valuation methodologies and assumptions utilized by DLJ in analyzing the adequacy of the Proposal price. Representatives of Goldman Sachs also described certain valuation analyses prepared by Goldman Sachs utilizing, among other things, the preliminary versions of the Financial Projections. The Special Committee authorized Goldman Sachs to discuss with DLJ Goldman Sachs' valuation analyses. Likewise, Parent instructed DLJ to discuss with Goldman Sachs DLJ's valuation analyses, in an effort to develop a mutually agreeable basis for valuation of the Public Shares.

     The next day, representatives of Goldman Sachs met with representatives of DLJ to share with DLJ the valuation methodologies utilized by Goldman Sachs. Representatives of DLJ and Goldman Sachs also discussed the areas of disagreement between their valuation analyses but the meeting ended without resolution of these differences.

     On July 10, 1995, representatives of DLJ presented to representatives of Goldman Sachs and Parent a report containing DLJ's valuation analyses. See
"-- Opinion of Goldman, Sachs & Co.; Summary of Financial Analyses -- Donaldson, Lufkin & Jenrette Securities Corporation -- July Report."

     On July 11, 1995, the Special Committee met with representatives of Goldman Sachs and Shearman & Sterling. At such meeting, representatives of Goldman Sachs described recent meetings and conversations between representatives of Goldman Sachs and DLJ. The Special Committee authorized Goldman Sachs to conduct further discussions with DLJ concerning valuation issues.

     On July 12, 1995, the Special Committee met with representatives of Shearman & Sterling. During such meeting, representatives of Shearman & Sterling updated the Special Committee on recent contacts between representatives of Goldman Sachs and representatives of DLJ concerning their respective valuation analyses.

     On July 19, 1995, Mr. Bich and representatives of DLJ were invited to meet with the Special Committee and Goldman Sachs in New York. At the meeting, the parties continued to discuss the valuation issues identified in the prior meetings between DLJ and Goldman Sachs. In particular, Mr. Bich and DLJ suggested that certain assumptions contained in the preliminary versions of the Financial Projections (specifically, those on which the "Upside Case" was based (see "-- Certain Financial Projections")), which were utilized by Goldman Sachs' in preparing its valuation analyses, were too aggressive. Mr. Bich observed that, in his opinion: (i) all or nearly all of the productivity improvements and operational efficiencies that could be implemented to improve the Company's operating results had already been implemented; (ii) future revenue growth would likely be more difficult due to an absence of significant new products, the absence of opportunities for geographic expansion into faster-growing foreign markets and pricing pressures on its commodity products; (iii) the Company was not, in fact, comparable to certain of the companies identified as peers by Goldman Sachs, in that it lacked a worldwide distribution network, had limited product lines, and had much smaller advertising and research and development budgets than such companies. The meeting ended without resolution of the valuation issues separating Parent and the Special Committee.

     On July 24, 1995, the Special Committee met with representatives of Goldman Sachs and Shearman & Sterling. During such meeting, representatives of Goldman Sachs reported to the Special Committee concerning recent discussions between representatives of Goldman Sachs and DLJ. Mr. Allen then reported to the other members of the Special Committee concerning discussions between him and a representative of DLJ concerning the status of discussions between Parent and the Special Committee. The Special Committee authorized Goldman Sachs to continue discussions with DLJ.

     Over the course of the next two weeks, Parent and the Special Committee, through their financial advisors, continued their discussions of valuation issues related to the Proposal. These discussions resulted in sufficient progress that it was agreed that a meeting between Mr. Bich and Mr. Allen would be useful in resolving the remaining issues separating the two sides in the negotiation.

     On August 4, 1995, Mr. Allen met with Mr. Bich in Paris. During the course of a meeting which lasted several hours, the parties came substantially closer to agreeing upon the price and other terms of a modified proposal.

     On August 6, 1995, the Special Committee met with representatives of Goldman Sachs and Shearman & Sterling. During such meeting, Mr. Allen described his August 4 meeting in Paris with Mr. Bich. After discussion, the Special Committee authorized Mr. Allen to pursue further negotiations with Mr. Bich aimed at arriving at a mutually acceptable price. The Special Committee also indicated to Goldman Sachs that it should prepare financial analyses based upon the First Case and the Second Case described under "-- Certain Financial Projections."

     On August 7, 1995, Mr. Allen telephoned Mr. Bich from New York. During this conversation, Messrs. Allen and Bich discussed an offer of $40.50 per Public Share, subject to approval by the entire Special Committee, receipt by the Special Committee of a written opinion from Goldman Sachs that such consideration would be fair to the Public Shareholders and agreement on the terms of a definitive merger agreement. Over the course of the next two days, the parties held several telephone conversations to clarify the terms of the proposed offer, during which they agreed that the Company would not pay the regular quarterly cash dividend otherwise payable on October 30, 1995, even if the Merger was consummated subsequent to such date.

     On August 10, 1995, on instructions of the parties, Debevoise & Plimpton and Shearman & Sterling met to begin negotiation of a definitive merger agreement.

     The parties continued to negotiate the final terms of the proposed offer and definitive merger agreement for the next five days. On August 15, 1995, the Special Committee met with representatives of Goldman Sachs and Shearman & Sterling. Goldman Sachs rendered its written opinion to the Special Committee that, as of such date, the $40.50 per Public Share to be received by the Public Shareholders in the Merger was fair to the Public Shareholders. See "Special Factors -- Opinion of Goldman, Sachs & Co.; Summary of Financial
Analyses -- Goldman, Sachs & Co." Shearman & Sterling reviewed the principal terms and conditions of the Merger Agreement. After a full discussion, the Special Committee determined that the terms of the Merger and the Merger Agreement were fair to, and in the best interests of, the Public Shareholders. The Special Committee then unanimously recommended to the Board of Directors that it approve and adopt the Merger Agreement and unanimously recommended to the Public Shareholders that such shareholders vote to approve and adopt the Merger Agreement.

     At a Board of Directors meeting immediately following the meeting of the Special Committee, the Board of Directors unanimously determined that the Merger was fair to, and in the best interests of, the Company and its shareholders, approved and adopted the Merger Agreement, and recommended that its shareholders vote to approve and adopt the Merger Agreement.

     Prior to the opening of the Paris Bourse and the NYSE on August 16, 1995, the Company and Parent issued a joint press release regarding the execution and delivery of the Merger Agreement. The full text of the joint press release follows:

                        "BIC CORPORATION AND SOCIETE BIC S.A.
                          ANNOUNCE AGREEMENT ON CASH MERGER
                                 AT $40.50 PER SHARE

          Milford, CT; Clichy, France, August 16, 1995 -- BIC Corporation (NYSE:BIC) and its French parent, Societe BIC S.A., jointly announced today that they have executed a definitive merger agreement pertaining to Societe BIC S.A.'s previously announced proposal to acquire from public shareholders the approximately 22% of BIC Corporation's Common Shares not currently owned by Societe BIC S.A. and the Bich family. Under the agreement, Societe BIC S.A. will acquire in the merger the publicly held shares of BIC Corporation for a price of $40.50 per share in cash, or an aggregate of approximately $219 million.

          The merger agreement was approved and adopted by the Board of Directors of BIC Corporation following the unanimous recommendation of the merger by a special committee of independent directors. Goldman, Sachs & Co. has served as financial advisor to the special committee.

          The transaction, which will be financed out of Societe BIC's cash position, is subject to certain customary conditions including approval of a majority of the publicly held shares actually voted at a special meeting of shareholders which will be called to consider the merger.

          Although there can be no assurance as to whether the proposed transaction will be effected, it is currently anticipated that the merger will be completed in late October or early November of 1995. Under the terms of the Merger Agreement, BIC Corporation will not pay the regularly scheduled cash dividend payable on October 30, 1995, even if the merger is consummated subsequent to such date.

          BIC Corporation, headquartered in Milford, Connecticut, is a leading U.S. manufacturer and distributor of stationery products, lighters and shavers. 1994 sales were $475 million."

PURPOSE AND STRUCTURE OF THE MERGER

     Parent's purpose for the Merger is to acquire all of the equity interest in the Company represented by the Public Shares for the reasons described below. The Board of Directors will, pursuant to the Merger Agreement, call the Special Meeting to vote to approve and adopt the Merger Agreement. In the Merger, each Public Share will be converted into the right to receive an amount in cash equal to $40.50, without interest.

     In determining to acquire the Public Shares at this time, Parent focused on a number of factors. The Merger, if consummated, will simplify allocation of business opportunities between the Company and Parent and its other affiliates, particularly with regard to geographic expansion, while eliminating potential conflicts of interest with the Company's minority Public Shareholders. In recent times, the increasingly global nature of the BIC group's markets and the character of its competitors and customers have required more unified worldwide strategies and product policies, under unified management, in order to compete more effectively. Parent believes the three principal markets in which the Company competes (stationery products, lighters and shavers) are mature and highly competitive markets in the United States. Due to the significantly larger size of its principal competitors, the Company currently is unable to match those competitors' expenditures on advertising, sales promotion, research and development and capital projects. In addition, the Company possesses limited trademarks and consequently has limited presence in higher growth markets outside North America.

     Accordingly, Parent has from time to time considered the possible acquisition of the Public Shares of the Company, balancing the increasing need for closer integration of the BIC group against continuing public ownership of the Company. As the growth and globalization of the BIC group's global competitors have become more pronounced, Parent has concluded that the inevitable constraints in integrating its United States operations, together with the need to continue to devote management attention to ensure that the interests of the Public Shareholders are scrupulously observed in the course of further integration of the Company into the BIC group, make it desirable for Parent to acquire all of the Public Shares.

     If consummated, the Merger will also terminate the Company's public status, which Parent believes has not provided benefits that justify, as a business matter, maintenance of that status. The Common Shares have never become, as was originally intended, an attractive currency for acquisitions because of the thin trading market for such shares. Moreover, Parent does not believe the Company needs independent access to the capital markets, because sufficient funding, if and when required, is available through Parent (which is a public company in France). Parent also believes delisting of the Common Shares may improve overall access to the capital markets for Parent by providing a single focus for public investment.

     Terminating the Company's public status will eliminate significant compliance costs associated with such status (including stock exchange listing fees and the costs of preparing reports and other information required pursuant to the Exchange Act), thereby furthering the Company's ongoing cost-cutting efforts (to which much of the Company's recent improvement in operating results is due). Following consummation of the Merger, the Company will be able to eliminate the time, expense and energy incurred in connection with stock transfers, dividends, proxy notices, annual reports, compliance with the Exchange Act and attendant legal issues. The Merger also promises additional efficiencies in addition to the elimination of such compliance costs, including increased sharing of management and technological expertise and economies of scale resulting from centralized procurement of raw materials.

     The acquisition of the Public Shares has been structured as a cash merger in order to provide a prompt and orderly transfer of ownership of the equity interest represented by Public Shares to Parent. Parent believes the current time is an opportune one to acquire the entire remaining equity interest in the Company, as the recent strength of the French franc against the U.S. dollar allows Parent to offer Public Shareholders what it believes to be an attractive premium for their Public Shares.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND BOARD OF DIRECTORS OF THE COMPANY; FAIRNESS OF THE MERGER

     At a meeting held on August 15, 1995, the Special Committee unanimously determined to recommend that the Board of Directors approve and adopt the Merger Agreement and that the Board of Directors recommend to the Public Shareholders that such shareholders vote to approve and adopt the Merger Agreement, unanimously determined to recommend to the Public Shareholders that such shareholders vote to approve and adopt the Merger Agreement and unanimously determined that the terms of the Merger are fair to, and in the best interests of, the Public Shareholders. At a meeting held immediately thereafter, at which all of the directors of the Company were present, based on the unanimous recommendation of the Special Committee, the Board of Directors unanimously approved and adopted the Merger Agreement, unanimously determined to recommend to the Public Shareholders that they vote to approve and adopt the Merger Agreement and unanimously determined that the terms of the Merger are fair to, and in the best interests of, the Company and its shareholders. See "Special Factors -- Background of the Merger."

     The Special Committee. In determining to recommend to the Board of Directors that it approve and adopt the Merger Agreement, and in determining, to date, the fairness of the terms of the Merger, the Special Committee considered the following factors, each of which, in the Special Committee's view, supported the Special Committee's determination to recommend the Merger.

          (i) the financial condition, assets, results of operations, business and prospects of the Company, and the risks inherent in achieving those prospects, including the belief of management of the Company, as expressed to the Special Committee and which the Special Committee found to be reasonable, that (a) all or nearly all of the productivity improvements and operational efficiencies that could be implemented to improve the Company's operating results had already been implemented and (b) future revenue growth would likely be more difficult due to (i) pressure on margins for the Company's commodity products due to the trend toward concentration of buying power in retailers of the Company's products, (ii) the absence of significant new Company products, (iii) the absence of opportunities for geographic expansion and (iv) the difficulty of the Company, to date, in identifying significant acquisition opportunities;

          (ii) the terms and conditions of the Merger Agreement, including the amount and form of consideration, the nature of the parties' representations, warranties, covenants and agreements, and the limited number of conditions to the obligations of Parent and Mergeco under the Merger Agreement, such that a closing would not be jeopardized despite even material adverse changes in the Company's financial condition, operating results or business;

          (iii) the condition to the consummation of the Merger (which is not otherwise required by the NYBCL or the Company's Restated Certificate of Incorporation or By-laws) that the Merger receive the affirmative vote of the holders of at least a majority of the Public Shares actually voted, in person or by proxy (excluding abstentions), at the Special Meeting;

          (iv) the history of the negotiations with respect to the Merger Consideration that, among other things, led to an increase in Parent's offer from $36.50 to $40.50 per Public Share, and the belief of the members of the Special Committee that $40.50 per Public Share was the best price that could be obtained from Parent;

          (v) the fact that the $40.50 per share to be received by the Public Shareholders in the Merger represented a premium of approximately 35.1% over the reported average closing price of the Common Shares during the one year period ending on May 18, 1995, the last full trading day before the public announcement of Parent's initial Proposal;

          (vi) the opinion of Goldman Sachs as to the fairness of the $40.50 per Public Share to be received by the Public Shareholders and the analyses presented to the Special Committee by Goldman Sachs (see "-- Opinion of Goldman, Sachs & Co.; Summary of Financial Analyses -- Goldman, Sachs & Co.");

          (vii) stock price and trading volume history of the Common Shares and the fact that such shares are thinly traded;

          (viii) the unwillingness of Parent to consider a sale of the Company, to spin off its ownership interest in the Company or to engage in other alternative transactions with respect to the Company (as a result of which the Special Committee did not solicit third party bids for the Company); and

          (ix) the availability of dissenters' rights under the NYBCL to dissenting Public Shareholders in the Merger.

     In light of the number and variety of factors the Special Committee considered in connection with its evaluation of the Merger, the Special Committee did not find it practicable to assign relative weights to the foregoing factors, and, accordingly, the Special Committee did not do so.

     Although the Special Committee did consider historical trading prices of the Common Shares, the Special Committee did not consider trading prices of the Common Shares for the period following the announcement of the Proposal because it believed that such prices reflected anticipation of the possibility of the purchase of the Public Shares by Parent. The Special Committee did consider the going concern value of the Company as reflected in Goldman Sachs' discounted cash flow analysis and Goldman Sachs' analysis of the premium to the Company's book value implied by the amount of the Merger Consideration (see "-- Opinion of Goldman Sachs, & Co.; Summary of Financial Analyses -- Goldman, Sachs & Co.").

     The Special Committee necessarily consulted with Goldman Sachs during the course of its work and analysis of the financial evaluation of the Company and of the Proposal. The Special Committee believed that Goldman Sachs' analysis was reasonable.

     The Special Committee believes that the Merger is procedurally fair because: (i) the Special Committee consisted of disinterested directors appointed to represent the interests of, and to negotiate on an arm's length basis with Parent on behalf of, the Public Shareholders; (ii) the Special Committee retained and was advised by independent legal counsel; (iii) the Special Committee retained Goldman Sachs as independent financial advisor to assist it in evaluating the Proposal; and (iv) the condition to the consummation of the Merger that the proposal to approve and adopt the Merger Agreement receive the affirmative vote of the holders of at least a majority of the Public Shares actually voted, in person or by proxy (excluding abstentions), on such proposal. In addition, the Special Committee believes that the Merger is procedurally fair because the $40.50 per Public Share price and the other terms and conditions of the Merger Agreement resulted from active arm's length bargaining between the Special Committee and Parent.

     The Board of Directors of the Company. The Board of Directors has unanimously determined, following the unanimous recommendation of the Special Committee, that the Merger is fair to, and in the best interests of, the Company and its shareholders, has approved and adopted the Merger Agreement, and recommends that such holders vote to approve and adopt the Merger Agreement.

     Parent and Voting Trustee. Neither Parent nor the Voting Trustee had any involvement in the Special Committee's evaluation of the fairness of the Merger to the Public Shareholders and did not undertake any formal evaluation of their own as to the fairness to the Public Shareholders. However, Parent and the Voting Trustee considered the advice of DLJ, Parent's financial advisor, regarding, among other things, historical market prices for the Common Shares (and the fact that the Merger Consideration is substantially more than the trading prices of the Common Shares before Parent proposed the Merger), valuations of other selected companies, the range of premiums paid in selected minority buyouts since 1990, discounted cash flow analyses and the all cash consideration. Parent and the Voting Trustee also considered the fact that the Special Committee had received the written opinion of Goldman Sachs addressed to the Special Committee to the effect that, as of the date thereof, the $40.50 per Public Share to be received by the Public Shareholders in the Merger is fair to the Public Shareholders and the fact that Parent determined such price on an arm's length basis with the Special Committee, assisted by the Special Committee's independent legal and financial advisors. Parent and the Voting Trustee believe that these factors, when considered together, provide a reasonable basis for Parent and the Voting Trustee to believe, as they do, that the Merger is fair to the Public Shareholders. Parent and the Voting Trustee did not attach specific relative weights to the factors considered in reaching their views as to fairness.

OPINION OF GOLDMAN, SACHS & CO.; SUMMARY OF FINANCIAL ANALYSES

     GOLDMAN, SACHS & CO. On August 15, 1995, Goldman Sachs delivered its written opinion to the Special Committee that as of the date of such opinion the $40.50 per Public Share to be received by the Public Shareholders in the Merger is fair to the Public Shareholders.

     THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS DATED AUGUST 15, 1995, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS ANNEX B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF COMMON SHARES ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

     A copy of the Goldman Sachs financial analysis discussed below has been filed as an exhibit to the Schedule 13E-3 Transaction Statement (the "Schedule 13E-3") filed with the Securities and Exchange Commission (the "SEC") with respect to the Merger, may be inspected and copied, and obtained by mail, from the SEC as set forth in "Available Information" and will be made available for inspection and copying at the principal executive offices of the Company at 500 BIC Drive, Milford, CT 06460 during regular business hours by any interested shareholder of the Company or his or her representative who has been so designated in writing.

     In connection with its opinion, Goldman Sachs reviewed, among other things, the Merger Agreement; the Annual Reports to shareholders and Annual Reports on Form 10-K of the Company for each of the last five fiscal years ended January 1, 1995; certain interim reports to shareholders and Quarterly Reports on Form 10-Q; certain other communications from the Company to its shareholders; and certain internal financial analyses and forecasts for the Company. Goldman Sachs also held discussions with members of the senior management of the Company and of Parent regarding the Company's past and current business operations, financial condition and future prospects. In addition, Goldman Sachs reviewed the reported price and trading activity for the Common Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations, and performed such other studies and analyses as it considered appropriate.

     Goldman Sachs relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion. In that regard, with respect to the Financial Projections, which the Special Committee instructed Goldman Sachs to use for the purposes of its analysis, Goldman Sachs assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company's senior management as to the future financial performance of the Company. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs relied, with the Special Committee's permission, on statements made by management of Parent indicating that Parent would not consent to a transaction involving a sale or recapitalization of the Company, and Goldman Sachs was not requested or authorized to solicit, and did not solicit, interest from any party with respect to an acquisition of the outstanding Public Shares, the Company or its constituent businesses. Finally, Goldman Sachs has been informed by Parent, and has relied with the Special Committee's permission on such information, that Parent does not currently intend to pursue a sale or recapitalization of the Company or its subsidiaries after consummating the Merger pursuant to the Merger Agreement.

     The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its written opinion to the Special Committee on August 15, 1995, attached hereto as Annex B.

     Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices for the Public Shares. Such review indicated that the $40.50 per Public Share in cash, without interest thereon (representing the Merger Consideration to be received by the Public Shareholders in the Merger), represented a premium to the average trading value of the Public Shares during the one year period ending on May 18, 1995 (the last full trading day before the date of public announcement of the Proposal) of 35.1%, with 40.3% of the public float traded in such period.

     Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to the Company to corresponding financial information, ratios and public market multiples for the following 15 publicly traded corporations: American Safety Razor; American Business Products; A.T. Cross; Avery Dennison; Black & Decker; Dixon Ticonderoga; Duracell; Gillette Co.; Hunt Manufacturing; Newell Co.; Pentech International; Premark; Rubbermaid; Sunbeam Oster; and Parent (the "Selected Companies"). Representatives of Goldman Sachs advised the Special Committee that there are no companies directly comparable to the Company and the analysis had to be considered in light of that qualification. Goldman Sachs calculated and compared various financial multiples and ratios. The multiples of the Company were calculated using the following two prices: a price of $35.88 per Public Share, representing the closing price of the Public Shares on the NYSE on May 18, 1995; and a price of $30.85 per Public Share, representing the average closing price on the NYSE during the six-month period from December 17, 1994 through May 17, 1995. The multiples and ratios for the Company and for each of the Selected Companies were based on the most recent publicly available information. With respect to the Selected Companies, Goldman Sachs considered levered market capitalization (i.e., market value of common equity plus estimated market value of debt less cash) as a multiple of the latest twelve months' ("LTM") revenue; LTM earnings before interest, taxes, depreciation and amortization ("EBITDA"); and as a multiple of LTM earnings before interest and taxes ("EBIT"). Goldman Sachs' analyses of the Selected Companies indicated levered multiples of LTM revenue that ranged from 0.6x to 3.2x, with a median of 1.0x, compared to 1.6x at $35.88 per Public Share and 1.3x at $30.85 per Public Share for the Company; LTM EBITDA that ranged from 5.3x to 13.6x, with a median of 7.0x, compared to LTM EBITDA of 6.9x at $35.88 per Public Share and 5.8x at $30.85 per Public Share for the Company; and LTM EBIT that ranged from 6.0x to 16.0x, with a median of 9.5x, compared to 8.7x at $35.88 per Public Share and 7.4x at $30.85 per Public Share for the Company. Goldman Sachs also considered for the Selected Companies LTM EBITDA margins, which ranged from 10.5% to 24.7%, with a median of 14.6%, compared to 23.1% for the Company; LTM EBIT margins, which ranged from 7.5% to 20.2%, with a median of 12.1%, compared to 18.3% for the Company; and LTM net income margins, which ranged from 2.4% to 11.7%, with a median of 6.2%, compared to 11.0% for the Company. Goldman Sachs also considered for the Selected Companies estimated calendar year 1995 and 1996 price/earnings ("P/E") ratios, which ranged from 6.3x to 134.5x for estimated calendar year 1995, with a median of 16.8x, and 5.0x to 20.4x for estimated calendar year 1996, with a median of 13.1x, compared to 14.8x and 14.6x at $35.88 per Public Share, respectively, and 12.7x and 12.6x at $30.85 per Public Share, respectively, for the Company; five-year compound annual growth rate ("CAGR") of revenues for the five fiscal years ending in 1995 ranging from (3.3)% to 15.3%, with a median of 7.6%, compared to 8.3% for the Company; five-year CAGR of net income for the five fiscal years ending in 1994 ranging from (17.7)% to 107.6%, with a median of 10.0%, compared to 17.7% for the Company; projected five-year CAGR of earnings per share (based on First Call estimates as of August 11, 1995) ranging from 5.0% to 17.0%, with a median of 14.0%, compared to 12.5% for the Company; and debt to total capitalization ratios, which ranged from 0.0% to 82.3%, with a median of 34.4%, compared to 0.0% for the Company. The review also indicated that the percentage of the 52-week high trading prices ranged from 40.0% to 100.0%, compared to 101.9% at $40.50 per Public Share, 90.3% at $35.88
per Public Share and 77.6% at $30.85 per Public Share for the Company and that the current dividend yield for the Selected Companies ranged from 0.0% to 4.0%, with a median of 1.6%, compared to 2.6% at $35.88 per Public Share and 3.0% at $30.85 per Public Share for the Company.

     Analysis of Merger Consideration. Goldman Sachs calculated the value for the levered aggregate consideration to be received in the Merger based upon the $40.50 per Public Share to be received by the Public Shareholders, plus debt and minus cash and cash equivalents of the Company. Those calculations yielded a levered aggregate consideration value of $890.4 million, excluding interest expenses and transaction costs. The multiples and ratios for the Company were based on information provided by the Company's management. Goldman Sachs considered the levered aggregate consideration as a multiple of actual 1994 and LTM sales, EBITDA, EBIT and net income of the Company. Goldman Sachs' analyses indicated levered aggregate consideration multiples of actual 1994 sales of 1.87x and LTM sales of 1.81x, multiples of actual 1994 EBITDA of 8.02x and LTM EBITDA of 7.85x, multiples of actual 1994 EBIT of 10.21x and LTM EBIT of 9.94x and multiples of actual 1994 net income of 18.71x and LTM net income of 17.57x. Goldman Sachs also considered the levered aggregate consideration as a multiple of estimated 1995 and 1996 sales, EBITDA, EBIT and net income of the Company. Goldman Sachs' analyses indicated levered aggregate consideration multiples of estimated 1995 sales of 1.73x and estimated 1996 sales of 1.67x, multiples of estimated 1995 EBITDA of 7.42x and estimated 1996 EBITDA of 7.15x, multiples of estimated 1995 EBIT of 9.44x and estimated 1996 EBIT of 9.10x and multiples of estimated 1995 net income of 16.87x and estimated 1996 net income of 16.26x. The review also indicated a percentage of the levered aggregate consideration as a premium to the book value per Public Share of 283.2%.

     Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis based on the First Case and the Second Case Financial Projections. See "-- Background of the Merger" and "-- Certain Financial Projections." Goldman Sachs calculated a net present value of free projected cash flows for the calendar years from 1995 through 2004 using discount rates ranging from 11.0% to 13.0%. Goldman

Sachs calculated the Company's terminal values based on multiples ranging from 6.6x to 9.9x projected EBITDA for calendar year 2004 and 8.0x to 12.0x projected EBIT for calendar year 2004. These terminal values were then discounted to present value using discount rates from 11.0% to 13.0%. Those discount rates and terminal values produced implied per share values based on the First Case Financial Projections ranging from $31.48 per Public Share to $45.62 per Public Share and implied per share values based on the Second Case Financial Projections ranging from $28.77 to $40.79 per Public Share.

     Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to selected transactions in the consumer products and office products industry since 1987 (the "Selected Transactions"). Such analysis indicated that for the Selected Transactions levered aggregate consideration as a multiple of
(A) LTM sales ranged from 0.4x to 4.1x, with a mean of 1.6x, compared to 1.8x for the levered aggregate consideration to be received in the Merger, (B) LTM net income ranged from 10.9x to 81.1x, with a mean of 28.3x, compared to 17.6x for the levered aggregate consideration to be received in the Merger, and (C) LTM EBIT ranged from 5.9x to 31.0x, with a mean of 14.3x, compared to 9.9x for the levered aggregate consideration to be received in the Merger. Goldman Sachs indicated to the Special Committee that, for many of the specific transactions, the information with respect to the various categories was not publicly available.

     Breakeven Return Analysis. Goldman Sachs computed a breakeven return analysis based on the earnings of the Company to be acquired by Parent in the Merger. The breakeven return analysis was computed based on 1996 projected earnings for the Company using the First Case and the Second Case in order to ascertain (A) the break-even per Common Share price that would have to be paid by Parent and (B) the percentage of accretion or dilution to earnings per share ("EPS") that Parent would realize based on analysts' projected EPS for Parent. Those analyses, based on various assumptions, including an exchange rate of 4.94 French francs to one U.S. dollar, $5.0 million in transaction related fees, Parent tax rates of 39.5% and goodwill amortization periods of 40 years, estimated that (A) the break-even price to be paid by Parent for each Public Share is $40.26 under the First Case and $39.13 under the Second Case, compared to the $40.50 per Public Share to be received by the Public Shareholders in the Merger, and (B) the percentage of dilution to projected EPS realized by Parent upon paying the $40.50 per Public Share to be received by the Public Shareholders in the Merger is 0.1% under the First Case and 0.3% under the Second Case.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is identical to the Company or Parent or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs providing its opinion to the Special Committee as to the fairness of the $40.50 per Public Share to be received by the Public Shareholders in the Merger and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

     As described above, Goldman Sachs' opinion to the Special Committee was one of many factors taken into consideration by the Special Committee in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex B hereto.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. The Special Committee selected Goldman Sachs as financial advisor to the Special Committee because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger.

     Goldman Sachs provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may, from time to time, effect transactions and hold positions in the securities or options on securities of the Company and/or Parent for its own account and for the account of customers.

     Pursuant to a letter agreement dated May 24, 1995 (the "Engagement Letter"), the Company engaged Goldman Sachs to act as the Special Committee's financial advisor in connection with the contemplated transaction. Pursuant to the terms of the Engagement Letter, it was agreed that the Company would pay Goldman Sachs a fee in connection with the rendering of its opinion of $800,000. It was further agreed that the Company would reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

     DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION. As more fully described under " -- Background of the Merger", DLJ was retained by Parent to act solely as Parent's financial advisor (and not the advisor to or agent of any other person), in connection with the Proposal and the Merger and other matters arising in connection therewith pursuant to an engagement letter, dated as of April 28, 1995, between Parent and DLJ. DLJ was not requested to, and did not, render any opinion (oral or written) or advice concerning the fairness of the Merger Consideration to the Public Shareholders or to any other party (including Parent). Parent chose DLJ as its financial advisor based upon DLJ's reputation as a leading investment banking firm.

     Copies of the DLJ Materials (as defined below) have been filed as exhibits to the Schedule 13E-3 filed with the SEC with respect to the Merger and may be inspected and copied, and may be obtained by mail, from the SEC as set forth in "Available Information" and will be made available for inspection and copying at the principal executive offices of the Company at 500 BIC Drive, Milford, CT 06460, during regular business hours, by any interested shareholder of the Company or his or her representative who has been so designated in writing.

     June Report. On June 22, 1995, DLJ delivered to Parent a written presentation (the "June Report" and, together with the July Report (as hereinafter defined), the "DLJ Materials") regarding the Company's business and prospects, and containing valuations of the Public Shares using a variety of different methodologies. In formulating the DLJ Materials, DLJ, among other things: reviewed certain publicly available documents and certain other information, including preliminary versions of the Financial Projections (see "-- Certain Financial Projections"); held discussions with senior executive officers of the Company and Parent; visited facilities of the Company; considered business trends in the business segments in which the Company operates; reviewed public information with respect to certain other acquisitions involving other companies in such business segments; reviewed public information with respect to acquisition of minority interests; calculated valuations of the Public Shares using selected publicly traded company information, premiums paid in other minority interest acquisitions, and discounted cash flow analyses; and considered, among other things, such other information, financial studies, analyses and investigations and financial, economic and market criteria as it deemed relevant.

     Overview. The June Report was prefaced by an overview, wherein DLJ noted: that the Proposal price reflected a premium to recent trading prices for the Public Shares; that the transaction did not constitute a change in control transaction; that the Company sells mature products in competitive and mature markets; that the Proposal price implied trading multiples in excess of the average multiple of the selected companies listed below; that the Company's recent earnings growth in excess of revenue growth was driven by an effective capital expenditure program and productivity improvements, and earnings from productivity improvements tend to be regarded as less sustainable; and that the Company is unable to match the marketing and advertising investments of its principal competitors. As a result, the Company's growth rate and market shares were likely to decline over time.

     Selected Company Analysis. DLJ compared the Proposal to the recent trading prices for a number of selected public companies, including Parent, The Gillette Company, American Safety Razor, A.T. Cross Co.,

Pentech International Inc., Dixon Ticonderoga Co., American Business Products, Hunt Manufacturing Co. and Avery Dennison Corporation, by expressing the Proposal price and each of such selected company's recent trading prices as multiples of several financial criteria. DLJ advised Parent that there are no companies directly comparable to the Company and the analysis had to be considered in light of that qualification. DLJ believed the comparison to trading prices of issuers not currently the subject of an acquisition was relevant because the Proposal did not involve a change in control of the Company.

     The financial criteria included: price as a multiple of LTM EPS (where the Proposal price of $36.50 represented a multiple of 16.2x, as compared to the selected company average of 15.5x (the latter implying a per Public Share value of $34.77)); price as a multiple of estimated 1995 EPS (where the Proposal price of $36.50 represented a multiple of 15.3x, as compared to the selected company average of 15.0x (the latter implying a per Public Share value of $35.64)); price as a multiple of estimated 1996 EPS (where the Proposal price of $36.50 represented a multiple of 14.9x, as compared to the selected company average of 13.8x (the latter implying a per Public Share value of $33.69)); "enterprise value" (market price of all outstanding Common Shares, plus total Company debt, less cash) as a multiple of LTM revenues (where the Proposal price of $36.50 represented a multiple of 1.6x, as compared to the selected company average of 1.1x (the latter implying a per Public Share value of $25.20)); enterprise value as a multiple of LTM EBITDA (where the Proposal price of $36.50 represented a multiple of 7.0x, as compared to the selected company average of 6.7x (the latter implying a per Public Share value of $35.42)); and enterprise value as a multiple of LTM EBIT (where the Proposal price of $36.50 represented a multiple of 8.8x, and equaled the selected company average (and implying a per Public Share value of $36.58)). The Proposal price exceeded the average of the per Public Share values ($33.55) implied by the selected company financial criteria. In the June Report, DLJ also included a valuation based on Parent's multiples but concluded that Parent had more brand name recognition in its markets than the Company, and, with its global presence, Parent competed in markets with more potential than the Company's markets. DLJ believed the average of multiples derived from the selected companies represented the best proxy for valuation, since no one company surveyed was directly comparable to the Company.

     Premium Analysis. The DLJ Materials contain a comparison of the premium represented by the Proposal price to premiums offered in comparable acquisitions of minority shareholdings during the last five years. DLJ found that, of 38 minority transactions surveyed since 1990, 23 had a premium of less than 30%, while 13 had a premium of less than 20%. The Proposal price of $36.50 represented: a 15.9% premium to the market price one month prior to announcement, as compared to median and average premiums of 23.7% and 29.8%, respectively (implying per Public Share prices of $38.97 and $40.89, respectively); a premium of 16.3% to the 52-week average trading price of the Common Shares, as compared to median and average premiums of 16.2% and 23.9%, respectively (implying per Public Share prices of $36.46 and $38.87, respectively); a discount of 2.6% to the high trading price over the preceding 52 weeks, as compared to median and average discounts of 4.6% and 1.7% (implying per Public Share prices of $35.79 and $36.86, respectively); and a 12.3% premium to the high trading price in the 52 weeks preceding the date one month prior to the announcement date, as compared to median and average premiums of 2.1% and 3.6% (implying per Public Share prices of $33.20 and $33.67, respectively).

     Discounted Cash Flow Analysis. DLJ prepared three matrices of future per Public Share values, based on the Upside Case, the First Case and the Second Case contained in the Financial Projections, with a terminal multiple of projected 1999 EBITDA and using various discount rates. See "-- Certain Financial Projections". Each matrix assumed terminal enterprise value/EBITDA multiples of 6.0x to 8.0x and discount rates of 9%x to 13%. In the Upside Case matrix, this analysis indicated a low per Public Share value of $35.25, assuming the lowest multiple and the highest discount rate, and a high per Public Share value of $50.44, assuming the highest multiple and the lowest discount rate. The First Case indicated a low per Public Share value of $31.09, assuming the lowest multiple and the highest discount rate, and a high per Public Share value of $44.30, assuming the highest multiple and the lowest discount rate. The Second Case analysis indicated a low per Public Share value of $29.53, assuming the lowest multiple and the highest discount rate, and a high per Public Share value of $41.84, assuming the highest multiple and the lowest discount rate.

     Accretion/Dilution Analysis. The DLJ Materials also contained an analysis of the Merger's accretive/ dilutive impact, on a pro forma basis, on Parent's 1994 and estimated 1995 EPS, based on a number of assumptions, including, among other things, currency exchange rates, the actual performance of the Company and prevailing interest rates.

     July Report. On July 10, 1995, DLJ furnished to Parent and Goldman Sachs its July Report, which was prepared in response to certain illustrative financial analyses prepared by Goldman Sachs, based on the preliminary version of the Financial Projections, and provided to DLJ in the context of the negotiations. The July Report reiterated, and in some cases modified, certain of the valuation analyses contained in the June Report (e.g., selected companies, premiums paid and discounted cash flow analyses), and discussed the alternative valuations presented by Goldman Sachs (e.g., change of control transactions, present value of future stock prices and dividends paid, leveraged recapitalization and leveraged buyout analyses).

     Selected Companies. The July Report contains an analysis of the factors influencing the choices of companies to be included in the universe of selected companies. Based on a review of these factors, DLJ added to the selected companies analysis contained in the June Report a compromise universe of three additional populations: a "combined composite" population, consisting of the selected companies included in the original survey, plus three companies identified by Goldman Sachs -- Duracell International, Rubbermaid and Newell; a "staples U.S.A." population, consisting of Rubbermaid, Newell, American Safety Razor, Pentech International and Hunt Manufacturing; and a pair of "most comparable companies" -- Parent and Newell. The "combined composite" population yielded multiples of price/1995 EPS, price/1996 EPS, enterprise value/LTM revenues, enterprise value/LTM EBITDA and enterprise value/LTM EBIT that indicated per Public Share values that ranged from $30.90 to $40.21 (with an average of $37.23); the "staples U.S.A." population multiples implied per Public Share values ranging between $29.58 and $38.41 (with an average of $34.22); and the "most comparable companies" population multiples implied per Public Share values ranging from $36.03 to $40.39 (with an average of $38.29). The July Report distinguishes some of the selected companies from the Company, which is not diversified, is smaller than certain competitors, has a smaller budget for advertising and research and development expenditures and has limited sources of revenue growth. In addition, the July Report noted that, based on price/earnings ratios, the Common Shares had traditionally traded below certain of the selected companies.

     Change of Control Analysis. The July Report studied a number of change in control transactions involving other consumer products companies identified by Goldman Sachs (including, among others, Parker Pen, Wilkinson Sword, Berol Corporation and Waterman S.A.) over the past several years, analyzing acquisition prices as multiples of the acquired companies' revenues, EBIT and net income. This analysis implied per Public Share values ranging from $33.64 to $41.93. The July Report notes that the precedent change of control transactions involved significant synergies, cost cutting opportunities, productivity improvements and a change of control, all of which are not applicable to the proposed transaction.

     Discounted Cash Flow Analyses. Again utilizing the Upside Case, the First Case and the Second Case, DLJ analyzed terminal enterprise value/EBIT multiples ranging from 8.0x to 10.0x, which implied (at 11.0% and 13.0% discount rates) per Public Share values ranging from $36.51 to $46.48 (in the Upside Case), $31.32 to $39.73 (in the First Case) and $29.69 to $37.51 (in the Second Case). Using terminal multiples of 8.8x (which represented the multiple implied by the Proposal price of $36.50), and the same discount rates, the Upside Case implied per Public Share values of $39.10 to $42.33, the First Case implied per Public Share values of $33.50 to $36.15 and the Second Case implied values of $31.71 to $34.19.

     Present Value of Future Stock Prices and Dividends. The July Report contains a present valuation (based on the First Case and the Second Case) of future stock prices in the years 1995 through 1999 (derived by multiplying forecast future EPS by P/E multiples ranging from 10x to 16x), together with the present value of regular cash dividends and a special "recapitalization" dividend, assumed to be financed by new borrowings and excess cash. Depending on the year and price/earnings multiple selected, the present value of future stock prices for the Public Shares were estimated to range from $30.11 to $43.80 in the First Case and $28.39 to $43.17 in the Second Case.

     Leveraged Recapitalization Analysis. In the July Report, DLJ considered certain leveraged recapitalization analyses performed by Goldman Sachs. As an alternative, DLJ performed leveraged recapitalization analyses that yielded implied per Public Share values of between $34.84 and $39.04 (in the First Case) and $34.50 and $38.55 (in the Second Case).

     Leveraged Buyout Analysis. The July Report also contains a leveraged buyout analysis. By increasing the threshold rate of return required on the initial equity investment, reducing the leverage factor and applying the analysis to the First and Second Cases, DLJ derived indicative per Public Share values of $31.45 and $30.60, respectively.

     Accretion/Dilution Analysis. The July Report also contains an analysis of the impact of the Merger on Parent's 1995 EPS based on certain assumptions, including, among other things, currency exchange rates, the actual performance of the Company and prevailing interest rates.

     DLJ has stated to Parent that, in its view, the DLJ Materials are not necessarily susceptible to partial analysis or summary description. In addition, DLJ has advised Parent that selecting portions of the DLJ Materials or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying DLJ's analyses. No company or transaction used in the above analyses as a comparison is identical to the Company or the contemplated transaction. The DLJ Materials were prepared solely for the purposes described above and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projected future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Parent, the Company or DLJ or any other person assumes responsibility if future results are materially different from those projected. The foregoing summary does not purport to be a complete description of the DLJ Materials and its qualified by reference to the DLJ Materials which are filed as exhibits to the Schedule 13E-3.

     In the course of its investigation DLJ relied upon, and assumed the accuracy and completeness of, publicly available information and the financial and other information provided by the Company, but DLJ did not assume any responsibility for independent verification for any of the foregoing information. The DLJ Materials were based on preliminary versions of the Financial Projections (see "-- Certain Financial Projections"), which were in material respects identical to the final versions thereof. In addition, DLJ did not make an independent evaluation or appraisal of the assets of the Company, nor was DLJ furnished with any such evaluation or appraisals. The DLJ Materials were based on facts and circumstances existing and disclosed to DLJ on the date such materials were presented to Parent.

     DLJ provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of the Company and/or Parent for its own account and for the account of customers.

     DLJ is acting as financial advisor to Parent in connection with the Merger. Pursuant to the Parent's April 28, 1995 letter agreement, Parent has agreed to pay DLJ a retainer fee of $250,000, and additional consideration of $1,125,000 (against which the retainer fee will be credited), payable upon acquisition, by merger or in another form of business combination, of a majority of the Public Shares, provided, that if Parent acquires less than 80% of the Public Shares, such additional compensation shall equal $1,125,000 times the percentage of Public Shares acquired, less the retainer fee. Parent has also agreed to reimburse DLJ for its reasonable out-of-pocket expenses incurred (including the reasonable fees and disbursements of its counsel) and to indemnify DLJ against certain liabilities, including certain liabilities under the federal securities laws.

CERTAIN FINANCIAL PROJECTIONS

     At the direction of the Special Committee, in the course of their analysis of the Company, representatives of Goldman Sachs discussed with senior management of the Company, including Mr. Bich, the Company's business, financial condition and prospects. See "-- Background of the Merger." In the course of those discussions, the Company's management emphasized that the Company did not, in the ordinary course of its business, make forecasts or projections as to future sales, earnings or other income statement data, cash flows or balance sheet and financial position information, other than certain information contained in the Company's annual budget relating solely to the fiscal year covered by such budget (which budget is generally not made publicly available). While noting that the Company's management does not prepare long-term projections in the ordinary course, the Special Committee directed Goldman Sachs to work with the Company's management in order to complete Goldman Sachs' financial analyses, using projections to be developed by the Company's management solely to assist the Special Committee and Goldman Sachs in evaluating the fairness of the consideration to be received by the Public Shareholders in the proposed merger, which projections were based upon a variety of estimates and assumptions. The Financial Projections, consisting of a First Case, a Second Case and an Upside Case, are summarized below. In the course of further discussions between management of the Company, DLJ, Goldman Sachs and members of the Special Committee, management of the Company indicated that, subject to the various caveats expressed below relating to the Financial Projections, it was management's belief that the future operating performance of the Company would most probably fall between the First Case and Second Case.

     These three Financial Projections are summarized below:

                                   FIRST CASE

                                                        YEAR ENDED DECEMBER 31,
                                     -------------------------------------------------------------
                                      1995       1996       1997       1998       1999       2000
                                     ------     ------     ------     ------     ------     ------
                                                      (U.S. DOLLARS IN MILLIONS)
    Revenues.......................  $513.8     $533.2     $567.9     $605.1     $645.1     $686.4
    EBIT...........................    94.3       97.8      104.2      111.0      118.3      125.9
    Operating Profit Margin........    18.3%      18.3%      18.3%      18.3%      18.3%      18.3%

                                  SECOND CASE

                                                        YEAR ENDED DECEMBER 31,
                                     -------------------------------------------------------------
                                      1995       1996       1997       1998       1999       2000
                                     ------     ------     ------     ------     ------     ------
                                                      (U.S. DOLLARS IN MILLIONS)
    Revenues.......................  $506.6     $516.9     $541.3     $567.0     $594.0     $620.8
    EBIT...........................    92.9       94.8       99.3      104.0      109.0      113.9
    Operating Profit Margin........    18.3%      18.3%      18.3%      18.3%      18.3%      18.3%

                                  UPSIDE CASE

                                                        YEAR ENDED DECEMBER 31,
                                     -------------------------------------------------------------
                                      1995       1996       1997       1998       1999       2000
                                     ------     ------     ------     ------     ------     ------
                                                      (U.S. DOLLARS IN MILLIONS)
    Revenues.......................  $513.8     $533.2     $567.9     $605.1     $645.1     $686.4
    EBIT...........................    99.6      106.0      116.7      128.2      140.6      152.9
    Operating Profit Margin........    19.4%      19.9%      20.5%      21.2%      21.8%      22.3%

     The First Case assumed that the Company's consolidated operating margins remained constant at 1994 levels. The Second Case was based on assumptions that the Company's consolidated operating margins remained constant at 1994 levels, while growth in stationery products sales was reduced (to annual increases of 3.0% in units and 2.0% in price, commencing in 1996). The Upside Case assumed 4.5% unit and 3.5% price increases for stationery products, annual 2.0% unit and 0% price increases for lighters and (commencing in 1996) annual 1.5% unit and 4.0% price increases for shavers.

     THE FOREGOING INFORMATION WAS NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING FORWARD-LOOKING INFORMATION OR GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND WAS NOT REVIEWED BY INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY OR PARENT. THE FINANCIAL PROJECTIONS WERE PREPARED SOLELY FOR THE PURPOSE OF ASSISTING THE SPECIAL COMMITTEE AND ITS FINANCIAL ADVISOR, GOLDMAN SACHS, IN EVALUATING THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY THE PUBLIC SHAREHOLDERS IN CONNECTION WITH THE PROPOSAL AND THE MERGER AND WERE BASED UPON A VARIETY OF ESTIMATES AND ASSUMPTIONS, SOME (BUT NOT
ALL) OF WHICH ARE SET FORTH ABOVE. THE ESTIMATES AND ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS INVOLVED JUDGMENTS WITH RESPECT TO, AMONG OTHER THINGS, FUTURE ECONOMIC, COMPETITIVE, REGULATORY AND FINANCIAL MARKET CONDITIONS AND FUTURE BUSINESS DECISIONS WHICH MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE AND REGULATORY UNCERTAINTIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE CONTROL OF

THE COMPANY. WHILE THE COMPANY BELIEVES THESE ESTIMATES AND ASSUMPTIONS TO HAVE BEEN REASONABLE, THERE CAN BE NO ASSURANCE THAT THE FINANCIAL PROJECTIONS WILL BE REALIZED, AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE SHOWN. IN LIGHT OF THE UNCERTAINTIES INHERENT IN FORWARD-LOOKING INFORMATION OF ANY KIND, AND THE COMPANY'S LACK OF EXPERIENCE IN FINANCIAL FORECASTING, THE INCLUSION OF THE FINANCIAL PROJECTIONS SHOULD NOT BE REGARDED AS AN INDICATION THAT PARENT, THE COMPANY, THEIR RESPECTIVE FINANCIAL ADVISORS OR ANYONE WHO RECEIVED THIS INFORMATION CONSIDERED OR CONSIDERS IT A RELIABLE PREDICTOR OF FUTURE OPERATING RESULTS AND THIS INFORMATION SHOULD NOT BE RELIED ON AS SUCH. ADDITIONALLY, THE FINANCIAL PROJECTIONS DO NOT REFLECT REVISED PROSPECTS FOR THE COMPANY'S BUSINESSES, CHANGES IN GENERAL BUSINESS AND ECONOMIC CONDITIONS, OR ANY OTHER TRANSACTION OR EVENT THAT HAS OCCURRED OR THAT MAY OCCUR AND THAT WAS NOT ANTICIPATED AT THE TIME SUCH INFORMATION WAS PREPARED. NONE OF THE COMPANY, PARENT, THEIR RESPECTIVE FINANCIAL ADVISORS OR ANY OTHER PARTY ASSUMES RESPONSIBILITY FOR THE ACCURACY, REASONABLENESS, VALIDITY OR COMPLETENESS OF THE FINANCIAL PROJECTIONS. THE COMPANY DOES NOT INTEND TO UPDATE OR SUPPLEMENT THIS INFORMATION.

PLANS FOR THE COMPANY AFTER THE MERGER

     Except as indicated in this Proxy Statement, Parent does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or any other material changes in the Company's corporate structure or business or the composition of the Board of Directors or management.

     Upon consummation of the Merger, Parent intends to retain the Company as a partially-owned or wholly-owned subsidiary of Parent. Parent anticipates that the assets, business and operations of the Company will be continued substantially as they are currently being conducted. Management of Parent may, however, cause the Company to make such changes as are deemed appropriate and intends to continue to review the Company and its assets, businesses, operations, properties, policies, corporate structure, capitalization and management and consider if any changes would be desirable in light of the circumstances then existing. In addition, Parent intends to continue to review the business of the Company and identify synergies and cost savings. See
"-- Interest of Certain Persons in the Merger."

INTEREST OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Board of Directors of the Company, the shareholders of the Company should be aware that certain officers and directors of the Company have certain interests in the Merger, including those referred to below, that present actual or potential conflicts of interest in connection with the Merger. The Special Committee and the Board of Directors were aware of these potential or actual conflicts of interest and considered them along with other matters described under "-- Recommendation of the Special Committee and Board of Directors of the Company; Fairness of the Merger."

     Common Share Ownership. Bruno Bich, who is the Chairman of the Board and Chief Executive Officer of Parent, is the Chairman of the Board and Chief Executive Officer of the Company. Mr. Bich was present and voted at meetings of the Board held on May 23, 1995 and August 15, 1995. See "-- Background of the Merger." As of the date of this Proxy Statement, the Mergeco Shareholders owned an aggregate of 18,154,848 Common Shares, representing approximately 77% of the Common Shares outstanding on that date. Bruno Bich, as Voting Trustee, exercises voting power over 17,912,648 of such shares pursuant to the Voting Trust Agreement, including all Common Shares owned by Parent. The Mergeco Shareholders other than Parent own an additional 242,200 Common Shares not subject to the Voting Trust Agreement. See "-- Voting Trust Agreement." The Merger Agreement provides that, at the Effective Time of the Merger, all Common Shares then beneficially owned by the Mergeco Shareholders will be cancelled without the payment of any consideration therefor. On August 17 and 18, 1995, Bruno Bich sold in market transactions an aggregate of

150,000 Common Shares not subject to the Voting Trust Agreement for $39.50 per share, or an aggregate of approximately $5.9 million. See "Transactions by Certain Persons in Common Shares".

     As of July 31, 1995, the executive officers and directors of the Company (other than Bruno Bich) owned an aggregate of 42,811 Public Shares, constituting less than 1% of the total number of Common Shares then outstanding. Such individuals have informed Parent that they intend to vote all of their Public Shares in favor of the Merger. If the Merger is consummated, such persons will receive an aggregate of approximately $1.73 million for their Public Shares.

     The following table sets forth, as of July 31, 1995, the number of Public Shares owned by, and the aggregate amounts to be received by, each executive officer and director of the Company who owns any Public Shares (other than Bruno
Bich) pursuant to the Merger. Other than the individuals named below, no executive officer or director of the Company owns any Public Shares.

                           DIRECTOR/                            NUMBER OF          AMOUNT TO BE
                       EXECUTIVE OFFICER                     PUBLIC SHARES(A)        RECEIVED
    -------------------------------------------------------  ----------------      ------------
    Alexander Alexiades....................................       24,000             $972,000
      Director; retired Vice President and Treasurer
    Robert E. Allen........................................        2,000               81,000
      Director
    David W. Heleniak......................................        1,000               40,500
      Director
    Antoine G. Treuille....................................        1,200               48,600
      Director
    Raymond Winter.........................................        5,664(a)           229,392
      President and Chief Operating Officer; Director
    Al D'Addario...........................................        1,574               63,747
      Vice President -- Manufacturing
    Robert L. Macdonald....................................        2,788(a)           112,914
      Vice President -- Finance and Treasurer
    James K. Palmer........................................        2,779(a)           112,550
      Director, Sales and Marketing
    Thomas M. Kelleher.....................................        1,374(a)            55,647
      General Counsel and Secretary
    Jack Teague............................................          432(a)            17,496
      General Manager, Special Markets Division

- ---------------

(a) Represents all Common Shares held as of July 31, 1995, including holdings through the Company's 401(k) Plan.

     Directors and Officers. Pursuant to the Merger Agreement, the directors and officers of the Company will remain the directors and officers, respectively, of the Surviving Corporation. Robert Macdonald, Vice
President -- Finance and Treasurer of the Company, has accepted (effective October 1, 1995) the position of chief financial officer of Parent. Mr. Alexiades represented the Company in various trade association matters in 1994, for which he received $20,000.

     Special Committee. Each member of the Board of Directors who was not, and is not at the present time, an employee of the Company, or an affiliate of Parent, serves on the Special Committee. Each member of the Special Committee will be paid $20,000 for serving on the Special Committee. This compensation was authorized by the Board of Directors of the Company in order to compensate the members thereof for the significant additional time commitment that would be required of them in connection with fulfilling their duties and responsibilities as members of the Special Committee and is payable without regard to whether the Special Committee approved the Merger or whether the Merger is consummated.

     Each member of the Special Committee received $30,000 in 1994 for his service as a director. Shearman & Sterling, a law firm of which Mr. Heleniak is a partner, serves as the Special Committee's legal advisor in connection with the Merger, for which it expects to receive fees of approximately $250,000. Shearman & Sterling has, from time to time, done work for Bruno Bich, as well as for the Company, for which it has received customary compensation. An investment banking firm with which Mr. Treuille was at the time affiliated performed certain advisory services for the Company in 1991 for which it received customary compensation. In addition, Mr. Allen is Managing Director of Redding Consultants, Inc., which was paid $67,914 in 1994 for marketing strategy assistance performed for the Company.

     Indemnification and Insurance. Parent has also agreed in the Merger Agreement, subject to certain limitations, that for a period of six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiaries (collectively, the "Indemnified Parties") from and against, and pay or reimburse the Indemnified Parties for, all losses, obligations, expenses, claims, damages or liabilities (whether or not resulting from third-party claims and including interest, penalties, out-of-pocket expenses and attorneys' fees incurred in the investigation or defense of any of the same or in asserting any of their rights under the Merger Agreement) resulting from or arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement) to the full extent permitted or required under applicable law and, in the case of indemnification by the Surviving Corporation, to the fullest extent permitted under the By-Laws of the Company in effect on the date of the Merger Agreement (which provisions shall not be amended in any manner which adversely affects any Indemnified Party for a period of six years), including provisions relating to advances of expenses incurred in the defense of any action or suit. The Merger Agreement further provides, subject to certain limitations, that for not less than four years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain in effect directors' and officers' liability insurance covering the Indemnified Parties who are currently covered by the Company's existing directors' and officers' liability insurance, on terms and conditions no less favorable to such directors and officers than those in effect on the date of the Merger Agreement. See "The
Merger -- General -- Indemnification and Insurance."

     Certain Agreements. Parent and certain of its affiliates are parties to various contractual arrangements with the Company and certain of the Company's affiliates. Because of Parent's control over the Company's operations, these agreements were not the result of arm's length negotiations among independent parties. Set forth below are summaries of certain of these arrangements. This summary of the Voting Trust Agreement is qualified in its entirety by reference to the copy filed with the SEC as an exhibit to the Schedule 13E-3 and incorporated herein by this reference. Such agreement may be examined and copies may be obtained at the place and in the manner set forth under "Available Information."

     Voting Trust Agreement. The Voting Trust Agreement was executed on February 5, 1991, and amended on February 3, 1992 and July 5, 1993. The purpose of the Voting Trust Agreement is to secure the continuity and stability of policy and management of the Company. Marcel L. Bich and Bruno Bich were named the voting trustees and Neil A. Pollio was named the sole successor voting trustee. Since the death of Marcel L. Bich in May 1994, and in accordance with the Voting Trust Agreement, Bruno Bich has been the sole Voting Trustee. Since the death of Neil A. Pollio in 1991, Alexander Alexiades has served as sole successor voting trustee.

     Pursuant to the Voting Trust Agreement, the Participating Shareholders deposited with the Voting Trustees the certificates for Common Shares owned by them. The Participating Shareholders were issued voting trust certificates for the Common Shares deposited with and transferred to the Voting Trustee. The Participating Shareholders are entitled to all cash dividends declared and paid on the Common Shares they deposited with the Voting Trustee, while the Voting Trustee has the exclusive right to vote such Common Shares.

     As of the Record Date, Bruno Bich, as Voting Trustee, exercised voting control over 17,912,648 Common Shares (representing approximately 76.0% of the outstanding Common Shares), of which (i) 14,829,836 Common Shares (representing approximately 62.9% of the outstanding Common Shares) were beneficially owned by Parent, (ii) 2,541,406 Common Shares (representing approximately 10.8% of the outstanding Common Shares) were beneficially owned by Bruno Bich and trusts for the benefit of himself and members of his family, and (iii) 541,406 Common Shares (representing approximately 2.3% of the outstanding Common Shares) were beneficially owned by Francois Bich. For additional information, see "Ownership of Common Shares -- Security Ownership of Certain Beneficial Owners."

     Technology Sharing and Mutual Purchasing Agreement. Under the terms of an agreement dated June 30, 1971 (as amended, the "Agreement"), the Company and Parent (which is engaged in substantially the same business as the Company) are obligated to furnish each other information with respect to technological improvements, whether patentable or otherwise, at no cost to the recipient. This portion of the Agreement represents the formalization of the arrangement which has prevailed between the parties since the Company's formation. In addition, the Agreement provides that the Company and Parent shall be entitled, but shall not be required, to purchase machinery, equipment and products from each other at a price not greater than 120%, and raw materials at a price not greater than 110%, of the cost thereof. The Agreement was renewed in 1991 for an additional term of five years. Pursuant to the terms of the Agreement, the Company's purchases from and sales to Parent and its affiliates during 1994 aggregated approximately $41.1 million and $12.4 million, respectively. In 1993, the Company's purchases from and sales to Parent and its affiliates aggregated approximately $42.2 million and $11.4 million, respectively. In the first half of 1995, such purchases and sales aggregated $25.6 million and $7.3 million, respectively.

CERTAIN EFFECTS OF THE MERGER

     As a result of the Merger, the entire equity interest of the Company will be owned by the Mergeco Shareholders. Therefore, following the Merger, the Public Shareholders will no longer benefit from any increases in the value of the Company and will no longer bear the risk of any decreases in the value of the Company. In addition, following the Merger, the interest of Parent in the Company's net book value and net income will increase to approximately 86% from a current level of approximately 63% while the other shareholders of Mergeco will continue to hold an interest of approximately 14%. Following the Merger, in dollar terms, Parent's interest in 1994 fiscal year end net book value will increase to $213.1 million from $156.1 million and its interest in 1994 fiscal year net income will increase to $43.9 million from $32.1 million. Following the Merger, the Mergeco Shareholders will benefit from any increases in the value of the Company and also bear the risk of any decreases in the value of the Company.

     The Public Shareholders will have no continuing interest in the Company following the Merger. As a result, the Common Shares will no longer meet the requirements of the NYSE for continued listing and will, therefore, be delisted from the NYSE.

     According to published guidelines, the Common Shares will no longer be eligible for listing on the NYSE when, among other things, the number of record holders of at least 100 Common Shares falls below 1,200, the number of publicly held Common Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) falls below 600,000 or the aggregate market value of publicly held Common Shares (exclusive of NYSE Excluded Holdings) falls below $5,000,000.

     The Common Shares currently constitute "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Common Shares. As a result of the Merger, the Common Shares will no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board and therefore will no longer constitute eligible collateral for credit extended by brokers.

     The Common Shares are currently registered as a class of securities under the Exchange Act. Registration of the Common Shares under the Exchange Act may be terminated upon application of the Company to the SEC if the Common Shares are not listed on a national securities exchange or quoted on NASDAQ and the re are fewer than 300 record holders of the Public Shares. Termination of registration of the Public Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the SEC and would make certain provisions of the

Exchange Act, such as the short-swing trading provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a), and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. If registration of the Common Shares under the Exchange Act is terminated, the Common Shares would no longer be eligible for NYSE listing. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. It is the present intention of the Parent to seek to cause the Company to make an application for the termination of the registration of the Common Shares under the Exchange Act as soon as practicable after the Effective Time of the Merger.

CERTAIN LITIGATION

     Beginning on May 19, 1995, four actions were filed in the Supreme Court of the State of New York, County of New York (the "Court"), by shareholders of the Company. These actions, purportedly brought as class actions on behalf of all Public Shareholders, named the Company, its directors, certain of its officers and Parent as defendants, alleging that they breached their fiduciary duties to plaintiffs and the other Public Shareholders in connection with Parent's proposal to acquire the Public Shares for $36.50 per share. A stipulation and order consolidating these four actions (the "Consolidation Order") under the caption In re BIC Corp. Shareholders Litigation, Consolidated Index No. 112626/95, was signed by the parties on or about June 23, 1995, and submitted to the Court. The Consolidation Order has not yet been entered. The Consolidated Order provides that the defendants need not respond to the four original complaints. The Consolidation Order further provides that plaintiffs shall file a Consolidated and Amended Complaint after entry of the Consolidation Order.

     Another action asserting similar claims on behalf of the same purported class, entitled Rosenzweig v. BIC Corp., et al., was filed in the Connecticut Superior Court, Judicial District of Ansonia/Milford on May 22, 1995. In addition, another similar purported class action, entitled Kahn v. Societe BIC S.A., et al., Index No. 01785, which names only Parent and Bruno Bich as defendants, was filed on May 19, 1995 in the Supreme Court of the State of New York, County of Queens. The time for defendants to respond to the complaints in these actions has not expired.

     The parties to these actions have reached an agreement in principle to settle all such actions with prejudice, based on the terms of the Merger. The settlement is subject to negotiation of a stipulation of settlement and approval by the Court following notice to the Public Shareholders. In connection with the proposed settlement, the plaintiffs intend to apply for an award of attorneys' fees and litigation expenses in the amount of $487,500. The defendants have agreed not to oppose this application.

     The defendants have denied, and continue to deny, that they have committed or have threatened to commit any violation of law or breaches of duty to the plaintiffs or the purported class. The defendants have agreed to the proposed settlement because, among other reasons, such settlement would eliminate the burden and expense of further litigation and would facilitate the consummation of a transaction that they believe to be in the best interests of the Company and the Public Shareholders.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of the material federal income tax consequences of the Merger to the holders of the Public Shares and to the Company under the law in effect as of the date hereof. The following discussion is for general information only, and may not apply to particular categories of holders, such as financial institutions, broker-dealers and tax-exempt entities. ALL HOLDERS OF THE PUBLIC SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER TO THEM WITH SPECIFIC REFERENCE TO THEIR PARTICULAR TAX SITUATIONS, INCLUDING SUCH TAX CONSEQUENCES UNDER STATE, LOCAL AND FOREIGN TAX LAWS.

     The exchange of Public Shares for cash in connection with the Merger will be a taxable transaction to the relevant Public Shareholder for federal income tax purposes. In general, such Public Shareholder will recognize gain or loss in an amount equal to the difference between the cash received and such Public Shareholder's tax basis in such Public Shares. Such gain or loss will be a capital gain or loss if such Public

Shareholder has held such Public Shares as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended. Such capital gain or loss will be a long-term capital gain or loss if such Public Shareholder has held such Public Shares for more than one year as of the date of exchange. There are certain limitations on the deductibility of capital losses. A Public Shareholder who also owns, directly or by attribution, stock of Parent as of the date of exchange should consult such Public Shareholder's own tax advisor regarding the possibility that the cash received will be treated as a dividend.

     Legislative proposals have been recently introduced in Congress to reduce effective tax rates applicable to net long-term capital gains and to limit further the deductibility of long-term capital losses. The proposals would apply generally to transactions entered into after December 31, 1994. If the proposals were enacted into law, long-term capital gains from the exchange of Public Shares in the Merger would generally be taxed at reduced effective tax rates and long-term capital losses from the exchange of Public Shares in the Merger would be subject to further limitations on deductibility. However, it is not clear whether the proposals will be enacted, and, if enacted, whether the proposals will apply with respect to the exchange of Public Shares in the Merger.

     Cash received in exchange for Public Shares in the Merger may be subject to a backup withholding tax at a rate of 31%, unless the relevant Public Shareholder is an exempt recipient or complies with certain identification procedures.

     The Company will not recognize gain or loss as a result of the Merger for federal income tax purposes.

FEES AND EXPENSES

     Estimated fees and expenses incurred or to be incurred by the Company in connection with the Merger are approximately as follows:

          Investment banking fees and expenses.........................  $
          Legal fees and expenses......................................
          SEC filing fee...............................................
          Printing and mailing fees....................................
          Proxy Solicitation Agent fees................................
          Paying Agent fees............................................
          Special Committee fees.......................................
          Miscellaneous expenses.......................................
                                                                         ----------
                    Total..............................................
                                                                          =========

     The above fees and expenses do not include any fees and expenses that may be payable to the attorneys for the plaintiffs as described in "-- Certain Litigation." For information regarding Goldman Sachs' engagement by the Special Committee , see "-- Opinion of Goldman, Sachs & Co.; Summary of Financial Analyses -- Goldman, Sachs & Co.".

     Estimated fees and expenses incurred or to be incurred by Parent in connection with the Merger are investment banking fees and expenses of
$1,125,000, legal fees and expenses of $       and miscellaneous fees of
$          (including one half of the SEC filing fee and the printing fees referenced above). For information regarding DLJ's engagement by Parent, see
"-- Opinion of Goldman, Sachs & Co.; Summary of Financial Analyses -- Donaldson, Lufkin & Jenrette Securities Corporation."

     Neither Parent nor the Company will pay any fees or commissions to any broker or dealer or any other person (other than Goldman Sachs, DLJ, the Proxy Solicitation Agent, and the Paying Agent) for soliciting Public Shares pursuant to the Merger. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Company for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

                                   THE MERGER

GENERAL

     The following is a summary of the Merger Agreement. All references to and summaries of the Merger Agreement in this Proxy Statement are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex A.

     The Merger. The Merger Agreement provides for the merger of Mergeco with and into the Company. The Company will be the Surviving Corporation and it will continue its corporate existence under the laws of the State of New York. At the Effective Time, the separate corporate existence of Mergeco shall cease. The Surviving Corporation shall possess all the rights, privileges, immunities, powers and purposes of Mergeco and the Company and shall assume and become liable for all liabilities, obligations and penalties of the Company and Mergeco.

     Effective Time of Merger. The Effective Time will occur upon the filing of the Certificate of Merger by the New York Department of State. The Certificate of Merger will be filed as soon as practicable after requisite approval and adoption of the Merger Agreement and the Merger by the shareholders of the Company at the Special Meeting are obtained and the other conditions precedent to the consummation of the Merger have been satisfied, or if permissible, waived. See "-- Conditions of the Merger; Amendments, Waiver, and Termination."

     Treatment of Shares in the Merger. At the Effective Time: (a) each Common Share outstanding immediately prior to the Effective Time, except for (i) Common Shares then owned by the Mergeco Shareholders and (ii) Dissenting Shares, shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration, upon surrender of the certificate representing such Common Share; and (b) each Common Share outstanding immediately prior to the Effective Time which is then owned by the Mergeco Shareholders shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist, without any conversion thereof.

     Holders of Common Shares who do not vote in favor of the Merger at the Special Meeting and who shall have properly elected to dissent in the manner provided in Section 623 shall be entitled to payment of the fair value of their Public Shares in accordance with the provisions of Section 623. See
"-- Dissenters' Rights."

     Each Mergeco common and preferred share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one fully paid and non-assessable common share of the Surviving Corporation.

     Exchange of Share Certificates. The Parent has designated Mellon Securities Transfer Services to act as the Paying Agent under the Merger Agreement. Prior to the Effective Time, Parent shall, or Parent shall cause Mergeco to, deposit in trust with the Paying Agent, cash in an aggregate amount equal to the product of: (x) the number of Common Shares outstanding immediately prior to the Effective Time (other than Common Shares owned by the Mergeco Shareholders or Dissenting Shares); and (y) the Merger Consideration (such amount being hereinafter referred to as the "Exchange Fund"). The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for under the Merger Agreement out of the Exchange Fund.

     Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record as of the Effective Time (other than the Mergeco Shareholders) of an outstanding certificate or certificates for Common Shares (the "Certificates"), a letter of transmittal and instructions for use in effecting the surrender of such certificates for payment in accordance with the Merger Agreement. Upon the surrender to the Paying Agent of a Certificate, together with a duly executed letter of transmittal, the holder thereof shall be entitled to receive cash in an amount equal to the product of the number of Common Shares represented by such Certificate and the Merger Consideration, less any applicable withholding tax, and such Certificate shall then be canceled.

     Until surrendered pursuant to the procedures described above, each Certificate (other than Certificates representing Common Shares owned by the Mergeco Shareholders and Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration in cash multiplied by the number of Common Shares evidenced by such Certificate, without any interest thereon.

     After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for an amount in cash equal to the Merger Consideration multiplied by the number of Common Shares evidenced by such Certificate, without any interest thereon.

     Any portion of the Exchange Fund which remains unclaimed by the shareholders of the Company for 180 days after the Effective Time (including any interest, dividends, earnings or distributions received with respect thereto) shall be repaid to the Surviving Corporation, upon demand. Any shareholders of the Company who have not theretofore complied with the procedures set forth above shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration per Common Share, without any interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under New York law. Notwithstanding the foregoing, neither the Paying Agent nor any party to the Merger Agreement shall be liable to any holder of certificates formerly representing Common Shares for any amount to be paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Treatment of Employee Stock Plans. The Company will take all actions necessary to amend the Company's Local 134 Employees' Share Purchase Plan, 401(k) Savings and Investment Plan and a non-contributory 401(k) plan for certain unionized employees of the Company on or prior to the Effective Time to delete as an investment option thereunder purchases of Common Shares.

     Withholding Rights. Pursuant to the Merger Agreement, Parent, Mergeco, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the amounts payable to any holder of Common Shares such amounts as Parent, Mergeco, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under applicable tax law. To the extent that amounts are so deducted and withheld by Parent, Mergeco, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of the Merger Agreement as having been paid to the relevant holder of Common Shares.

     Conditions to the Merger; Amendment, Waiver and Termination. Pursuant to the Merger Agreement, the obligations of each of Parent, Mergeco, the Voting Trustee and the Company, to effect the Merger are subject to the following conditions: (a) the proposal to approve and adopt the Merger Agreement at the Special Meeting shall have received the affirmative vote of the holders of at least a majority of the Public Shares actually voted, in person or by proxy (excluding abstentions), on such proposal, (b) the absence of (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or France or (ii) a commencement of a war, armed hostilities or other international or national calamity directly involving the United States or France which has a material adverse effect on the general economic conditions in the United States or France (other than the commencement of war or armed hostilities in the Republic of Bosnia-Herzegovina), (c) the absence of any effective statute, rule, regulation, a temporary, preliminary or permanent order or injunction prohibiting consummation of the Merger or imposing material limitations on the ability of the Mergeco Shareholders effectively to exercise full rights of ownership with respect to the Common Shares and (d) the approval and adoption of the Merger Agreement by the holders of the requisite number of Common Shares in accordance with the NYBCL and Restated Certificate of Incorporation and By-Laws of the Company. In addition: (a) the obligations of Parent, Mergeco and the Voting Trustee to effect the Merger are subject to (i) the accuracy of the representations and warranties made by the Company in the Merger Agreement as of the date thereof and as of the Effective Time (except for representations and warranties which address matters as of a particular date which must be accurate as of such date), and (ii) the performance by the Company in all material respects of the obligations required to be performed by the Company prior to the Effective Time; and (b) the obligations of the Company to effect the

Merger are subject to (x) the accuracy of the representations and warranties made by Parent and Mergeco in the Merger Agreement as of the date thereof and as of the Effective Time (except for representations and warranties which address matters as of a particular date which must be accurate as of such date), and (y) the performance by Parent and Mergeco in all material respects of the obligations required to be performed by Parent or Mergeco, as the case may be, prior to the Effective Time.

     The Parent or the Company, respectively, may waive the satisfaction of any obligation, covenant, agreement or condition under the Merger Agreement on behalf of Parent or Mergeco, on the one hand, or the Company, on the other, provided that the waiver of any of the Company's rights under the Merger Agreement requires the approval of the Special Committee.

     The Merger Agreement may be amended by written agreement of Parent, Mergeco, the Voting Trustee and the Company at any time prior to the Effective Time, provided that (a) after the Merger Agreement is adopted by the Company's shareholders, no such amendment shall be made that reduces the amount or changes the form of Merger Consideration or otherwise materially and adversely affects the rights of the Public Shareholders without the further approval of at least a majority of the Public Shares actually voted, in person or by proxy (excluding abstentions), on such proposal and (b) the approval of the Special Committee is required for any amendment of the Merger Agreement and any extension by the Company of the time for the performance of any obligations or other acts of Parent or Mergeco.

     The Merger Agreement may be terminated at any time prior to the Effective Time, either before or after approval by the shareholders of the Company by: (a) mutual consent of the respective Boards of Directors of Parent and Mergeco and the Board of Directors, provided that the Special Committee shall have approved such termination; (b) action of either of the respective Boards of Directors of Parent and Mergeco or the Board of Directors if, without the fault of the terminating party, the Merger shall not have been consummated on or prior to January 31, 1996; (c) action of the respective Boards of Directors of Parent and Mergeco, if the Board of Directors shall have withdrawn or modified in a manner adverse to Mergeco its approval or recommendation of the Merger, the Merger Agreement or the transactions contemplated thereby; or (d) action of either of the respective Boards of Directors of Parent and Mergeco or the Board of Directors, if any court of competent jurisdiction in the United States or other governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, permanently enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and non-appealable.

     The Merger Agreement provides that in the event of its termination, no party thereto will have any liability or further obligation to any other party to the Merger Agreement, provided that any termination shall be without prejudice to the rights of any party to the Merger Agreement arising out of breach by any other party of any covenant or agreement contained in the Merger Agreement, and provided further, that certain obligations under the Merger Agreement shall survive any termination.

     Representations and Warranties. The Merger Agreement contains various representations and warranties of the Company to Parent and Mergeco, including with respect to the following matters: (i) the due organization and valid existence of the Company and its subsidiaries and similar corporate matters;
(ii) the capitalization of the Company and its subsidiaries; (iii) the due authorization, execution and delivery of the Merger Agreement, its binding effect on the Company, and the Board of Directors and Special Committee's recommendation of the Merger to the Public Shareholders; (iv) regulatory filings and approvals, and the lack of conflicts between the Merger Agreement and the transactions contemplated thereby with the Company's Restated Certificate of Incorporation or By-Laws, any contract to which it or its subsidiaries are parties, or any law, rule, regulation, order, writ, injunction or decree binding upon the Company or its subsidiaries; (v) the accuracy of the Company's SEC filings, its financial statements and the absence of undisclosed liabilities;
(vi) the vote required to approve the Merger under the NYBCL; (vii) the accuracy of the information provided by the Company for inclusion in this Proxy Statement and the Schedule 13E-3; (viii) the opinion of Goldman Sachs; and (ix) the absence of any brokers or finders (other than Goldman Sachs). Such representations and warranties are subject, in certain cases, to specified exceptions and qualifications.

     The Merger Agreement also contains representations and warranties of Parent and Mergeco to the Company, including with respect to the following matters: (i) the due organization and valid existence of each of Parent and Mergeco and similar corporate matters; (ii) the capitalization of Mergeco; (iii) the due authorization, execution and delivery of the Merger Agreement by Parent, Mergeco and the Voting Trustee, and its binding effect on such parties; (iv) regulatory filings and approvals, and the absence of conflicts of the Merger Agreement and the transactions contemplated thereby with the charter or by-laws (or equivalent documents) of each of Parent and Mergeco, or the Voting Trust Agreement, or with any contract binding upon Parent, Mergeco or the Voting Trustee, or with any law, rule, regulation, order, writ, injunction or decree binding upon any of such parties; (v) Parent's and Mergeco's access to cash funds sufficient to consummate the transactions contemplated by the Merger Agreement; (vi) the formation and absence of prior activities of Mergeco; (vii) the accuracy of the information provided by Parent or Mergeco for inclusion in this Proxy Statement and the Schedule 13E-3; and (viii) the absence of brokers and finders (other than DLJ). Such representations and warranties are subject, in certain cases, to specified exceptions and qualifications.

     Conduct of Business Pending the Merger. Pursuant to the Merger Agreement, from the date thereof to the Effective Time, neither the Company nor any of its subsidiaries, subject to certain exceptions, may declare, set aside or pay any dividend or other distribution in respect of its capital stock, provided that the Board of Directors may declare dividends in respect of its capital stock if the Merger has not been consummated by December 31, 1995.

     Certain Agreements. The Merger Agreement provides that the Company will as soon as practicable: (i) acting through its Board of Directors, and subject to the fiduciary duties thereof and applicable law, call and convene the Special Meeting, (ii) prepare and file with the SEC a preliminary proxy statement and mail the definitive proxy statement to its shareholders, and (iii) subject to the fiduciary duties under applicable law of the Company's directors, use its best efforts to obtain the necessary approvals by its shareholders of the Merger Agreement and the transactions contemplated thereby. The Merger Agreement provides that the proxy statement will include the respective recommendations of the Board of Directors to the shareholders of the Company and of the Special Committee to the Public Shareholders in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby. Notwithstanding any other provision of the Merger Agreement to the contrary, if the Board of Directors or the Special Committee determines, in good faith in the exercise of its fiduciary duties under applicable law, to withdraw, modify or amend its recommendation in favor of the Merger, such withdrawal, modification or amendment will not constitute a breach of the Merger Agreement.

     Pursuant to the Merger Agreement, the Company, Parent and Mergeco will together prepare and file the Schedule 13E-3 under the Exchange Act. Parent, Mergeco and the Company will each furnish all information concerning it, its affiliates and certain other persons required to be included in the Proxy Statement and the Schedule 13E-3 and respond promptly to any comments made by the SEC with respect thereto.

     Parent has agreed in the Merger Agreement that it will: (i) as soon as practicable after the date thereof, cause the Merger Agreement to be approved by the requisite vote of the Mergeco Shareholders; and (ii) cause Mergeco to perform its obligations under the Merger Agreement. The Merger Agreement also prohibits Mergeco from engaging in any business or activity other than in connection with the Merger.

     Best Efforts. Pursuant to the Merger Agreement, each of the parties will use its best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate the Merger, including obtaining the necessary consents of third parties and governmental authorities.

     Indemnification and Insurance. Parent has agreed in the Merger Agreement, subject to certain limitations, that for a period of six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the "Indemnified Parties" (as defined) from and against, and pay or reimburse the Indemnified Parties for, all losses, obligations, expenses, claims, damages or liabilities (whether or not resulting from third-party claims and including interest, penalties, out-of-pocket expenses and attorneys' fees incurred in the investigation or defense of any of the same or in asserting any of their rights under the Merger Agreement) resulting from or arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement) to the full extent permitted or required under applicable law and, in the case of indemnification by the Surviving Corporation, to the fullest extent permitted under the By-Laws of the Company in effect on the date of the Merger Agreement (which provisions cannot be amended in any manner which adversely affects any Indemnified Party for a period of six years), including provisions relating to advances of expenses incurred in the defense of any action or suit.

     The Merger Agreement further provides that for not less than four years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain in effect directors' and officers' liability insurance covering the Indemnified Parties who are currently covered by the Company's existing directors' and officers' liability insurance, on terms and conditions no less favorable to such directors and officers than those in effect on the date of the Merger Agreement, provided that Parent or the Surviving Corporation are not required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance.

ACCOUNTING TREATMENT

     The Merger will be accounted for under the "purchase" method of accounting whereby the purchase price will be allocated among the Company's assets and liabilities based on the fair market value of the assets acquired and liabilities assumed.

PAYMENT FOR PUBLIC SHARES; SOURCES OF FUNDS

     Approximately $219 million will be required to pay the Merger Consideration to the holders of all Public Shares outstanding at the Effective Time (assuming no such holder perfects its dissenters' rights) and it is expected that
approximately $     will be required to pay the expenses of Parent and Mergeco in connection with the Merger. Such funds will be furnished from available general funds of Parent. It is currently expected that approximately $ million will be required to pay the expenses of the Company. Such funds will be furnished from available general funds of the Company. See "Special
Factors -- Fees and Expenses."

DISSENTERS' RIGHTS

     Shareholders who do not vote in favor of approval and adoption of the Merger Agreement may have the right to seek payment in cash of the fair value of their Common Shares by complying with the requirements of Section 623 of the NYBCL. Failure of a shareholder to strictly adhere to the requirements of
Section 623 will result in the loss of such shareholder's dissenter's rights.

     A dissenting shareholder must, before the taking of the vote on the Merger Agreement, file with the Company a written objection. The objection must include: a notice of the dissenting shareholder's election to dissent; the shareholder's name and residence address; the number of shares as to which the shareholder dissents; and a demand for payment of the fair value of such shares if the Merger is effected. The written objection should be delivered to BIC Corporation, 500 BIC Drive, Milford, Connecticut 06460, Attention: Thomas M. Kelleher, General Counsel and Secretary, prior to the Special Meeting. To effectively exercise dissenters' rights, such shareholder may not vote any of his, her or its shares for the Merger Agreement. Within 10 days after the vote of shareholders authorizing the Merger Agreement and the Merger, the Company must give written notice of such authorization to each dissenting shareholder. Within 20 days after the giving of such notice, any shareholder who elects to dissent must file with the Company a written notice of such election, stating such shareholder's name and residence address, the number of Common Shares as to which dissent is made and a demand for payment of the fair value of such shares. Such dissenting shareholder may not dissent as to less than all Common Shares beneficially owned by the shareholder. Upon consummation of the Merger, a dissenting shareholder shall cease to have any of the rights of a shareholder, except the right to be paid the fair value of the dissenting shareholder's shares, and any other rights under Section 623. At the time of filing the notice of election of dissent or within one month thereafter, such shareholder must submit certificates representing all such Common Shares to the Company or its transfer agent. Failure to submit the certificates may result in the loss of such shareholder's dissenter's rights. Within 15 days after the expiration of the period within which shareholders may file their notices of election to dissent, or within 15 days after consummation of the Merger, whichever is later (but not later than 90 days after the shareholders' vote authorizing the Merger), the Company must make a written offer (which, if the Merger has not been consummated, may be conditioned upon such consummation) to each such dissenting shareholder who has filed such notice of election to pay for the Common Shares at a specified price which the Company considers to be their fair value. If the Company and the dissenting shareholder are unable to agree as to such fair value, Section 623 provides for judicial determination of fair value. A vote AGAINST approval and adoption of the Merger Agreement does not constitute the written objection required to be filed by a dissenting shareholder. Failure by a shareholder to vote AGAINST approval and adoption of the Merger Agreement, however, will not constitute a waiver of rights under
Section 623 provided that a written objection has been properly filed and such shareholder has not voted any of his, her or its shares FOR the approval and adoption of the Merger Agreement.

     The foregoing does not purport to be a complete statement of the provisions of Section 623 and is qualified in its entirety by reference to such section, which is reproduced in full as Annex C to this Proxy Statement.

     THE PROVISIONS OF SECTION 623 ARE COMPLEX AND TECHNICAL IN NATURE. SHAREHOLDERS DESIRING TO EXERCISE DISSENTERS' RIGHTS MAY WISH TO CONSULT COUNSEL, SINCE THE FAILURE TO COMPLY STRICTLY WITH THESE PROVISIONS WILL RESULT IN THE LOSS OF THEIR DISSENTERS' RIGHTS.

                          MARKET PRICES AND DIVIDENDS

     The Common Shares are traded on the NYSE under the symbol "BIC." The Company paid quarterly cash dividends totaling $1.06 in 1990, $0.56 in 1991, $1.06 in 1992, $.72 in 1993, $.80 in 1994 and $.46 through the second quarter of 1995. During the first quarter of 1995 the Board of Directors voted an increase in the regular quarterly dividend from $.20 per Common Share to $0.23 per Common Share.

     Under the terms of the Merger Agreement, the Company will not pay the regular quarterly cash dividend otherwise payable on October 30, 1995, even if the Merger is consummated subsequent to such date. See "The
Merger -- General -- Conduct of Business Pending the Merger." Although there can be no assurance as to whether the proposed transaction will be effected, it is currently anticipated that the Merger will be completed in late October or early November of 1995.

     The following table sets forth, for the calendar periods indicated, the high and low sales prices per Common Share, as quoted on the NYSE.

                                                                            SALES PRICES
                                                                             PER COMMON
                                                                               SHARE
                                                                           --------------
                              CALENDAR PERIODS                             HIGH       LOW
    ---------------------------------------------------------------------  ----       ---
    1993
    First Quarter........................................................  $41        $30 7/8
    Second Quarter.......................................................   33  7/8    26
    Third Quarter........................................................   31  3/8    27
    Fourth Quarter.......................................................   33  5/8    27
    1994
    First Quarter........................................................  $31  7/8   $28
    Second Quarter.......................................................   29  1/4    26 1/2
    Third Quarter........................................................   30  7/8    28
    Fourth Quarter.......................................................   30         25 5/8
    1995
    First Quarter........................................................  $32  3/4   $28 1/4
    Second Quarter.......................................................   39  3/8    30 5/8
    Third Quarter (through September   ).................................

     On May 18, 1995, the last full trading day prior to the public announcement of the Proposal, the last reported sale price per Common Share on the NYSE was $35 3/4. On August 15, 1995, the last full trading day prior to the public announcement that the parties had entered into the Merger Agreement, the last
reported sale price per Common Share on the NYSE was $39 1/4. On September   ,
1995, the last reported sale price per Common Shares on the NYSE was
$          . HOLDERS OF COMMON SHARES ARE URGED TO OBTAIN A CURRENT MARKET
QUOTATION FOR THE COMMON SHARES.

              SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY

     The following table sets forth selected consolidated historical financial data of the Company. The selected financial data should be read in conjunction with the Consolidated Financial Statements of the Company, related notes and other financial information incorporated by reference into this Proxy Statement. The selected financial data at July 2, 1995 and July 3, 1994 and for the six month periods then ended is unaudited but includes, in the opinion of management, all adjustments necessary for a fair presentation of the results of operations and the financial position at and for each of the interim periods presented. Operating results for the six months ended July 2, 1995 are not necessarily indicative of the results to be expected for the full year. The following summary is qualified in its entirety by reference to such financial statements, related notes and other financial information.

                                BIC CORPORATION

                                      SIX MONTHS ENDED
                                     -------------------              AT END OF OR FOR FISCAL YEARS
                                     JULY 2,    JULY 3,    ----------------------------------------------------
                                       1995       1994       1994       1993       1992       1991       1990
                                     --------   --------   --------   --------   --------   --------   --------
                                         (UNAUDITED)
                                         (U.S. DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA AND RATIOS)
INCOME STATEMENT DATA
Net sales..........................  $257,413   $241,616   $475,118   $439,311   $417,377   $369,171   $329,246
Income before income taxes,
  extraordinary credit and
  cumulative effect of changes in
  accounting principles............    48,234     43,486     87,207     73,986     67,278     46,616     41,067
Net income.........................    28,622     25,357     51,021     34,964     39,935     28,059     24,055
Ratio of earnings to fixed
  charges(1).......................        --         --         --         --         --         --         --
Per share:(2)
  Income before extraordinary
    credit and cumulative effect of
    changes in accounting
    principles.....................      1.21       1.10       2.19       1.90       1.70       1.12       0.92
  Net income.......................      1.21       1.08       2.17       1.48       1.70       1.16       0.99
  Cash dividends...................      0.46       0.40       0.80       0.72       1.06       0.56       1.06
BALANCE SHEET DATA
Working Capital....................   123,116     93,157    107,816     77,232     71,469    106,284    111,624
Long-term debt.....................         0          0          0          0          0          0          0
Total assets.......................   440,573    386,164    358,687    336,216    308,466    280,205    257,107
Total assets less research and
  development and excess of assets
  acquired over book value.........   428,683    372,575    345,947    321,778    292,329    280,205    257,107
Shareholders' equity...............   261,447    240,638    247,917    226,688    209,366    195,515    190,187
Book value per share...............     11.10      10.21      10.52       9.62       8.89       8.30       7.85

- ---------------

(1) The Company had no fixed charges in any of the periods presented.

(2) Per share amounts have been retroactively restated to reflect the 1992 share split effected in the form of a 100% share dividend. Cash dividends per share represent the total dividends paid each year. The 1992 and 1990 dividends included a special cash dividend of $0.50 per share.

                           OWNERSHIP OF COMMON SHARES

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information as of the date of this Proxy Statement concerning the beneficial ownership of Common Shares by each person known by the Company to own more than 5% of its Common Shares.

                                                            AMOUNT AND NATURE
                    NAME AND ADDRESS                          OF BENEFICIAL               PERCENT
                  OF BENEFICIAL OWNER                           OWNERSHIP                 OF CLASS
                 ---------------------                      -----------------             --------
Bruno Bich..............................................        18,154,848(1)               77.1%
  BIC Corporation
  Milford, Connecticut
Societe BIC S.A. .......................................        14,829,836(2)               62.9%
  9, rue Petit
  92110 Clichy, France

- ---------------

(1) Includes:

     (a) 14,829,836 shares owned by Parent subject to the Voting Trust Agreement . See "Special Factors -- Interest of Certain Persons in the
         Merger -- Voting Trust Agreement;"
     (b) 2,400,000 shares which are subject to the Voting Trust Agreement and an additional 117,480 shares not subject to the Voting Trust Agreement, all of which are owned indirectly by Bruno Bich, in trust for the benefit of Bruno Bich and his family;
     (c) 541,406 shares which are subject to the Voting Trust Agreement, owned directly by Francois Bich, a brother of Bruno Bich;
     (d) 141,406 shares which are subject to the Voting Trust Agreement, owned directly by Bruno Bich;
     (e) 67,200 shares which are owned indirectly by Bruno Bich, in trust for the benefit of Bruno Bich's minor children;
     (f) 55,500 shares which are not subject to the Voting Trust Agreement, held in the name of Bruno Bich's minor children; and
     (g) 2,020 shares which are not subject to the Voting Trust Agreement, owned directly by Bruno Bich.

          With the exception of the 2,541,406 shares subject to the Voting Trust Agreement (the sum of the shares subject to the Voting Trust Agreement identified in clauses (b) and (d)), Bruno Bich's interest in all other shares subject to the Voting Trust Agreement arises solely from his being Voting Trustee under the Voting Trust Agreement and he disclaims any beneficial interest in such shares.

(2) Common Shares held by Parent subject to the Voting Trust Agreement.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth certain information as of July 31, 1995, with respect to the number of Common Shares of the Company owned by each director and executive officer of the Company (other than Bruno Bich, whose ownership of Common Shares is described above) and all directors and officers as a group. Each individual has sole power to vote and sole power to dispose of all of his Common Shares.

                            NAME OF                           AMOUNT OF BENEFICIAL     PERCENT OF
                        BENEFICIAL OWNER                          OWNERSHIP(A)           CLASS
    --------------------------------------------------------  --------------------     ----------
    Alexander Alexiades.....................................          24,000              *
    Robert E. Allen.........................................           2,000              *
    David W. Heleniak.......................................           1,000              *
    Antoine G. Treuille.....................................           1,200              *
    Raymond Winter..........................................           5,664              *
    Robert L. Macdonald.....................................           2,788              *
    Al D'Addario............................................           1,574              *
    James K. Palmer.........................................           2,779              *
    Thomas M. Kelleher......................................           1,374              *
    Jack Teague.............................................             432              *
    Directors and Executive Officers as a group (10 persons,
      excluding Bruno Bich).................................          42,811              *

- ---------------

(a) Represents all Common Shares held as of July 31, 1995, including holdings through the Company's 401(k) Plan.

 *  Each individual has stock holdings of less than 1%.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS OF PARENT AND MERGECO

     As set forth in "Interest of Certain Persons in the Merger," certain directors and executive officers of the Company are also directors and executive officers of Parent and Mergeco. With the exception of the ownership of the Common Shares by certain of such persons set forth in "Ownership of Common Shares -- Security Ownership of Directors and Executive Officers of the Company," no director or executive officer of Parent or Mergeco owns any Common Shares.

                TRANSACTIONS BY CERTAIN PERSONS IN COMMON SHARES

     On August 17 and 18, 1995, Bruno Bich sold in market transactions an aggregate of 150,000 Common Shares not subject to the Voting Trust Agreement for $39.50 per share, or an aggregate of approximately $5.9 million. Certain executive officers of the Company are participants in the Company's 401(k) Savings and Investment Plan (the "401(k) Plan") and allocate some or all of their contributions under such plan towards purchases of Common Shares for their accounts. As of July 31, 1995, participants in the 401(k) Plan beneficially owned an aggregate of 200,103 Common Shares. Participants in a noncontributory 401(k) Plan for certain unionized employees of the Company (the "Employee Plan") owned as of such date an aggregate of 150,951 Common Shares. Fleet Bank, as trustee under the 401(k) Plan, purchased in market transactions 1,795 Common Shares for $39.375 per share on July 6, 1995, 2,000 Common Shares for $39.00 per share on July 25, 1995, 1,755 Common Shares for $39.125 per share on July 27, 1995 and 1,274 Common Shares for $39.00 per share on August 9, 1995. Fleet Bank, as trustee under the Employee Plan, purchased in market transactions 1,200 Common Shares for $39.00 per share on July 5, 1995, 951 Common Shares for $38.875 per share on August 2, 1995 and 892 Common Shares for $39.00 per share on August 8, 1995. Except as set forth above, since June 28, 1995, 60 days prior to the filing of the Schedule 13E-3, none of Parent, the Company, Mergeco, the Voting Trustee, any majority-owned subsidiary thereof, any director or executive officer thereof, and no pension, profit-sharing or similar plan of Parent, the Company or Mergeco has effected any purchases or sales of Common Shares. In addition, none of Parent, the Company, the Voting Trustee or Mergeco has purchased any Common Shares since January 1, 1993.

                 MANAGEMENT OF PARENT, MERGECO AND THE COMPANY

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

     Set forth below is the name and business address of each person who is a director or executive officer of Parent, the present principal occupation or employment of each such person and the name, principal business and address of the corporation or other organization in which such occupation or employment of each such person is conducted and the material occupations, positions, offices and employment and the name, principal business and address of any corporation or other organization in which any material occupation, position, office or employment of each such person was held during the last five years. Unless otherwise indicated, the address of each such person is and has been for the past five years that of the Parent at 9, rue Petit 92110 Clichy, France. Unless otherwise indicated, each person listed below is a citizen of France.

                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
             NAME                             AND FIVE-YEAR EMPLOYMENT HISTORY
- ------------------------------  ------------------------------------------------------------
Bruno Bich....................  Chairman of the Board and Chief Executive Officer since May
                                1993. Director since June 1986. Chairman of the Board and
                                Chief Executive Officer of the Company since January 8,
                                1992. President and Chief Executive Officer of the Company
                                from 1983 to 1992. Director of the Company since 1971.
                                Citizen of France and the United States.
Edouard Buffard...............  Director since September 1954. Executive Vice President since September 1972.
Claude Bich...................  Director and Executive Vice President since June 1973.
Francois Bich.................  Director since September 1977. Executive Vice-President since May 1978.
Marie-Aimee Bich-Dufour.......  Executive Vice-President since March 1995. Member of the
                                Paris Bar and practising avocat, Cabinet Vaisse Lardin et
                                Associes, 51 avenue Montaigne, 75008 Paris, France, from
                                January 1983 to February 1995.
Jacques-Henri Delaage.........  Chief Financial Officer for more than five years.
Gaston Pirlot.................  Director since May 1995. Director of European Affairs since
                                January 1995. Chairman of the Board of Conte, 6 rue Gerhard
                                Hansen, 62205 Boulogne, Sur Mer, France, since November
                                1992. Director of BIC BENELUX, Chaussee de Huecht, 55 1030
                                Bruxelles, Belgium, since March 1987. Citizen of Belgium.
Jean-Claude d'Entreves........  Director of International Development since April 1995.
                                Deputy Chief Executive Officer, September 1989 to May 1991.
                                Chairman and Chief Executive Officer of BIC Italia, Casella
                                Postale 13056, 20010 Milan, Italy, from May 1991 to March
                                1995. Citizen of Italy and the United Kingdom.
Charles de Menthon............  Export Manager for more than five years.

DIRECTORS AND EXECUTIVE OFFICERS OF MERGECO

     Set forth below is the name of each person who is a director or executive officer of Mergeco. The present principal occupation or employment of each such person, their five year employment history, their citizenship and their business address is set forth above under "-- Directors and Executive Officers of Parent".

               NAME                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
- -----------------------------------  --------------------------------------------------------
Bruno Bich.........................  Director; President and Treasurer; Chief Executive
                                     Officer.
Marie-Aimee Bich-Dufour............  Director; Vice President and Secretary.
Gaston Pirlot......................  Director.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     Set forth below is the name and business address of each person who is a director or executive officer of the Company and, unless disclosed elsewhere herein, the present principal occupation or employment of each such person and the name, principal business and address of the corporation or other organization in which such occupation or employment of each such person is conducted and the material occupation, positions, offices and employment and the name, principal business and address of any corporation or other organization in which any material occupational position, office or employment of each such person was held during the last five years. Unless otherwise indicated, the business address of each such person is, and has been for the past five years, that of the Company at 500 BIC Drive, Milford, CT 06460. Unless otherwise indicated, each person listed below is a citizen of the United States.

                                          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
               NAME                                FIVE-YEAR EMPLOYMENT HISTORY
- -----------------------------------  --------------------------------------------------------
Alexander Alexiades................  Vice President and Treasurer from 1973 to March 1993.
                                     Director since 1971.
Robert E. Allen....................  Managing Director with the consulting firm of Redding
                                     Consultants, Inc., 11 Grumman Hill, Wilton, CT, since
                                     1982. Director since 1992.
Bruno Bich.........................  Chairman of the Board and Chief Executive Officer since
                                     1992. President and Chief Executive Officer from 1983 to
                                     1992. Director since 1971. Chairman of the Board and
                                     Chief Executive Officer of Societe BIC S.A. since June
                                     1993. Director since 1986. Citizen of France and the
                                     United States.
Al D'Addario.......................  Vice President -- Manufacturing, since September 1993.
                                     Manager -- Manufacturing from January 1992 to September
                                     1993. Plant Manager -- Lighter/Shaver from October 1991
                                     to January 1992. Plant Manager -- Lighters from January
                                     1989 to October 1991.
David W. Heleniak..................  Partner with the law firm of Shearman & Sterling, 599
                                     Lexington Avenue, New York, NY 10022 since 1981.
                                     Director since 1992.
Thomas M. Kelleher.................  General Counsel and Secretary since 1994. Corporate
                                     Counsel and Secretary from 1992 to 1994. Corporate
                                     Counsel and Assistant Secretary from 1988 to 1992.
Robert L. Macdonald................  Vice President-Finance and Treasurer since 1993.
                                     Controller from 1990 to 1993. Citizen of the United
                                     Kingdom.
Antoine G. Treuille................  Senior Vice President with the investment firm of Desai
                                     Capital Management, Inc., 540 Madison Avenue, New York,
                                     NY, since 1992. Executive Vice President with the
                                     investment firm of Entrecanales Inc., 767 Fifth Avenue,
                                     New York, NY, from 1985 to 1992. Director since 1992.
Raymond Winter.....................  President and Chief Operating Officer since 1992. Vice
                                     President -- Sales & Marketing from 1985 to 1986 and
                                     1991 to 1992. President of BIC Inc., 155 Oakdale Rd.,
                                     Downsview, Ontario, Canada, from 1986 to 1994. Director
                                     since 1992. Citizen of Canada.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The consolidated financial statements and schedules included in the Company's Annual Report on Form 10-K, incorporated by reference in this Proxy Statement, have been audited by Deloitte & Touche LLP, independent public accountants, as stated in their reports with respect thereto. It is expected that representatives of Deloitte & Touche LLP will be present at the Special Meeting, both to respond to appropriate questions of shareholders of the Company and to make a statement if they desire.

                             SHAREHOLDER PROPOSALS

     Under the NYBCL and the By-Laws of the Company, no other business may be transacted at the Special Meeting. If the Merger is not for any reason consummated, then, in accordance with regulations issued by the SEC, shareholder proposals intended for presentation at the Company's 1996 annual meeting of shareholders must be received by the Secretary of the Company no later than
              , 1995, if such proposals are to be considered for inclusion in the Company's proxy statement. Proposals should be mailed via certified mail and addressed to Thomas M. Kelleher, General Counsel and Secretary, BIC Corporation, 500 BIC Drive, Milford CT 06460.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company (File No. 001-06832) are incorporated by reference in this Proxy Statement:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended January 1, 1995;

          2. The Company's Quarterly Reports on Form 10-Q for the quarters ended April 1, 1995 and July 2, 1995; and

          3. The Company's Current Reports on Form 8-K filed on May 23, 1995 and August 21, 1995.

     All documents and reports filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the respective dates of filing of such documents or reports.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

     THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE TO SUCH DOCUMENTS) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT IS DELIVERED, ON WRITTEN OR ORAL REQUEST TO BIC CORPORATION, 500 BIC DRIVE, MILFORD, CONNECTICUT 06460,
ATTENTION: THOMAS M. KELLEHER, GENERAL COUNSEL AND SECRETARY, TELEPHONE: (203) 783-2074. IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL
MEETING, REQUESTS MUST BE RECEIVED BY               , 1995.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     This Proxy Statement includes information required by the SEC to be disclosed pursuant to Rule 13e-3 under the Exchange Act, which governs so-called "going private" transactions by certain issuers or their affiliates. In accordance with that rule, the Company, Parent, Mergeco and Bruno Bich, as Voting Trustee, have filed with the Commission, under the Exchange Act, a
Schedule 13E-3 with respect to the Merger. This Proxy Statement does not contain all of the information set forth in the Schedule 13E-3, parts of which are omitted in accordance with the regulations of the SEC. The Schedule 13E-3, and any amendments thereto, including exhibits files as a part thereof, will be available for inspection and copying at the offices of the SEC as set forth above.

                                 MISCELLANEOUS

     Where information contained in this Proxy Statement rests particularly within the knowledge of a person other than the Company, the Company has relied upon information furnished by such person or contained in filings made by such person with the SEC.

                                          By Order of the Board of Directors

                                          Thomas M. Kelleher
                                          General Counsel and Secretary

                                                                         ANNEX A

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                               SOCIETE BIC, S.A.

                            BIC MERGER CORPORATION,

                                  BRUNO BICH,
                               as VOTING TRUSTEE

                                      AND
                                BIC CORPORATION

                          Dated as of August 15, 1995

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                               TABLE OF CONTENTS
                          (NOT PART OF THE AGREEMENT)

SECTION                                                                                   PAGE
- -------                                                                                   ----
PARTIES............................................................................        A-1
PREAMBLE...........................................................................        A-1

                                       ARTICLE I
                                       THE MERGER
 1.1.     The Merger....................................................................   A-1
 1.2.     Certificate of Incorporation..................................................   A-1
 1.3.     By-Laws.......................................................................   A-1
 1.4.     Directors and Officers........................................................   A-2
 1.5.     Effective Time................................................................   A-2

                                       ARTICLE II
                                  CONVERSION OF SHARES
 2.1.     Company Common Shares.........................................................   A-2
 2.2.     Dissenting Shares.............................................................   A-2
 2.3.     Purchaser Common Shares.......................................................   A-3
 2.4.     Exchange of Shares............................................................   A-3
 2.5.     Employee Stock Plans..........................................................   A-4
 2.6.     Withholding Rights............................................................   A-4

                                      ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF THE COMPANY
 3.1.     Organization..................................................................   A-4
 3.2.     Capitalization................................................................   A-4
 3.3.     Authorization of this Agreement; Recommendation of Merger.....................   A-5
 3.4.     Governmental Filings; No Conflicts............................................   A-5
 3.5.     Disclosure and Financial Statements; No Undisclosed Liabilities...............   A-6
 3.6.     Vote Required.................................................................   A-6
 3.7.     Opinion of Financial Advisor..................................................   A-6
 3.8.     Finders and Investment Bankers................................................   A-6
                                       ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGECO
 4.1.     Organization..................................................................   A-6
 4.2.     Capitalization................................................................   A-7
 4.3.     Authorization of this Agreement...............................................   A-7
 4.4.     Governmental Filings; No Violations...........................................   A-7
 4.5.     Financial Ability to Perform..................................................   A-8
 4.6.     Formation of Mergeco; No Prior Activities.....................................   A-8
 4.7.     Finders and Investment Bankers................................................   A-8

SECTION                                                                                   PAGE
- -------                                                                                   ----
                                       ARTICLE V
                                       COVENANTS
 5.1.     Conduct of the Business of the Company........................................   A-8
 5.2.     Activities of Mergeco; Shareholder Approval; Issuance of Mergeco Preferred
          Shares........................................................................   A-8
 5.3.     Obligations of Mergeco........................................................   A-8
 5.4.     Access to Information.........................................................   A-9
 5.5.     Shareholders' Meeting.........................................................   A-9
 5.6.     Proxy Statement and Schedule 13E-3............................................   A-9
 5.7.     Best Efforts..................................................................  A-10
 5.8.     Consents......................................................................  A-10
 5.9.     Public Announcements..........................................................  A-10
 5.10.    Indemnification...............................................................  A-10
 5.11.    Transfer Taxes................................................................  A-11

                                       ARTICLE VI
                                   CLOSING CONDITIONS
 6.1.     Conditions to the Obligations of Each Party...................................  A-12
 6.2.     Conditions to the Obligations of Parent, Mergeco and the Voting Trustee.......  A-12
 6.3.     Conditions to the Obligations of the Company..................................  A-12

                                      ARTICLE VII
                                        CLOSING
 7.1.     Time and Place................................................................  A-13
 7.2.     Filings at the Closing........................................................  A-13

                                      ARTICLE VIII
                              TERMINATION AND ABANDONMENT
 8.1.     Termination...................................................................  A-13
 8.2.     Procedure and Effect of Termination...........................................  A-13

                                       ARTICLE IX
                                     MISCELLANEOUS
 9.1.     Amendment and Modification....................................................  A-14
 9.2.     Waiver of Compliance; Consents................................................  A-14
 9.3.     Survival of Warranties........................................................  A-14
 9.4.     Notices.......................................................................  A-15
 9.5.     Assignment; Parties in Interest...............................................  A-15
 9.6.     Expenses......................................................................  A-16
 9.7.     Specific Performance..........................................................  A-16
 9.8.     Governing Law.................................................................  A-16
 9.9.     Counterparts..................................................................  A-16
 9.10.    Interpretation................................................................  A-16
 9.11.    Entire Agreement..............................................................  A-16

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of August 15, 1995, among Societe BIC S.A. ("Parent"), a societe anonyme organized under the laws of France, BIC Merger Corporation ("Mergeco"), a New York corporation more than two-thirds of the outstanding capital stock of which is owned by Parent, solely for purposes of Section 5.5 hereof, Bruno Bich, as voting trustee (the "Voting Trustee") under a voting trust agreement, dated as of February 5, 1991, as amended (the "Voting Trust Agreement"), among Parent, the Company (as hereinafter defined) and the voting trustees and certain shareholders of the Company named therein, and BIC Corporation, a New York corporation (the "Company").

     WHEREAS, Parent and the other shareholders of Mergeco own an aggregate of approximately 78% of the shares of common stock, par value $1.00 per share (the "Common Shares") of the Company and have proposed to the Board of Directors of the Company that Parent acquire the remaining Common Shares (the "Public Shares; and the holders thereof; being referred to as the "Public Shareholders");

     WHEREAS, the Board of Directors of each of Parent and Mergeco believes it is in the best interest of each of Parent and Mergeco and their respective shareholders, and the Board of Directors of the Company believes it is in the best interest of the Company and its shareholders, to consummate the merger of Mergeco with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, a Special Committee of the Board of Directors of the Company (the "Special Committee") has determined that the Merger is fair to, and in the best interests of, the Public Shareholders, and recommended the approval and adoption of this Agreement to the Board of Directors of the Company; and

     WHEREAS, the Boards of Directors (or equivalent governing bodies) of Parent, Mergeco and the Company have approved and adopted this Agreement and approved the Merger upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1. The Merger. (a) As promptly as practicable following the satisfaction or waiver of the conditions set forth in Article VI hereof, and in accordance with the provisions of this Agreement and the provisions of the New York Business Corporation Law (the "NYBCL"), the parties hereto shall cause Mergeco to be merged with and into the Company, and the Company shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of New York. At the Effective Time (as hereinafter defined), the separate corporate existence of Mergeco shall cease.

     (b) The Merger shall have the effects specified in the NYBCL. The Surviving Corporation shall possess all the rights, privileges, immunities, powers and purposes of Mergeco and the Company and shall assume and become liable for all the liabilities, obligations and penalties of the Company and Mergeco.

     1.2. Certificate of Incorporation. The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Restated Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with provisions thereof and the NYBCL.

     1.3. By-Laws. The By-Laws of the Company in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended, altered or repealed as provided therein and the NYBCL.

     1.4. Directors and Officers. The directors and officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

     1.5. Effective Time. As soon as practicable following the Closing (as defined in Section 7.1 of this Agreement), and provided that this Agreement shall not have been terminated pursuant to Article VIII hereof, the Company and Mergeco will cause a certificate of merger (the "Certificate of Merger"), together with any other documents required by law to effectuate the Merger, to be executed, verified and delivered for filing by the New York Department of State as provided in Section 904 of the NYBCL. The Merger shall become effective on the date on which the Certificate of Merger has been filed by the New York Department of State. The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

                                   ARTICLE II

                              CONVERSION OF SHARES

     2.1. Company Common Shares. (a) Each Common Share issued and outstanding immediately prior to the Effective Time (except for (i) Common Shares then owned beneficially or of record by the shareholders of Mergeco, (ii) Dissenting Shares (as defined in Section 2.2 hereof) and (iii) Common Shares held in the Company's treasury) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $40.50 in cash (such cash amount being referred to hereinafter as the "Merger Consideration"), payable to the holder thereof, without interest thereon, upon surrender of the certificate representing such Common Share.

     (b) Each Common Share issued and outstanding immediately prior to the Effective Time which is then owned beneficially or of record by the shareholders of Mergeco shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist, without any conversion thereof.

     (c) Each Common Share issued and held in the Company's treasury immediately prior to the Effective Time shall, by virtue of the Merger, be canceled and retired and cease to exist, without any conversion thereof.

     (d) At the Effective Time the holders of certificates representing Common Shares shall cease to have any rights as shareholders of the Company, except such rights, if any, as they may have pursuant to the NYBCL, and, except as aforesaid, their sole right shall be the right to receive cash as aforesaid.

     2.2. Dissenting Shares. (a) Notwithstanding anything in this Agreement to the contrary, any Common Shares which are outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted such shares in favor of the approval of the Merger and adoption of this Agreement and who shall have properly elected to dissent in the manner provided in Sections 623 and 910 of the NYBCL ("Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but the holders thereof shall be entitled to payment of the fair value of such shares in accordance with the provisions of Sections 623 and 910 of the NYBCL; provided, however, that in the case of (i) any holder of Dissenting Shares who shall subsequently deliver a written withdrawal of his election to dissent (in accordance with Section 623(e) of the NYBCL), or (ii) any holder who fails to establish his entitlement to dissenters' rights as provided in Sections 623 and 910 of the NYBCL, or (iii) any holder who shall, for any other reason, become ineligible to dissent, each Common Share held by any such holder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon.

     (b) The Company shall give Parent (i) prompt written notice of any written election to dissent, withdrawals of any election to dissent and any other documents served pursuant to Sections 623 and 910 of the NYBCL received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to any election to dissent under Sections 623 and 910 of the NYBCL. Except with the prior written consent of Parent, the Company will not voluntarily make any payment with respect to any election to dissent and will not settle or offer to settle any such election.

     2.3. Purchaser Common Shares. Each common share, par value $.001 per share (the "Mergeco Common Shares") and each preferred share, par value $.001 per share (the "Mergeco Preferred Shares"; and together with the Mergeco Common Shares; the "Mergeco Shares"), of Mergeco issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one fully paid and non-assessable common share, par value $1.00 per share ("Surviving Corporation Common Shares"), of the Surviving Corporation. From and after the Effective Time, each outstanding certificate theretofore representing Mergeco Shares shall be deemed for all purposes to evidence ownership of and to represent the same number of Surviving Corporation Common Shares.

     2.4. Exchange of Shares. (a) Prior to the Effective Time, Parent shall, or Parent shall cause Mergeco to, deposit in trust with a bank or trust company with offices in New York designated by Parent and reasonably satisfactory to the Company (the "Paying Agent"), cash in an aggregate amount equal to the product of (x) the number of Common Shares issued and outstanding immediately prior to the Effective Time (other than (i) Common Shares owned beneficially or of record by the shareholders of Mergeco, (ii) Dissenting Shares and (iii) Common Shares held in the Company's treasury) and (y) the Merger Consideration (such amount being hereinafter referred to as the "Exchange Fund"). The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in Section 2.1(a) of this Agreement out of the Exchange Fund. The Paying Agent shall invest the Exchange Fund as Parent directs, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest, commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $10 billion. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation. Mergeco shall replace any monies lost through any investment made pursuant to this Section 2.4(a) prior to the Effective Time, and the Surviving Corporation shall replace any monies lost through any investment made pursuant to this Section 2.4(a) after the Effective Time. The Exchange Fund shall not be used for any other purpose except as provided in this Agreement.

     (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each record holder (other than the shareholders of Mergeco) as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented Common Shares (the "Certificates") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of the number of shares represented by such Certificate and the Merger Consideration, less any applicable withholding tax, and such Certificate shall forthwith be canceled. No interest shall be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other tax required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Paying Agent and the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.4, each Certificate (other than Certificates representing Common Shares owned beneficially or of record by the shareholders of Mergeco, Certificates representing Dissenting Shares in respect of which appraisal rights are perfected and Certificates representing Common Shares held in the Company's treasury) shall represent for all purposes the right to receive the Merger Consideration in cash multiplied by the number of Common Shares evidenced by such Certificate, without any interest thereon.

     (c) After the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in this Article II.

     (d) Any portion of the Exchange Fund which remains unclaimed by the shareholders of the Company for 180 days after the Effective Time (including any interest, dividends, earnings or distributions received with respect thereto) shall be repaid to the Surviving Corporation, upon demand. Any shareholders of the Company who have not theretofore complied with Section 2.4(b) shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration per Common Share, without any interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under New York law. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of Certificates formerly representing Common Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.5. Employee Stock Plans. The Company shall take all actions necessary to amend the Company's Local 134 Employees' Share Purchase Plan, 401(k) Savings and Investment Plan and a separate, non-contributory 401(k) plan for certain unionized employees of the Company on or prior to the Closing to delete as an investment option thereunder purchases of Common Shares.

     2.6. Withholding Rights. Parent, Mergeco, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the amounts payable (including the Merger Consideration) pursuant to this Agreement to any holder of Common Shares such amounts as Parent, Mergeco, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under applicable tax law. To the extent that amounts are so deducted and withheld by Parent, Mergeco, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the relevant holder of Common Shares.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Mergeco as follows:

          3.1. Organization. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a material adverse effect on the business, condition (financial or otherwise), properties or assets of the Company and its subsidiaries taken as a whole (a "Material Adverse Effect").

          3.2. Capitalization. The authorized capital stock of the Company consists of (i) 50,000,000 Common Shares, of which, on August 10, 1995, there were 23,559,244 shares issued and outstanding and (ii) 1,000,000 shares of preferred stock, par value $1.00 per share, of which, on August 10, 1995, there were no shares issued and outstanding. All of the Common Shares are entitled to vote on matters submitted to the shareholders of the Company. Except as set forth above, there are no shares of capital stock of the Company authorized, issued or outstanding. All issued and outstanding Common Shares are duly authorized, validly issued, fully paid and nonassessable. Each of the Company's subsidiaries is listed in the Company's Annual Report on Form 10-K for the fiscal year ending January 1, 1995 (the "1994 Form 10-K"), and except as and to the extent set forth in the 1994 Form 10-K, the Company owns directly or indirectly all of the issued and outstanding capital stock of each of its subsidiaries, free and clear of all liens, pledges, security interests, claims or other encumbrances. There are not now, and at the Effective Time there will not be, any existing stock option or similar plans or options, warrants, calls, subscriptions, preemptive rights or other rights or other agreements or commitments whatsoever obligating the Company or any of its subsidiaries to issue, transfer, deliver or sell or cause to be issued, transferred, delivered or sold any additional shares of capital stock of the Company or any of its subsidiaries, or obligating the Company or any of its subsidiaries to grant, extend or enter into any such agreement or commitment.

          3.3. Authorization of this Agreement; Recommendation of
     Merger. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to approval by the shareholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Company's Board of Directors and, except for the adoption of this Agreement by the shareholders of the Company, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and subject only to adoption hereof by its shareholders (and assuming the due authorization, execution and delivery hereof by Parent, Mergeco and the Voting Trustee), this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

          (b) The Board of Directors of the Company (at a meeting duly called and held at which a quorum was present) has determined that the Merger is fair to and in the best interests of the shareholders of the Company and has resolved to recommend approval of the Merger and adoption of this Agreement by the shareholders of the Company; provided, however, that such recommendation may be withdrawn, modified or amended to the extent the Company's Board of Directors deems it appropriate to do so in the exercise of its fiduciary duties under applicable law, based upon the advice of independent legal counsel (which may include the Company's regularly engaged legal counsel).

          (c) The Special Committee has determined that the Merger is fair to, and in the best interests of, the Public Shareholders, and has recommended the approval and adoption of this Agreement to the Board of Directors of the Company and to the Public Shareholders; provided, however, that such recommendation may be withdrawn, modified or amended to the extent that the Special Committee deems it appropriate to do so in the exercise of its fiduciary duties under applicable law, based upon the advice of legal counsel to the Special Committee.

          3.4. Governmental Filings; No Conflicts. Except for (a) filings required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (b) the filing and recordation of appropriate merger documents as required by the NYBCL and, if applicable, the laws of other states in which the Company is qualified to do business, (c) filings under securities or blue sky laws or takeover statutes of the various states, (d) the listing requirements of the New York Stock Exchange and (e) filings in connection with any applicable transfer or other taxes in any applicable jurisdiction, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement, the failure to make or obtain which would have, individually or in the aggregate, a Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any violation of any provision of the Restated Certificate of Incorporation or By-Laws of the Company, (ii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets is bound or (iii) assuming the truth of the representations and warranties of Parent and Mergeco contained herein and their compliance with all agreements contained herein and assuming the due making or obtaining of all filings, permits, authorizations, consents and approvals referred to in the preceding sentence, violate any statute, rule, regulation, order, injunction, writ or decree of any public body or authority by which the Company or any of its subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (ii) and (iii) conflicts, violations, breaches or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect or a material adverse effect on the Company's ability to consummate the transactions contemplated hereby.

          3.5. Disclosure and Financial Statements; No Undisclosed
     Liabilities. (a) As of the date of this Agreement, the Company has filed all forms, reports and documents with the Securities and Exchange Commission (the "SEC") since January 1, 1992, required to be filed by it pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") and the Exchange Act and the rules and regulations promulgated thereunder (collectively, the "Disclosure Statements"), all of which have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. As of the date of this Agreement, none of such Disclosure Statements, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          As of the date of this Agreement, the consolidated balance sheets and the related statements of consolidated income, consolidated cash flows and consolidated retained earnings (including the notes and schedules thereto) of the Company and its subsidiaries contained or incorporated by reference in the Disclosure Statements have been prepared from, and are in accordance with, the books and records of the Company and its consolidated subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and present fairly the consolidated financial position of the Company and its subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein, in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis, except as otherwise noted therein, and subject in the case of quarterly financial statements to normal year-end audit adjustments and except that the quarterly financial statements do not contain all of the footnote disclosures required by GAAP.

          (b) As of the date of this Agreement, there is no liability of the Company or any subsidiary thereof of any nature, whether absolute, accrued, contingent or otherwise, which, individually or in the aggregate, is material to the Company and its subsidiaries, taken as a whole, other than as disclosed in the Disclosure Statements or incurred in the ordinary course of business since the end of the first quarter of the Company's 1995 fiscal year.

          3.6. Vote Required. The affirmative vote of the holders of two-thirds of the outstanding Common Shares is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the Merger under the NYBCL.

          3.7. Opinion of Financial Advisor. The Special Committee has received the opinion of Goldman, Sachs & Co. ("Goldman Sachs") dated August 15, 1995 that, as of the date of such opinion, the $40.50 per Common Share in cash to be received by the Public Shareholders pursuant to this Agreement is fair to the Public Shareholders.

          3.8. Finders and Investment Bankers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of the Company in such manner as to give rise to any valid claim against Parent, Mergeco, the Company or the Surviving Corporation for any broker's or finder's fee or similar compensation, except for Goldman Sachs, whose fees shall be paid by the Company.

                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGECO

     Parent and Mergeco each jointly and severally represent and warrant to the Company as follows:

          4.1. Organization. Each of Parent and Mergeco is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a material adverse effect on the business or financial condition of Parent and its subsidiaries taken as a whole. More than two-thirds of the outstanding Mergeco Shares are owned beneficially and of record by Parent.

          4.2. Capitalization. The authorized capital stock of Mergeco on August 10, 1995 consisted of (i) 23,559,294 Mergeco Common Shares, of which there were 18,154,848 shares issued and outstanding, and (ii) 5,254,396 Mergeco Preferred Shares, of which there were no shares issued and outstanding. All of the Mergeco Common Shares are entitled to vote on matters submitted to the shareholders of Mergeco. Except as set forth above, there are no shares of capital stock of Mergeco authorized, issued or outstanding. All issued and outstanding Mergeco Common Shares are duly authorized, validly issued, fully paid and nonassessable. Except as provided in Section 5.2(c), there are not now, and, at the Effective Time there will not be, any existing stock option or similar plans or options, warrants, calls, subscriptions, preemptive rights or other rights or other agreements or commitments whatsoever obligating Mergeco or any of its subsidiaries to issue, transfer, deliver or sell or cause to be issued, transferred, delivered or sold any additional shares of capital stock of Mergeco, or obligating Mergeco to grant, extend or enter into any such agreement or commitment.

          4.3. Authorization of this Agreement. (a) Each of Parent and Mergeco has all requisite corporate power and authority to execute and deliver this Agreement and, subject to approval by the shareholders of Mergeco, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors (or equivalent governing bodies) of Parent and Mergeco, and, except for the adoption of this Agreement by the shareholders of Mergeco, no other corporate proceedings on the part of Parent or Mergeco are necessary to authorize this Agreement or, except as provided in Section 5.2(c), consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Mergeco and, in the case of Mergeco subject only to adoption hereof by its shareholders (assuming the due authorization, execution and delivery hereof by the Company) constitutes a valid and binding agreement of each of Parent and Mergeco.

          (b) The Voting Trustee has all requisite power and authority pursuant to the Voting Trust Agreement to execute and deliver this Agreement and to consummate the transactions on its part to be consummated that are contemplated hereby. The execution and delivery of this Agreement has been duly and validly authorized by the Voting Trustee pursuant to the Voting Trust Agreement, and no further action on the part of the Voting Trustee is necessary to authorize this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Voting Trustee and (assuming the due authorization, execution and delivery hereof by the other parties hereto) constitutes a valid and binding agreement of the Voting Trustee.

          4.4. Governmental Filings; No Violations. Except for (a) filings required by the applicable requirements of the Exchange Act, (b) the filing and recordation of appropriate merger documents as required by the NYBCL,
     (c) filings under the securities or blue sky laws or takeover statutes of the various states and (d) filings in connection with any applicable transfer or other taxes in any applicable jurisdiction, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Parent, Mergeco or the Voting Trustee of the transactions contemplated by this Agreement, the failure to make or obtain which is reasonably likely to impair the ability of Parent, Mergeco or the Voting Trustee to perform their respective obligations hereunder or to consummate the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by Parent, Mergeco or the Voting Trustee with any of the provisions hereof will (i) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws (or equivalent governing instruments) of Parent or Mergeco, or the Voting Trust Agreement, (ii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which any of Parent, Mergeco or the Voting Trustee is a party, or by which it or any of its properties or assets is bound, or (iii) assuming the truth of the representations and warranties of the Company hereunder and its compliance with all agreements contained herein and assuming the due making or obtaining of all filings, permits, authorizations, consents and approvals referred to in the preceding sentence, violate any statute, rule, regulation, order, injunction, writ or decree of any public body or authority by which Parent, Mergeco or the Voting Trustee or any of their respective properties or assets is bound, excluding from the foregoing clauses (ii) and (iii) conflicts, violations, breaches or defaults which, either individually or in the aggregate, are not reasonably likely to impair materially the ability of Parent, Mergeco or the Voting Trustee to perform their respective obligations hereunder or to consummate the transactions contemplated hereby.

          4.5. Financial Ability to Perform. Parent and Mergeco presently have, and at the Effective Time will have, cash funds available sufficient to consummate the transactions contemplated by this Agreement and to perform their respective obligations under this Agreement.

          4.6. Formation of Mergeco; No Prior Activities. Mergeco was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and, except for this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, Mergeco has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

          4.7. Finders and Investment Bankers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of Parent or Mergeco in such manner as to give rise to any valid claim against Parent, Mergeco, the Company or the Surviving Corporation for any broker's or finder's fee or similar compensation, except for Donaldson, Lufkin & Jenrette Securities Corporation, whose fees shall be paid by Parent.

                                   ARTICLE V

                                   COVENANTS

     5.1. Conduct of the Business of the Company. During the period from the date of this Agreement to the Effective Time, neither the Company nor any of its subsidiaries will declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or agree to do any of the foregoing; provided, that (a) if the Merger has not been consummated by December 31, 1995, the Board of Directors of the Company may after such date declare dividends in respect of its capital stock and (b) any of the Company's direct or indirect wholly-owned subsidiaries may declare, set aside or pay any dividend or other distribution with respect to their capital stock.

     5.2. Activities of Mergeco; Shareholder Approval; Issuance of Mergeco Preferred Shares. (a) From the date of this Agreement to the Effective Time, Mergeco will not conduct any business or engage in any activities of any nature other than activities in connection with this Agreement or the transactions contemplated hereby.

     (b) As soon as practicable after the date hereof, Parent shall cause this Agreement to be approved by the requisite vote of the shareholders of Mergeco.

     (c) Prior to the Effective Time, Mergeco shall issue a number of voting Mergeco Shares equal to the number of Public Shares.

     5.3. Obligations of Mergeco. Parent shall take all actions necessary to cause Mergeco to perform its obligations under this Agreement and to consummate the Merger in accordance with the terms and conditions set forth in this Agreement.

     5.4. Access to Information. Between the date of this Agreement and the Effective Time, during normal business hours, upon reasonable notice and in such a manner as will not unreasonably interfere with the conduct of the business of the Company, the Company will (i) give Parent and its authorized representatives reasonable access to all stores, offices, warehouses and other facilities and to all books and records of the Company and its subsidiaries, (ii) permit Parent and its authorized representatives to make such inspections as it may reasonably require and (iii) cause its officers and those of its subsidiaries to furnish Parent with a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal and state securities laws and such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Parent may from time to time reasonably request.

     5.5. Shareholders' Meeting. As soon as practicable, the Company, acting through its Board of Directors, shall in accordance with applicable law, and subject to the fiduciary duties under applicable law of the Board of Directors (as determined by the Board of Directors in good faith after consultation with independent legal counsel, which may include the Company's regularly engaged legal counsel), take all steps necessary duly to call, give notice of, convene and hold a special meeting of its shareholders (the "Shareholders' Meeting") for the purpose of adopting and approving this Agreement and the transactions contemplated hereby. The notice of such meeting shall contain the information required to be included therein pursuant to the NYBCL. At such meeting, the Voting Trustee will vote, or cause to be voted, all Common Shares then beneficially owned by him on the record date for such meeting, in favor of the approval of the Merger and adoption of this Agreement and the transactions contemplated hereby.

     5.6. Proxy Statement and Schedule 13E-3. (a) The Company will as soon as practicable prepare and file with the SEC a proxy statement and a form of proxy, in connection with the vote of the Company's stockholders with respect to the Merger (such proxy statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders, being the "Proxy Statement"). The Company, Parent and Mergeco shall together prepare and file a Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") under the Exchange Act. Each of Parent, Mergeco and the Company shall furnish all information concerning it, its affiliates and the holders of its capital stock required to be included in the Proxy Statement and the Schedule 13E-3 and, after consultation with each other, shall respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and the Schedule 13E-3. The Company shall cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time. The Proxy Statement shall include the respective recommendations of the Company's Board of Directors to the shareholders of the Company and of the Special Committee to the Public Shareholders, subject to the fiduciary duties under applicable law of the directors of the Company or of the Company's directors constituting the Special Committee (as determined by such directors in good faith after consultation with independent legal counsel, which may include the Company's regularly engaged legal counsel), in favor of the adoption and approval of this Agreement and the transactions contemplated hereby. Subject to the fiduciary duties under applicable law of the Company's directors (as advised by independent legal counsel, which may include the Company's regularly engaged legal counsel), the Company shall use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, if the Board of Directors of the Company or the Special Committee determines, in good faith after consultation with independent legal counsel (which may include the Company's regularly engaged legal counsel) in the exercise of its fiduciary duties under applicable law, to withdraw, modify or amend its recommendation in favor of the Merger, such withdrawal, modification or amendment shall not constitute a breach of this Agreement.

     (b) The information supplied by the Company for inclusion in the Proxy Statement or the Schedule 13E-3 shall not, at the time the Proxy Statement is mailed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, at the time of the Shareholders' Meeting, as then amended or supplemented, or at the Effective Time, omit to state any material fact necessary to correct any statement originally supplied by the Company for inclusion in the Proxy Statement or the Schedule 13E-3 which has become false or misleading. If at any time prior to the Effective

Time any event relating to the Company or any of its affiliates, or its, or its affiliates', respective officers, directors or stockholders, should be discovered which should be set forth in an amendment of, or a supplement to, such Proxy Statement or Schedule 13E-3, the Company shall promptly so inform Parent and Mergeco and will furnish all necessary information to Parent and Mergeco relating to such event. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement shall comply in all material respects, both as to form and otherwise, with the Exchange Act and the rules and regulations thereunder.

     (c) The information supplied or to be supplied by Parent or Mergeco for inclusion in the Proxy Statement or the Schedule 13E-3 shall not, at the time the Proxy Statement is mailed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, at the time of the Shareholders' Meeting, as then amended or supplemented, or at the Effective Time, omit to state any material fact necessary to correct any statement originally supplied by Parent or Mergeco for inclusion in the Proxy Statement or the Schedule 13E-3 which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent or Mergeco or any of their respective affiliates, or their, or their affiliates', respective officers, directors or stockholders should be discovered which should be set forth in an amendment of, or a supplement to, such Proxy Statement or Schedule 13E-3, Parent or Mergeco, as the case may be, shall promptly so inform the Company and will furnish all necessary information to the Company relating to such event. All documents that Parent and Mergeco are responsible for filing with the SEC in connection with the transactions contemplated by this Agreement shall comply in all material respects, both as to form and otherwise, with the Exchange Act and the rules and regulations thereunder.

     5.7. Best Efforts. Subject to the terms and conditions herein provided and the fiduciary duties under applicable law of the directors of the Company or of the Company's directors constituting the Special Committee (as determined by such directors in good faith after consultation with independent legal counsel, which may include the Company's regularly engaged legal counsel), each of the parties hereto agrees to use its best efforts consistent with applicable legal requirements to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper and advisable under applicable laws and regulations to ensure that the conditions set forth in Article VI hereof are satisfied and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

     5.8. Consents. Parent, Mergeco and the Company each shall use their best efforts to obtain all material consents of third parties and governmental authorities, and to make all governmental filings, necessary to the consummation of the transactions contemplated by this Agreement.

     5.9. Public Announcements. Parent, Mergeco and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger, this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any securities exchange.

     5.10. Indemnification. (a) For a period of six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiaries (collectively, the "Indemnified Parties") from and against, and pay or reimburse the Indemnified Parties for, all losses, obligations, expenses, claims, damages or liabilities (whether or not resulting from third-party claims and including interest, penalties, out-of-pocket expenses and attorneys' fees incurred in the investigation or defense of any of the same or in asserting any of their rights hereunder) resulting from or arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent permitted or required under applicable law and, in the case of indemnification by the Surviving Corporation, to the fullest extent permitted under the By-Laws of the Company in effect on the date of this Agreement (which provisions shall not be amended in any manner which adversely affects any Indemnified Party for a period of six years), including provisions relating to advances of expenses incurred in the defense of any action or suit; provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of each such claim shall continue until final disposition of such claim. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, Parent shall cause the Surviving Corporation to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel selected by the Indemnified Party.

     (b) For not less than four years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain in effect directors' and officers' liability insurance covering the Indemnified Parties who are currently covered by the Company's existing directors' and officers' liability insurance, on terms and conditions no less favorable to such directors and officers than those in effect on the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     (c) Any Indemnified Party wishing to claim indemnification under Section 5.10(a) shall provide notice to Parent promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit Parent (at Parent's expense) to assume the defense of any claim or any litigation resulting therefrom; provided that (i) counsel for Parent who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party's expense, and
(ii) the omission by any Indemnified Party to give notice as provided herein shall not relieve Parent of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to Parent and Parent is materially damaged as a result of such failure to give notice. Parent shall not, in the defense of any such claim or litigation, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that Parent does not accept the defense of any matter as above provided, or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided that Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld). In any event, Parent and the Indemnified Parties shall cooperate in the defense of any action or claim subject to this Section 5.10 and the records of each shall be available to the other with respect to such defense.

     (d) This Section 5.10 is intended for the benefit of and to grant third party rights to the Indemnified Parties whether or not parties to this Agreement and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

     (e) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) reorganizes or consolidates with or merges into any other person and is not the resulting, continuing or surviving corporation or entity of such reorganization, consolidation or merger, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or persons, then, and in such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation assumes all of the obligations of Parent or the Surviving Corporation, as the case may be, set forth in this Section 5.10.

     5.11. Transfer Taxes. The Surviving Corporation shall pay any transfer taxes (including any interest and penalties thereon and additions thereto) payable in connection with the Merger and shall be responsible for the preparation and filing of any required tax returns, declarations, reports, schedules, terms and information returns with respect to such transfer taxes.

                                   ARTICLE VI

                               CLOSING CONDITIONS

     6.1. Conditions to the Obligations of Each Party. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

          (a) the proposal to approve this Agreement at the Shareholder's Meeting shall have received the affirmative vote of the holders of at least a majority of the Public Shares actually voted, in person or by proxy, on such proposal (excluding abstentions);

          (b) there shall not have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or France or (ii) a commencement of a war, armed hostilities or other international or national calamity directly involving the United States or France which has a material adverse effect on the general economic conditions in the United States or France (other than the commencement of war or armed hostilities in the Republic of Bosnia-Herzegovina);

          (c) no statute, rule, regulation, temporary, preliminary or permanent order or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to the Merger or performance under this Agreement, by any state, federal or foreign government or governmental authority or court or governmental agency of competent jurisdiction and remain in effect that
     (i) prohibits the consummation of the Merger or (ii) imposes material limitations on the ability of the shareholders of Mergeco effectively to exercise full rights of ownership with respect to the Common Shares; provided, however, that the provisions of this Section 6.1(c) shall not be a condition to the obligations of any party that has directly or indirectly solicited or encouraged any such governmental or judicial action; and

          (d) this Agreement shall have been approved and adopted by the affirmative vote of the holders of the requisite number of Common Shares in accordance with the Restated Certificate of Incorporation and By-Laws of the Company and the NYBCL.

     6.2. Conditions to the Obligations of Parent, Mergeco and the Voting Trustee. The obligations of Parent, Mergeco and the Voting Trustee pursuant to this Agreement to consummate the Merger are also subject to the satisfaction or waiver, at or prior to the Effective Time, of the following additional conditions:

          (a) the representations and warranties of the Company contained herein shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date of this Agreement and as of the Closing with the same effect as though all such representations and warranties had been made as of the Closing, except (x) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, or (y) as expressly contemplated by this Agreement, and Parent shall have received from the Company's President and Chief Operating Officer an officer's certificate to this effect; and

          (b) each and all of the covenants and agreements of the Company to be performed and complied with pursuant to this Agreement prior to the Closing shall have been duly performed and complied with in all material respects, and Parent shall have received from the Company's President and Chief Operating Officer an officer's certificate to this effect.

     6.3. Conditions to the Obligations of the Company. The obligation of the Company pursuant to this Agreement to consummate the Merger is also subject to the satisfaction or waiver, at or prior to the Effective Time, of the following additional conditions:

          (a) the representations and warranties of Parent and Mergeco contained herein shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date of this Agreement and as of the Closing with the same effect as though all such representations and warranties had been made as of the Closing, except (x) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, and (y) as expressly contemplated by this Agreement, and the Company shall have received from Parent and Mergeco officers' certificates to this effect; and

          (b) each and all of the covenants and agreements of Parent and Mergeco to be performed and complied with pursuant to this Agreement prior to the Closing shall have been duly performed and complied with in all material respects, and the Company shall have received from the Parent and Mergeco officers' certificates to this effect.

                                  ARTICLE VII

                                    CLOSING

     7.1. Time and Place. The closing of the Merger (the "Closing") shall take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York, as soon as practicable following satisfaction or waiver of the conditions set forth in Article VI. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

     7.2. Filings at the Closing. At the Closing, Parent, Mergeco and the Company shall cause the Certificate of Merger, together with any other documents required by law to effectuate the Merger, to be executed, verified and delivered for filing by the New York Department of State as provided by Section 904 of the NYBCL, and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                  ARTICLE VIII

                          TERMINATION AND ABANDONMENT

     8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the
Company:

          (a) by mutual consent of the respective Boards of Directors (or equivalent governing bodies) of Parent and Mergeco and the Board of Directors of the Company; provided, however, that any termination of this Agreement pursuant to this Section 8.1(a) shall require the approval of the Special Committee;

          (b) by action of either the respective Boards of Directors (or equivalent governing bodies) of Parent and Mergeco or the Board of Directors of the Company if, without the fault of the terminating party, the Merger has not been consummated on or prior to January 31, 1996;

          (c) by action of the respective Boards of Directors (or equivalent governing bodies) of Parent and Mergeco, if the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Mergeco its approval or recommendation of the Merger, this Agreement or the transactions contemplated hereby; or

          (d) by action of either of the respective Boards of Directors (or equivalent governing bodies) of Parent and Mergeco or the Board of Directors of the Company, if any court of competent jurisdiction in the United States or other governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, permanently enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and non-appealable.

     8.2. Procedure and Effect of Termination. In the event of termination and abandonment of the Merger by either Parent and Mergeco or the Company pursuant to Section 8.1, written notice thereof shall forthwith be given to the others, and this Agreement shall terminate and the Merger shall be abandoned, without further action by any of the parties hereto. Mergeco agrees that any termination by Parent shall be conclusively binding upon it, whether given expressly on its behalf or not, and the Company shall have no further obligation with respect to it. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement, provided that any termination shall be without prejudice to the rights of any party hereto arising out of a breach by any other party of any covenant or agreement contained in this Agreement, and provided, further, that the obligations set forth in this Section 8.2 and Sections 3.8, 4.7, 9.6 and 9.8 shall in any event survive any termination.

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.1. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Parent, Mergeco, the Voting Trustee and the Company at any time prior to the Effective Time with respect to any of the terms contained herein, provided, that (a) after this Agreement is adopted by the Company's shareholders pursuant to Section 5.5, no such amendment or modification shall be made that reduces the amount or changes the form of the Merger Consideration or otherwise materially and adversely affects the rights of the Public Shareholders hereunder, without the further approval of the holders of at least a majority of the Public Shares actually voted, in person or by proxy, on such proposal (excluding abstentions) and (b) the approval of the Special Committee shall be required for any amendment or modification of this Agreement, any extension by the Company of the time for the performance of any obligations or other acts of Parent or Mergeco and any waiver of any of the Company's rights under this Agreement.

     9.2. Waiver of Compliance; Consents. Any failure of Parent, Mergeco or the Voting Trustee, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company or Parent, respectively, only by a written instrument signed by the party granting such waiver (and if required pursuant to Section 9.1(b), by the Special Committee), but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.2. Mergeco hereby agrees that any consent or waiver of compliance given by Parent hereunder shall be conclusively binding upon it, whether given expressly on its behalf or not.

     9.3. Survival of Warranties. Each and every representation and warranty made in this Agreement shall expire with, and be terminated and extinguished by, the Merger, or the termination of this Agreement pursuant to Section 8.1. This
Section 9.3 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing.

     9.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered personally or by overnight courier, (b) mailed by registered or certified mail, return receipt requested, postage prepaid, or (c) transmitted by telecopy, and in each case, addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

          (a) if to the Parent, Mergeco or the Voting Trustee, to Societe BIC S.A.
           9, Rue Petit
           92110 Clichy
           France
           Telecopy: 011-331-45-19-52-04

           Attention: Bruno Bich
                    President Directeur General

             with a copy to

               Debevoise & Plimpton
               875 Third Avenue
               New York, New York 10022
               Telecopy: 212-909-6836
               Attention: Andrew L. Sommer, Esq.

          (b) if to the Company, to
           BIC Corporation
           500 BIC Drive
           Milford, Connecticut 06460
           Telecopy: 203-783-2108

           Attention: Thomas M. Kelleher, Esq.
                    General Counsel and Secretary

             with a copy to

               Special Committee of the Board of Directors of BIC Corporation c/o Robert E. Allen
               Redding Consultants, Inc.
               11 Grumman Hill
               Wilton, Connecticut 06897
               Telecopy: 203-762-1185

             and to

               Shearman & Sterling
               Counsel to the Special Committee of the Board of Directors of BIC Corporation
               599 Lexington Avenue
               New York, New York 10022
               Telecopy: 212-848-7179
               Attention: Peter Lyons, Esq.

Any notice so addressed shall be deemed to be given (x) three business days after being mailed by first-class, registered or certified mail, return receipt requested, postage prepaid and (y) upon delivery, if transmitted by hand delivery, overnight courier or telecopy.

     9.5. Assignment; Parties in Interest. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Except for Section 5.10, which is intended for the benefit of the Indemnified Parties, this Agreement is not intended to confer upon any other person except the parties any rights or remedies under or by reason of this Agreement.

     9.6. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Offer, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that the allocable share of each of Parent and the Company for all expenses related to printing, filing and mailing the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement and the Schedule 13E-3 shall be one-half.

     9.7. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.8. Governing Law. This Agreement shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

     9.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.10. Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; (ii) the terms "affiliate" and "associate" shall have the meanings set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act; and (iii) the term "subsidiary" of any specified corporation shall mean any corporation of which the outstanding securities having ordinary voting power to elect a majority of the board of directors are directly or indirectly owned by such specified corporation.

     9.11. Entire Agreement. This Agreement, including the schedules hereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

     IN WITNESS WHEREOF, Parent, Mergeco, the Voting Trustee and the Company have caused this Agreement to be signed, by their respective duly authorized officers or directly, as of the date first above written.

                                          SOCIETE BIC S.A.

                                          By         /s/  Bruno Bich

                                            ------------------------------------
                                                      Name: Bruno Bich
                                             Title: President Directeur General

                                          BIC MERGER CORPORATION

                                          By         /s/  Bruno Bich

                                            ------------------------------------
                                                      Name: Bruno Bich
                                                      Title: President

                                          BIC CORPORATION

                                          By       /s/  Raymond Winter

                                            ------------------------------------
                                                    Name: Raymond Winter
                                            Title: President and Chief Operating
                                                              Officer

Solely for purposes of Section 5.5:

VOTING TRUSTEE

By         /s/  Bruno Bich

   -----------------------------------
            Name: Bruno Bich

                                                                           DRAFT
                                                                         ANNEX B

                     [FORM OF GOLDMAN, SACHS & CO. OPINION]

PERSONAL AND CONFIDENTIAL

Special Committee of the Board of Directors
BIC Corporation
500 BIC Drive
Milford, CT 06460

Gentlemen:

     You have requested our opinion as to the fairness to the holders, other than Societe BIC SA ("Societe) and the other stockholders of BIC Merger Corporation ("Mergeco"), of the outstanding shares of Common Stock, par value $1.00 per share (the "Common Shares"), of BIC Corporation (the "Company") of the $40.50 per Common Share in cash to be received by such holders (the "Public Shareholders") pursuant to the Agreement and Plan of Merger dated as of August 15, 1995, among Societe, Mergeco, Bruno Bich, as Voting Trustee, and the Company (the "Agreement").

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as the financial advisor to the Special Committee of the Board of Directors of the Company in connection with, and having participated in certain of the negotiations leading to, the Agreement.

     In connection with this opinion, we have reviewed, among other things, the Agreement; the Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1994; certain interim reports to stockholders and Quarterly Reports on Form 10-Q; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company and of Societe regarding the Company's past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Common Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations, and performed such other studies and analyses as we considered appropriate.

     We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. In that regard, with respect to certain financial forecasts for the Company provided to us by senior management of the Company for purposes of our analysis in connection with this opinion, which you have instructed us to use for the purposes of our analysis, we have assumed that such forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company's senior management as to the future financial performance of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have relied, with your permission, on statements made by management of Societe indicating that Societe would not consent to a transaction involving a sale or recapitalization of the Company and we were not requested or authorized to solicit, and did not solicit, interest from any party with respect to an acquisition of the outstanding Common Shares, the Company or its constituent businesses. Finally, we have been informed by Societe, and have relied with your permission on such information, that Societe does not intend to pursue a sale or recapitalization of the Company or its subsidiaries after consummating the merger pursuant to the Agreement.

     Based upon and subject to the foregoing and based on such other matters as we consider relevant, it is our opinion that as of the date hereof the $40.50 per Common Share in cash to be received by the Public Shareholders pursuant to the Agreement is fair to the Public Shareholders.

                                          Very truly yours,

                                                                         ANNEX C

SEC. 623. PROCEDURE TO ENFORCE SHAREHOLDER'S RIGHT TO RECEIVE PAYMENT FOR SHARES

     (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to the rein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

     (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

     (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

     (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

     (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any) other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

     (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

     (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

     (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

          (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

          (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

          (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

          (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

          (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

          (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

          (7) Each party to such proceeding shall bear its own costs and expenses, including, the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

          (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

     (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

     (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

          (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

          (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

          (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

     (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

     (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

     (m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).

                              [PRELIMINARY COPY]


PROXY

               BIC CORPORATION 401(k) SAVINGS AND INVESTMENT PLAN

                INSTRUCTIONS FOR SPECIAL MEETING OF SHAREHOLDERS

              THIS PROXY IS SOLICITED ON BEHALF OF THE MANAGEMENT


To: Fleet Bank, as Trustee under the BIC Corporation 401(k) Savings and Investment Plan.

In connection with the Special Meeting of Shareholders of BIC Corporation (the
"Company") to be held on           , October   , 1995, the undersigned hereby
instructs you with respect to voting, in person or by proxy, at such meeting, and all adjournments thereof, all Common Shares of the Company in the undersigned's account in the Plan with respect to which the undersigned is entitled to give you voting instructions.

You are instructed to vote upon matters coming before the meeting, and unless contrary direction is indicated, to vote the shares in connection with Proposal 1 as indicated on the reverse side.


                           (Continued from other side)

                                                              I plan to attend
                                                                 the meeting
                                                                     / /


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL.

1. To approve and adopt the Agreement and Plan of Merger, dated as of August 15, 1995, by and among BIC Corporation (the "Company"), Societe BIC S.A. ("Parent"), a societe anonyme organized under the laws of France, Bruno Bich, as voting trustee and BIC Merger Corporation ("Mergeco"), a New York corporation and a majority owned subsidiary of Parent, and the merger of Mergeco with and into the Company as contemplated thereby.

                             FOR   AGAINST   ABSTAIN
                             / /     / /       / /

THIS PROXY WILL BE VOTED FOR THE ABOVE PROPOSAL UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED. PLEASE NOTE THAT ALL ABSTAIN VOTES WILL BE COUNTED IN DETERMINING THE EXISTENCE OF A QUORUM AT THE SPECIAL MEETING, BUT WILL NOT BE VOTED FOR THE PROPOSAL.

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE MANAGEMENT

                             Dated:                                      , 1995
                                    -------------------------------------

                             --------------------------------------------------
                                        (Signature of Shareholder)

                             Please sign as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Joint tenants should both sign.



                  "PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
                  PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"

                              [PRELIMINARY COPY]


PROXY
                                 BIC CORPORATION

                         SPECIAL MEETING OF SHAREHOLDERS
                                OCTOBER ___, 1995

The undersigned hereby constitutes and appoints BRUNO BICH, ALEXANDER ALEXIADES and RAYMOND WINTER, and each of them, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the Common Shares of BIC Corporation (the "Company") which the undersigned is entitled to vote at the Special Meeting of Shareholders of the Company, to be held at the [Trumbull Marriott Merritt Parkway, 180 Hawley Lane, Trumbull, Connecticut 06611], on _________, October ___, 1995, at 10:00 a.m., local time, and all adjournments thereof, upon the matters set forth on the reverse side and upon all matters incident to the conduct of the Special Meeting. This proxy revokes all prior proxies given by the undersigned. Receipt of the Notice of Special Meeting and Proxy Statement is hereby acknowledged.


            (Continued and to be signed and dated on the other side)

                                                               I plan to attend
                                                                 the meeting
                                                                     / /


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL.

1. To approve and adopt the Agreement and Plan of Merger, dated as of August 15, 1995, by and among BIC Corporation (the "Company"), Societe BIC S.A. ("Parent"), a societe anonyme organized under the laws of France, Bruno Bich, as voting trustee and BIC Merger Corporation ("Mergeco"), a New York corporation and a majority owned subsidiary of Parent, and the merger of Mergeco with and into the Company as contemplated thereby.

                            FOR   AGAINST   ABSTAIN
                            / /     / /       / /

THIS PROXY WILL BE VOTED FOR THE ABOVE PROPOSAL UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED. PLEASE NOTE THAT ALL ABSTAIN VOTES WILL BE COUNTED IN DETERMINING THE EXISTENCE OF A QUORUM AT THE SPECIAL MEETING, BUT WILL NOT BE VOTED FOR THE PROPOSAL.

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE MANAGEMENT


                             Dated:                                      , 1995
                                    -------------------------------------

                             --------------------------------------------------
                                        (Signature of Shareholder)

                             Please sign as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Joint tenants should both sign.


                   "PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
                  PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"

                              [PRELIMINARY COPY]


PROXY

             BIC CORPORATION LOCAL 134 EMPLOYEES SHARE PURCHASE PLAN

                INSTRUCTIONS FOR SPECIAL MEETING OF SHAREHOLDERS

               THIS PROXY IS SOLICITED ON BEHALF OF THE MANAGEMENT

To: Fleet Bank, as Trustee under the BIC Corporation Local 134 Share Purchase Plan.

In connection with the Special Meeting of Shareholders of BIC Corporation (the
"Company") to be held on           , October 19  , 1995, the undersigned hereby
instructs you with respect to voting, in person or by proxy, at such meeting, and all adjournments thereof, all Common Shares of the Company in the undersigned's account in the Plan with respect to which the undersigned is entitled to give you voting instructions.

You are instructed to vote upon matters coming before the meeting, and unless contrary direction is indicated, to vote the shares in connection with Proposal 1 as indicated on the reverse side.


                           (Continued from other side)

                                                               I plan to attend
                                                                 the meeting
                                                                     / /


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL.

1. To approve and adopt the Agreement and Plan of Merger, dated as of August 15, 1995, by and among BIC Corporation (the "Company"), Societe BIC S.A. ("Parent"), a societe anonyme organized under the laws of France, Bruno Bich, as voting trustee and BIC Merger Corporation ("Mergeco"), a New York corporation and a majority owned subsidiary of Parent, and the merger of Mergeco with and into the Company as contemplated thereby.

                            FOR   AGAINST   ABSTAIN
                            / /     / /       / /

THIS PROXY WILL BE VOTED FOR THE ABOVE PROPOSAL UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED. PLEASE NOTE THAT ALL ABSTAIN VOTES WILL BE COUNTED IN DETERMINING THE EXISTENCE OF A QUORUM AT THE SPECIAL MEETING, BUT WILL NOT BE VOTED FOR THE PROPOSAL.

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE MANAGEMENT

                             Dated:                                      , 1995
                                    -------------------------------------

                             --------------------------------------------------
                                       (Signature of Shareholder)

                             Please sign as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Joint tenants should both sign.



                  "PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
                  PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"